______________________________________________________________________

SIXTH AMENDED AND RESTATED LOAN AGREEMENT

- among -

MOOG INC.

- and -

THE DESIGNATED BORROWERS PARTY HERETO
as Borrowers

and

THE LENDERS PARTY HERETO

and

HSBC BANK USA, NATIONAL ASSOCIATION
as Administrative Agent, Joint Bookrunner and Joint Lead Arranger

MANUFACTURERS AND TRADERS TRUST COMPANY
as Joint Lead Arranger, Joint Bookrunner and Lead Syndication Agent

BANK OF AMERICA, N.A.
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

JPMORGAN CHASE BANK, N.A.
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

CITIZENS BANK, N.A.
as Joint Lead Arranger and Syndication Agent

WELLS FARGO BANK, N.A.
as Joint Lead Arranger and Syndication Agent

TRUIST BANK
as Syndication Agent

TRUIST SECURITIES, INC.
as Joint Lead Arranger

and

PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agent

SUMITOMO MUTSUI BANKING CORPORATION
as Co-Documentation Agent

SANTANDER BANK, N.A.
as Co-Documentation Agent

Dated: as of October 27, 2022
________________________________________________________________________

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ARTICLE III. CONDITIONS TO THE CREDIT		70

3.1	No Default	70
3.2	Representations and Warranties	70
3.3	Proceedings	70
3.4	Closing Conditions	70
3.5	Conditions to Subsequent Borrowing and Issuance	72
3.6	Subsequent Extensions of Credit	73

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		74

4.1	Corporate Status	74
4.2	Valid and Binding Obligation	74
4.3	No Pending Litigation	74
4.4	No Consent or Filing	74
4.5	No Violations	75
4.6	Financial Statements	75
4.7	No Material Adverse Change	75
4.8	Tax Returns and Payments	75
4.9	Title to Properties, etc.	76
4.10	Lawful Operations, etc.	76
4.11	Environmental Matters	76
4.12	Compliance with ERISA	77
4.13	Investment Company Act, etc.	77
4.14	Insurance	77
4.15	Burdensome Contracts; Labor Relations	78
4.16	Liens	78
4.17	Defaults	78
4.18	Anti-Terrorism Law Compliance	78
4.19	Intellectual Property	79
4.20	Accuracy of Information, etc.	79
4.21	Other Indebtedness	79
4.22	Eligible Contract Party	79
4.23	Representations as to Foreign Borrowers	79
4.24	EEA Financial Institution	80
4.25	Beneficial Ownership Certification	80

ARTICLE V. AFFIRMATIVE COVENANTS		74

5.1	Payments	81
5.2	Reporting Requirements	81
5.3	Books, Records and Inspections	85
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5.4	Insurance	85
5.5	Payment of Taxes and Claims	86
5.6	Corporate Franchises	86
5.7	Good Repair	86
5.8	Compliance with Law	87
5.9	Compliance with Environmental Laws	87
5.10	Certain Subsidiaries to Become Guarantors	88
5.11	Additional Security; Further Assurances	88
5.12	Accounting; Reserves; Tax Returns	89
5.13	Liens and Encumbrances	89
5.14	Defaults and Material Adverse Effects	89
5.15	Further Actions	89

ARTICLE VI. FINANCIAL COVENANTS		90

6.1	Interest Coverage Ratio	90
6.2	Leverage Ratio	90

ARTICLE VII. NEGATIVE COVENANTS		90

7.1	Indebtedness	90
7.2	Encumbrances	92
7.3	Investments Including Guaranty Obligations	93
7.4	Restricted Payments	95
7.5	Limitation on Certain Restrictive Agreements	96
7.6	Material Indebtedness Agreements	96
7.7	Changes in Business	97
7.8	Consolidation, Merger, Acquisitions, Asset Sales, etc.	97
7.9	Transactions with Affiliates	99
7.10	Fiscal Years, Fiscal Quarters	99
7.11	Anti-Terrorism Laws	99
7.12	Anti-Bribery Laws	99

ARTICLE VIII. EVENTS OF DEFAULT		100

8.1	Events of Default	100
8.2	Effects of an Event of Default	102
8.3	Remedies	103
8.4	Application of Certain Payments and Proceeds	103

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ARTICLE IX. EXPENSES		104

9.1	Expenses	104
9.2	Indemnification	104

ARTICLE X. THE AGENTS AND ISSUING BANK		105

10.1	Appointments and Authorization	105
10.2	Waiver of Liability of Administrative Agent	108
10.3	Note Holders	109
10.4	Consultation with Counsel; Compliance with Law	109
10.5	Documents	109
10.6	Administrative Agent and Affiliates	109
10.7	Knowledge of Default	109
10.8	Enforcement	109
10.9	Action by Administrative Agent	110
10.10	Notices, Defaults, etc.	111
10.11	Indemnification of Administrative Agent	111
10.12	Successor Administrative Agent	112
10.13	Lenders' Independent Investigation	112
10.14	Amendments, Consents	112
10.15	Funding by Administrative Agent	114
10.16	Sharing of Payments	114
10.17	Payments to Lenders	115
10.18	Tax Withholding Clause	115
10.19	USA Patriot Act	118
10.20	Other Agents	118
10.21	Issuing Bank	118
10.22	ERISA	118
10.23	Benefit of Article X	120
10.24	Erroneous Payments	120
10.25	Interest Rate Waiver	123

ARTICLE XI. MISCELLANEOUS		124

11.1	Amendments and Waivers	124
11.2	Classified Programs	124
11.3	Delays and Omissions	124
11.4	Assignments/Participation	124
11.5	Successors and Assigns	126
11.6	Notices	126
11.7	Governing Law	127
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11.8	Counterparts	128
11.9	Titles	128
11.10	Inconsistent Provisions	128
11.11	Course of Dealing	128
11.12	Patriot Act Notification	128
11.13	Right of Set-Off	128
11.14	Judgement Currency	129
11.15	No Advisory Or Fiduciary Responsibility	129
11.16	Guarantee by Company	130
11.17	CONSENT TO JURISDICTION	131
11.18	JURY TRIAL WAIVER	131
11.19	Amendment and Restatement	131
11.20	Keepwell	132
11.21	Contractual Recognition of Bail-In	132
11.22	Acknowledgment Regarding Any Supported QFCs	133

Exhibit A	—	Replacement Revolving Note
Exhibit B	—	Replacement Alternative Currency Note
Exhibit C	—	Replacement Swingline Note
Exhibit D	—	Request Certificate
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Form of Designated Borrower Request and Assumption Agreement
Exhibit H	—	Form of Designated Borrower Notice

Schedule 1.1	—	Pension Plans
Schedule 2.1	—	Lenders' Commitments
Schedule 2.4	—	Existing Letters of Credit
Schedule 4.1	—	Subsidiaries
Schedule 4.3	—	Pending Litigation
Schedule 7.1	—	Permitted Indebtedness
Schedule 7.2	—	Permitted Encumbrances
Schedule 7.3	—	Permitted Investments and Guarantees

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WITNESSETH

SIXTH AMENDED AND RESTATED LOAN AGREEMENT dated as of October 27, 2022 (“Agreement”) among MOOG INC., a New York corporation with its principal place of business at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 (“Company”), certain Subsidiaries of the Company party hereto from time to time pursuant to Section 2.22 of this Agreement (the “Designated Borrowers”, and each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (individually, a “Lender” and collectively, the “Lenders”) and HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America, with an office at Commercial Banking Department, 452 Fifth Avenue, New York, New York 10018 as Administrative Agent, Joint Bookrunner and Joint Lead Arranger for the Lenders, Swingline Lender, and as Issuing Bank and as Joint Bookrunner and Joint Lead Arranger, and MANUFACTURERS AND TRADERS TRUST COMPANY as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, Joint Bookrunner and Syndication Agent, and BANK OF AMERICA, N.A. as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, and JPMORGAN CHASE BANK, N.A. as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, and CITIZENS BANK, N.A. as Joint Lead Arranger and Syndication Agent, and WELLS FARGO BANK, N.A. as Joint Lead Arranger and Syndication Agent, TRUIST BANK, as Joint Lead Arranger and Syndication Agent and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent, and SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agent, and SANTANDER BANK, N.A., as Co-Documentation Agent.

BACKGROUND

    A.    Company, the Administrative Agent, the Swingline Lender, the Issuing Bank and certain of the Lenders previously entered into the Fifth Amended and Restated Loan Agreement dated as of October 15, 2019, as amended through Amendment No. 2 thereto (the “2019 Agreement”) to which Company, Administrative Agent and certain of the Lenders were a party. The 2019 Agreement amended and restated the Fourth Amended and Restated Loan Agreement dated as of March 28, 2013 as amended through Amendment No. 5 thereto dated as of August 2, 2019 (as so amended, the “2013 Agreement”) to which Company, Administrative Agent and certain of the Lenders were a party. The 2013 Amendment amended and restated the Third Amended and Restated Loan Agreement dated as of March 18, 2011 (the “2011 Agreement”). The 2011 Agreement amended and restated the Second Amended and Restated Loan Agreement dated as of October 25, 2006 as amended through Amendment No. 4 thereto dated as of June 26, 2009 (as so amended, the “2006 Agreement”) to which Company, Administrative Agent and certain of the Lenders were a party. The 2006 Agreement amended and restated the Amended and Restated Loan Agreement dated as of March 3, 2003 as modified through Modification No. 11 thereto dated as of August 15, 2006 (as so modified, the “2003 Agreement”) to which the Company, the Administrative Agent, the Swingline Lender, the Issuing Bank and certain of the Lenders were a party. The 2003 Agreement amended and restated a Corporate Revolving and Term Loan Agreement dated as of November 30, 1998, as amended through Amendment No. 4 thereto dated as of December 7, 2001 (as so amended, the “1998 Agreement”) to which Company, the Administrative Agent and certain of the Lenders were a party.

    B.    The 2019 Agreement provided for a $1,100,000,000 Revolving Loan Facility, with a $400,000,000 expansion option. The 2019 Agreement, the 2013 Agreement, the 2011 Agreement, the 2006 Agreement and the 2003 Agreement were secured by liens on Company’s personal property assets, pledges of 100% of the equity interests of certain domestic subsidiaries and pledges of 65% of the equity interests of certain directly-owned foreign subsidiaries and negative pledges from each of Moog Holding GmbH & Co. KG and Moog Luxembourg Finance S.A.R.L., each of which were entities formed to hold ownership interests in certain of Company’s foreign subsidiaries.

    C.    The guarantors under the 2019 Agreement were Curlin Medical Inc., a Delaware corporation and ZEVEX, Inc., a Delaware corporation, each of which secured its guaranty with a lien on its personal property assets.

    D.    The intention and desire of the parties hereto is that the loans and other obligations of the Company under the 2019 Agreement, and the rights, liens, security interests, negative pledges and other collateral security of the Administrative Agent and the Lenders thereunder, shall hereafter be evidenced by this Agreement and the other Loan Documents referred to in this Agreement,.

NOW, THEREFORE, the parties hereby agree that the 2019 Agreement is amended and restated hereby and agree as follows:

ARTICLE I. DEFINITIONS
1.1Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:
“ABR” or “Alternate Base Rate” - for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, or (iii) Adjusted Term SOFR on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.
“ABR Loan” - any Loan for which interest is calculated based on the Alternate Base Rate plus the Applicable Margin determined from time to time.
“ABR Option” - the Rate Option in which interest is based upon the Alternate Base Rate plus the Applicable Margin for the applicable Loan.

“Adjusted Term SOFR” - for purposes of any calculation, the rate per annum equal to (i) Term SOFR for such calculation plus (ii) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this agreement.

“Administrative Agent” - HSBC Bank as Administrative Agent for the Lenders, and any successor to HSBC Bank (whether pursuant to consolidation, reorganization or merger) as such Administrative Agent for the Lenders, and any replacements or successors to HSBC Bank as provided in this Agreement.
“Affected Interest Period” - has the meaning assigned to it in Section 2.23.
“Affiliate” or “Affiliates” - individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or of an Affiliate of such Person.
“Agents” - collectively, the Administrative Agent, the Syndication Agents and the Co-Documentation Agents.
“Agreement” - as defined in the opening paragraph hereof, as the same may be amended from time to time in accordance with the terms hereof.
“Alternative Currency” - Canadian Dollars, Euro, Pounds Sterling, Japanese Yen or any other currency (other than Dollars) approved in accordance with the terms of this Agreement.
“Alternative Currency Facility” - has the meaning specified in Section 2.1(b).
“Alternative Currency Letter of Credit” - any Letter of Credit denominated in an Alternative Currency.
“Alternative Currency Loan” or “Alternative Currency Loans” - individually and collectively, each Loan by a Lender to any Borrower under Section 2.1(b) of this Agreement.
“Alternative Currency Note” or “Alternative Currency Notes” - the promissory note or promissory notes of a Borrower payable to the order of a Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Alternative Currency Loans made by such Lender.
“Alternative Currency Sublimit” - with respect to any Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 hereto under the caption “Amount of Alternative Currency Sublimit” or, if such Lender has entered into one or more Assignments and Assumptions, as set forth for such Lender in the records maintained by the Administrative Agent as such Lender’s “Alternative Currency Sublimit,” as such amount may be reduced at or prior to such time pursuant to the terms of this Agreement. The Alternative Currency Sublimits of all the Lenders equal the Dollar Equivalent of $300,000,000 in the aggregate as of the date hereof.
“Annual Permitted Distribution Amount” – in any fiscal year, an amount equal to the greater of (i) thirty percent (30%) of Consolidated Net Income for such fiscal year or (ii) $50,000,000.

“Anti-Terrorism Laws” - any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the OFAC (as any of the forgoing Laws may from time to time be amended, renewed, extended or replaced).
“Applicable Commitment Fee Rate” - (i) initially, until changed in accordance with the following provisions, the Applicable Commitment Fee Rate shall be 22.5 basis points; and (ii) commencing with the fiscal quarter of Company ended on December 30, 2022, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Commitment Fee
1	Greater than 3.5 to 1.0	30.0 bps
2	> 3.00 to 1.0 but ≤ 3.50 to 1.0	25.0 bps
3	> 2.00 to 1.0 but ≤ 3.00 to 1.0	22.5 bps
4	> 1.50 to 1.0 but ≤ 2.00 to 1.0	20.0 bps
5	≤ 1.50 to 1.0	15.0 bps
Changes in the Applicable Commitment Fee Rate shall become effective three (3) Business Days immediately following the date of delivery by Company to the Administrative Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a), (b) and (c) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Company has failed to deliver such a financial statement and Compliance Certificate when due, the Applicable Commitment Fee Rate shall be applied at Level 1 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition and the Administrative Agent will promptly provide notice of such determinations to the Company and the Lenders. Any such determination by the Administrative Agent shall be conclusive absent manifest error.

“Applicable Currency” - as to any particular payment or Loan or Letter of Credit, Dollars or the Alternative Currency in which it is denominated or is payable.
“Applicable Foreign Borrower Documents” - has the meaning specified in Section 4.23(a) of this Agreement.
“Applicable Lending Office” - with respect to each Lender, such Lender’s Domestic Lending Office in the case of ABR Loans and SOFR Loans; such Lender’s SONIA Lending Office in the case of SONIA Loans; such Lender’s EURIBOR Lending Office in the case of EURIBOR Loans; and such Lender’s TIBOR Lending Office in the case of TIBOR Loans and such Lender’s CDOR Lending Office in the case of CDOR Loan.

“Applicable Margin” - (i) initially, until changed in accordance with the following provisions, the Applicable Margin shall be 50 basis points for ABR Loans and 150 basis points for Term Rate Loans and SONIA Loans; (ii) commencing with the fiscal quarter of Borrower ended on December 31, 2022, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	ABR Option	Rate Option For Term Rate Loans and SONIA Loans
1	Greater than 3.50 to 1.0	100.0 bps	200.0 bps
2	> 3.00 to 1.0 but ≤ 3.50 to 1.0	75.0 bps	175.0 bps
3	> 2.00 to 1.0 but ≤ 3.00 to 1.0	50.0 bps	150.0 bps
4	> 1.50 to 1.0 but ≤ 2.00 to 1.0	25.0 bps	125.0 bps
5	≤ 1.50 to 1.0	0.0 bps	100.0 bps

Changes in the Applicable Margin shall become effective three (3) Business Days immediately following the date of delivery by Company to the Administrative Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a), (b) and (c) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Company has failed to deliver such financial statement and Compliance Certificate when due, the Applicable Margin shall be applied at Level 1 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition and the Administrative Agent will promptly provide notice of such determinations to the Company and the Lenders. Any such determination by the Administrative Agent shall be conclusive absent manifest error.

“Applicable Percentage” - with respect to any Lender, at any time, the percentage of the Total Commitment represented by such Lender’s Commitment; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. Each Lender’s initial Applicable Percentage based on the Total Commitment as of the Closing Date is set forth on Schedule 2.1 to this Agreement. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments, and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Reference Rate” - (a) with respect to SOFR Loans, Adjusted Term SOFR; (b) with respect to EURIBOR Loans, the EURIBOR Rate; (c) with respect to TIBOR

Loans, the TIBOR Rate; (d) with respect to CDOR Loans, the CDOR Rate, and (e) with respect to SONIA Loans, Daily Simple SONIA, which Applicable Reference Rate shall be the relevant Benchmark for calculating interest on Loans denominated in a particular Currency.
“Applicant Borrower” - has the meaning specified in Section 2.22(b) of this Agreement.
“Asset Sale” - the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Company or any Subsidiary) by Company or any Subsidiary to any Person of any such Company’s or such Subsidiary’s respective assets, including without limitation, Equity Interests, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business; (ii) any actual or constructive total loss of property or the use thereof, resulting from destruction, damage beyond repair or other rendition of such property as permanently unfit for normal use from any casualty or similar occurrence whatsoever; (iii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or such longer reasonable time period as determined under the Company’s plan of restoration or replacement for such property established within a 90 day period after such occurrence provided such plan is acceptable to the Administrative Agent in its reasonable judgment; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of any property by any Governmental Authority; or (v) in the case of any unmovable property located upon a leasehold, the termination or expiration of such leasehold.
“Assigned Dollar Value” - (i) in respect of any Loan denominated in Dollars, the amount thereof, (ii) in respect of the undrawn or stated amount of any Alternative Currency Letter of Credit, the Dollar Equivalent thereof determined as of a Valuation Date with respect to such Letter of Credit (iii) in respect of Alternative Currency Letter of Credit reimbursement obligations, the Dollar Equivalent thereof determined as of the Valuation Date with respect to the payment made by the Issuing Bank giving rise thereto, and (iv) in respect of a Loan denominated in an Alternative Currency, the Dollar Equivalent thereof as of a Valuation Date with respect to such Loan.
“Assignment and Assumption” - an assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Administrative Agent, substantially in the form of Exhibit F hereto with all blanks appropriately completed.

“Available Amount” - (a) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents) and (b) with respect to any Alternative Currency Letter of Credit, the Assigned Dollar Value of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit or Alternative Currency Letter of Credit, as the case may be.
“Available Tenor” - as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.9.
“Availability Period” - the period from the Closing Date to, but excluding, the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.
“Bail-In Action” - the exercise of any Write-down and Conversion Powers in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” - in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU, as amended or re-enacted, establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
“Bankruptcy Event” - with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in the furtherance of, or indicating its consent to, approval of, acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” - initially, the Applicable Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to such Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 2.9.
“Benchmark Replacement” - with respect to any Benchmark Transition Event:
(1)    For purposes of clause (a) of Section 2.9, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment.
(2)     For purposes of clause (b) of Section 2.9, and in the case of any Loan denominated in an Alternative Currency, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the Applicable Currency at the time and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” - with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” - the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” - the occurrence of one or more of the following events with respect to the then current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof).

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component), has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” - The period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.9.

“Beneficial Ownership Certification” - a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” - 31 C.F.R. Sec. 1010.230, as amended.
“Benefit Plan” or “Plan” - means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA”.
“Borrower” and “Borrowers”- each as defined in the opening paragraph to this Agreement.
“Breakage Fee” - an amount reasonably determined by the applicable Lender at the time (a) any payment of a Term Rate Loan is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by Lender), (b) of the conversion of any a Term Rate Loan other than on the last day of the Interest Period applicable thereto, or the failure to borrow a Term Rate Loan or a SONIA Loan or to convert a Loan to a Term Rate Loan on the date of the requested borrowing or conversion date applicable thereto, (c) the assignment of a Term Rate Loan prior to the last day of the relevant Interest Period as a result of a request of the Company pursuant to Section 2.18 or (d) prepayment or assignment of a SONIA Loan other than on a scheduled Interest payment date, in each case to be equal to the sum of the costs, losses, expenses and penalties attributable to such event incurred by such Lender as a result of such prepayment; any loss to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Term Rate Loan or SONIA Loan, as applicable, had such event not occurred, at the interest rate that would have been applicable to such a Term Rate Loan or SONIA Loan for the period from the date of such event to the last day of the then current Interest Period therefor in the case of Term Rate Loans or scheduled Interest payment date in the case of SONIA Loans (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such a Term Rate Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period for deposits of Dollars or the applicable Alternative Currency of a comparable amount and period from other banks in the applicable offshore interbank market for such Alternative Currency. A certificate of the Lender delivered to the Company and setting forth any amount or amounts that the Lender is entitled to receive pursuant to this paragraph shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate upon demand.
“Business Day” - any day excluding Saturday, Sunday, and any day in which banks in New York, New York are authorized or required by law or governmental action to close, provided that (a) when used in relation to any interest rate settings as to a SOFR Loan, any fundings, disbursements, settlements or payments in respect of any SOFR Loan or any other dealings to be carried out pursuant to this Agreement in respect of any SOFR Loan, such day shall also be a U.S. Government Securities Business Day, (b) when used in relation to Loans denominated in Euros or in relation to the calculation or computation of the EURIBOR Rate, such day shall also be a TARGET Day, (c) when used in relation to Loans denominated in Yen or in relation to the calculation or computation of the TIBOR Rate, such day shall also be a day on which banks are open for business in Tokyo, (d) when used in relation to Loans denominated in Sterling, such day shall also be a SONIA Business Day and (e) when used for Loans denominated in Canadian Dollars, such day shall also be a day when banks under the Bank Act (Canada) are open for business in Toronto, Ontario.
“Canadian Dollar” - the lawful currency of Canada.
“Capital Lease” - as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.
“Capitalized Lease Obligations” - subject to Section 1.2 of this Agreement, all obligations under Capital Leases of the Company or any Subsidiary, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Company and any Subsidiary prepared in accordance with GAAP.
“CDOR Lending Office” - with respect to any Lender, the office of such Lender specified as its “CDOR Lending Office” (or if no such office is specified, its Domestic Lending Office), or such other office as such Lender may from time to time specify to the Company and the Administrative Agent.
“CDOR Loan” - any Loan on which Interest is calculated based on the CDOR Rate plus the Applicable Margin.
“CDOR Rate” - shall mean, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Interest Period appearing on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the rate that would be applicable to Canadian Dollar bankers’ acceptances quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.

“Change in Control” - if (i) any Person or group (within the meaning of the Securities Laws and the rules of the SEC thereunder as in effect on the date hereof), except any Pension Plan of the Company or any Moog Employee Compensation Vehicle, becomes the owner directly or indirectly of 30% or more of the aggregate voting power represented by the Equity Interests of Company; or (ii) a majority of the members of the Board of Directors of Company are not Continuing Directors.
“Change in Law” - (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Co-Documentation Agent” - PNC Bank, National Association, Sumitomo Mitsui Banking Corporation and Santander Bank, N.A. as co-documentation agents for the Lenders hereunder.
“Closing Date” - October 27, 2022.
“Code” - the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” - any “Collateral” as defined in any Security Document, together with any other real or personal property collateral covered by any Security Document.
“Commitment” - with respect to each Lender, the commitment of such Lender to make Revolving Loans, to acquire participations in Letters of Credit, including Alternative Currency Letters of Credit, to make or otherwise acquire participations in Alternative Currency Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.13 of this Agreement and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4 of this Agreement. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 to this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Fee” - as defined in Section 2.12 of this Agreement.
“Commodity Exchange Act” - the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” - a certificate executed by a Financial Officer of the Company substantially in the form of Exhibit E hereto with all blanks appropriately completed.

“Confidential Information Materials” - the collective reference to the Summary Terms and Conditions – September 22, 2022 and any other confidential information material with respect to the Company and its Subsidiaries and the Revolving Credit previously distributed to the Lenders.
“Conforming Changes” - with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consideration” – in connection with an acquisition or disposition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent) valued in accordance with GAAP, the payment of consulting fees to prior owners of an acquired business (except to the extent constituting reasonable compensation for services rendered) or fees for a covenant not to compete and any other consideration paid for the acquisition or disposition; excluding, however, the payment of any fees to any investment banker or the assumption of any trade payables and short term accruals in the ordinary course of business in connection with such acquisition or disposition.
“Consolidated” or “Consolidated Basis” - the consolidation of the accounts of any entity and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated audited financial statements of Company delivered to the Lenders.
“Consolidated Capital Expenditures” - for any period, the aggregate of all expenditures of Company and all Subsidiaries during such period determined on a Consolidated Basis that may properly be classified as capital expenditures in conformity with GAAP, provided that such term shall not include any such expenditure in connection with replacement or repair of assets to the extent that casualty insurance proceeds or the trade-in value of other equipment were used for such expenditure.
“Consolidated EBITDA” - for any period, an amount equal to (i) the sum of the amounts for such period of (A) Consolidated Net Income, (B) Consolidated Interest Expense, (C) provisions for taxes based on income, (D) total depreciation expense, (E) total amortization expense, (F) other non-cash items reducing Consolidated Net Income and (G) non-cash stock related expenses minus (ii) other non-cash items increasing Consolidated Net Income for such period. Notwithstanding anything to the contrary in this definition, for purposes of computing the Leverage Ratio and the Interest Coverage Ratio hereunder, or in connection with any pro-

forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions by Permitted Acquisition or otherwise made by Company and the Subsidiaries during the relevant period as if they occurred at the beginning of such period, and Company, during the twelve (12) month period following the date of any such acquisition may include in the calculation hereof the necessary portion of the adjusted historical results of the entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for Company to have figures on a trailing four fiscal quarter basis from the date of determination with respect to such acquired entities.
“Consolidated Interest Expense” - for any period, as determined in accordance with GAAP, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and all Subsidiaries on a Consolidated Basis with respect to all outstanding Indebtedness of Company and all Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements entered into by the Company or any Subsidiary, computed (a) on a net basis after reduction for any interest income, and (b) excluding amortization of discount and amortization of debt issuance costs. Notwithstanding anything to the contrary in this definition, in connection with any pro-forma calculation required by Section 7.8(c) of this Agreement (an “Acquisition Pro-Forma Calculation”), the term “Consolidated Interest Expense” shall be computed, on a consistent basis, to reflect the applicable purchase or acquisition being made by Company or the applicable Subsidiary as if such acquisition occurred at the beginning of such period, and Company shall, for purposes of the Acquisition Pro-Forma Calculation, include in the calculation hereof the necessary portion of the adjusted historical results of the entity acquired for such time period as is necessary for Company to have figures on a trailing four fiscal quarter basis from the date of determination with respect to such acquired entity. For the avoidance of doubt, nothing herein shall require the Company to include in any other calculation of Consolidated Interest Expense any interest paid on any portion of the pre-acquisition Indebtedness of an acquired entity.
“Consolidated Net Debt” - as of any date of determination, the sum of all Debt of Company and all Subsidiaries, determined on a Consolidated Basis in accordance with GAAP, including all Indebtedness under Securitization Transactions, less the aggregate net balances of cash and cash equivalents of Company and all Subsidiaries.
“Consolidated Net Income” - for any period, the net income (or loss) of Company and all Subsidiaries on a Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP.
“Consolidated Total Assets” - as at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of Company and all Subsidiaries at such date.
“Contingent Obligation” - of a Person, any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount, the amount of the obligation that is so guarantied or supported.
“Continuing Director” - as of any date of determination, any member of the Board of Directors of Company who (i) was a member of such Board of Directors on the date of this Agreement; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Control”, “Controlling”, “Controlled by”, and “under Common Control with” - the possession, directly or indirectly, of the power to either (i) vote 20% or more of the Equity Interests having voting power for the election of directors, or persons performing similar functions, of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise; provided however, no Pension Plan of Company or Moog Employee Compensation Vehicle shall be considered to have Control of Company or any Subsidiary.
“Conversion Date” - the date on which an ABR Loan converts to a SOFR Loan, the date on which a SOFR Loan converts to an ABR Loan, or the date on which a SOFR Loan, EURIBOR Loan, SONIA Loan, CDOR Loan or TIBOR Loan continues as a loan of the same Type.
“Credit Party” - the Administrative Agent or any Lender.
“Current Indenture” - the Senior Indenture.
“Daily Simple SONIA” - for any day (a “SONIA Interest Day”) with respect to any Loan denominated in Pounds Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is five SONIA Business Days prior to (i) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day and (b) 0.00%. If by 5:00 pm (local time) on the second (2nd) SONIA Business Day immediately following any SONIA Interest Day, SONIA for such SONIA Interest Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SONIA has not occurred, then SONIA for such SONIA Interest Day will be SONIA as published in respect of the first preceding SONIA Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that any SONIA rate determined pursuant to this sentence shall be utilized for purpose of calculation of Daily Simple SONIA for no more than three (3) consecutive SONIA Interest Days. Any change in Daily Simple SONIA due to a change in the applicable SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.
“Debt” - with respect to any Person, any Indebtedness resulting from the borrowing of any money or from any deferral of payment of the purchase price for the acquisition or Capital Lease of any asset.
“Default” - any of the events specified in Article VIII whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” - any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event, (e) has, or has a direct or indirect parent company that has become the subject of a Bail-In Action or (f) with respect to any Lender that is a Foreign Lender, has failed, within ten (10) Business Days after request by the Administrative Agent or the Company acting in good faith, to provide certification of such Foreign Lender’s compliance with the requirements of FACTA, provided however such Foreign Lender shall cease to be a Defaulting Lender pursuant to this clause (f) upon the Administrative Agent’s or Company’s receipt of such certification. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, Issuing Bank, Swingline Lender and each Lender.
“Delaware Divided LLC” - any Delaware LLC which has been formed on the consummation of a Delaware LLC Division.
“Delaware LLC Division” - the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Borrower Notice” - has the meaning specified in Section 2.22(b) of this Agreement.

“Designated Borrower Request and Assumption Agreement” - has the meaning specified in Section 2.22(b) of this Agreement.
“Designated Borrowers” - has the meaning specified in the introductory paragraph hereto.

“Designated Hedge Agreement” - any Hedge Agreement to which any Borrower or any of the Subsidiaries which is an Eligible Contract Participant is a party and as to which a Lender or any Affiliate of a Lender, or a Person that upon the effective date of such Hedge Agreement was a Lender or an Affiliate of such Lender (each a “Hedging Lender”) is a counterparty, so that such Lender or Affiliate or Hedging Lender, to the extent of such Lender’s or Affiliate’s or Hedging Lender’s credit exposure under such Hedge Agreement, will be entitled to share in the benefits of any Guaranty and the Security Documents to the extent any such Guaranty and Security Documents include obligations under Designated Hedge Agreements in the obligations secured or guaranteed thereby. For greater certainty, such benefits shall continue after such Hedging Lender has ceased to be a Lender.
“Designated Letter(s) of Credit” – a Designated Letter of Credit Facility Agreement and any letter of credit issued thereunder by a Lender or any Affiliate of a Lender, or a Person that upon the effective date of such letter of credit was a Lender or an Affiliate of such Lender (each a “Designated LC Lender”) for the benefit of any Borrower or any of the Subsidiaries, so that such Lender or Affiliate or Designated LC Lender, to the extent of such Lender’s or Affiliate’s or Designated LC Lender’s credit exposure under such letter of credit, will be entitled to share in the benefits of any Guaranty and the Security Documents to the extent any such Guaranty and Security Documents include obligations of the Borrower or any of its Subsidiaries in connection with the Designated Letter of Credit in the obligations secured or guaranteed thereby. For greater certainty, such benefits shall continue after such Designated LC Lender has ceased to be a Lender.
“Designated Letter of Credit Facility Agreement” – any bilateral letter of credit facility agreement entered into by a Designated LC Lender and any Borrower or any of its Subsidiaries, for the issuance of Designated Letters of Credit, as may be amended, restated, refinanced or replaced from time to time.
“Directly-Owned Foreign Subsidiary” - any Foreign Subsidiary over which Company has direct Control or a Guarantor has direct Control.
“Disposal” - the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, terminal destruction or placing of any substance so that it or any of its constituents may enter the Environment.
“Dollar Equivalent” - on any particular date, (i) with respect to any amount denominated in Dollars, such amount of Dollars, and (ii) with respect to any amount denominated in an Alternative Currency, the amount of Dollars which could be purchased by the Administrative Agent with such amount of such currency in the applicable foreign currency markets at the Spot Rate at or about 11:00 a.m. (Eastern time) on such date.
“Dollars”, “U.S. Dollars” or “$” - lawful money of the United States of America.
“Domestic Lending Office” - with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“Domestic Subsidiary” - (i) any Subsidiary having any place of business located in the United States of America or (ii) any Subsidiary that is a foreign sales corporation.

“EEA Financial Institution” - (a) any institution established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in any EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in any EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” - any member state of the European Union, Iceland, Liechtenstein and Norway.
“Eligible Contract Participant” - in respect of any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange Act, each Subsidiary that has total assets exceeding $10,000,000 at the time such swap was entered into or such other Subsidiary as constitutes an eligible contract participant under the Commodity Exchange Act or any regulations promulgated thereunder.
“Environment” - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.
“Environmental Claim” - as defined in Section 4.11(a) of this Agreement.
“Environmental Laws” - all foreign, federal, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any Governmental Authority with respect thereto.
“Environmental Permits” - all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any Borrower’s property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.
“Environmental Questionnaire” - a questionnaire and all attachments thereto concerning: (i) activities and conditions affecting the Environment at any property of a Person or (ii) the enforcement or possible enforcement of any Environmental Law against a Person.
“Equity Interests” - shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” - the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, and as otherwise amended from time to time.

“ERISA Affiliate” - each Subsidiary and any trade or business (whether or not incorporated) that, together with Company, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” - (i) any Reportable Event with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (v) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Plans or to appoint a trustee to administer any Pension Plan; (vi) the incurrence by a Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (vii) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or failure by a Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (ix) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (x) the existence with respect to any Plan of a non-exempt Prohibited Transaction, or (xi) a determination that any Pension Plan is, or is expected to be, in "at risk" status (within the meaning of Section 430 of the Code or Section 303 of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 10.24(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.24(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.24(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.24(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.24(e).
“EU Bail-In Legislation Schedule” - the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EURIBOR Lending Office” - with respect to any Lender, the office of such Lender specified as its “EURIBOR Lending Office” (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“EURIBOR Loan” - any Loan on which Interest is calculated based on the EURIBOR Rate plus the Applicable Margin.
“EURIBOR Rate” - with respect to any Loan denominated in Euro and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” - a rate per annum equal to the Euro Interbank Offered Rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with Borrowers. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Euro” and “EUR” - the lawful currency of the Participating Member States of the European Monetary Union.
“European Restructuring” - restructuring of certain subsidiaries of the Company to simplify the organizational and tax structure, and through which Moog Luxembourg Finance S.a.r.l, Moog Luxembourg Finance S.a.r.l – Swiss Branch, Moog Europe Holdings Luxembourg SCS, Moog Europe Holding I LLC and Moog Europe Holding II LLC will be dissolved, liquidated, merged into the Company or one of its subsidiaries, or otherwise legally cease to exist.
“Event of Default” - as defined in Section 8.1 of this Agreement.
“Excluded Taxes” - with respect to the Administrative Agent, any Lender or any other Recipient, (a) Taxes imposed on or measured by net income and franchise Taxes (however determined) in each case imposed by the United State of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or management is located (or with which it has a present or former connection) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) any backup withholding Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 10.18, except to the extent that such Foreign Lender (or, in the case of an assignment, its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.11 and (e) any Taxes imposed or for which any Person is liable under or with respect to FATCA.

“Executive Order No. 13224” - the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.
“Existing Letters of Credit” - any Letter of Credit under the 2019 Agreement which is outstanding on the Closing Date, as further described on Schedule 2.4.
“FATCA” - Sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.
“Federal Funds Effective Rate” - for any day, the rate per annum (based on a year of 365 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” - the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” - the letter dated October 27, 2022 between the Company and the Administrative Agent providing for the payment by the Company of certain arrangement and annual agency fees for the sole account of the Administrative Agent, and a certain fronting fee for the sole account of, and payable directly to, the Issuing Bank.
“Financial Officer” - any of the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, or president of the Company.
“Floor” - an interest rate equal to zero percent (0%) per annum.

“Foreign Borrower” - a Designated Borrower that is a Foreign Subsidiary and all such Designated Borrowers, the “Foreign Borrowers”.

“Foreign Borrower Sublimit” - the lesser of the Dollar Equivalent of (a) $250,000,000.00 and (b) the total Unused Commitments. The Foreign Borrower Sublimit is part of, and not in addition to, the Total Commitments.

“Foreign Lender” - any Lender that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

"Foreign Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Company or any ERISA Affiliate. Each such Foreign Plan to which the Company or any Domestic Subsidiary is or may be obligated to contribute as of the date of this Agreement is listed and identified on Schedule 1.1 to this Agreement
“Foreign Subsidiary” - any Subsidiary not having any place of business located in the United States of America other than any Subsidiary that is a foreign sales corporation.
“GAAP” - as of the date of any determination, generally accepted accounting principles in the United States of America as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any successor entity or entities thereto, and which are effective as of such date of determination, consistently applied and maintained throughout the relevant periods and from period to period.
“Governmental Authority” - any nation or government or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” or “Guarantors” - individually or collectively, Curlin Medical Inc., a Delaware corporation, ZEVEX, Inc., a Delaware corporation and any other Subsidiary of Company which is required to deliver to the Administrative Agent a Guaranty hereunder.
“Guaranty” - a guaranty agreement in form and content reasonably satisfactory to the Administrative Agent and the Lenders evidencing the obligation of a Person to guarantee payment of any Indebtedness and any other reimbursement, payment or performance obligations of another Person which arise under this Agreement or any other Loan Document.
“Hazardous Substances” - without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).
“Hedge Agreement” - an interest rate swap, cap or collar agreement, or any arrangement similar to any of the foregoing between a Borrower and any Lender or Affiliate of a Lender relating to any Indebtedness under this Agreement, each as providing for the transfer or mitigation of interest rate risk either generally or under specific contingencies, or any foreign currency exchange agreement or similar arrangement between a Borrower or any of the Subsidiaries and any Lender or Affiliate of a Lender, each as providing for the transfer or mitigation of foreign currency risk either generally or under specific contingencies.
“HSBC Bank” - HSBC Bank USA, National Association, and its successors and assigns.
“Indebtedness” - for any Person, at a particular date, without duplication, (i) all indebtedness of a Person for borrowed money whether or not evidenced by a note, bond, debenture or other debt instrument, or for the deferred purchase price of property (excluding trade accounts payable in the ordinary course of business), whether short term or long term,

(ii) any indebtedness secured by a lien on a Person’s assets whether or not such Person is primarily liable for repayment thereof, (iii) all drafts drawn on letters of credit issued for the account of such Person and not repaid by such Person, (iv) Capitalized Lease Obligations; (v) all mandatory redemption, repurchase or similar obligations with respect to any Equity Interests of such Person, (vi) Contingent Obligations with respect to any of the foregoing to the extent (and only to the extent) that (A) any such Contingent Obligation relates to other Indebtedness that is not Consolidated Indebtedness of the Company and any Subsidiary and (B) the other Indebtedness to which such Contingent Obligation relates is outstanding and then only as to principal or like amounts actually borrowed, due, payable or drawn, as the case may be; and provided, that any guaranty given by the Company or a Subsidiary of Company of indebtedness owing by a Subsidiary of Company to another Subsidiary of Company shall not constitute Indebtedness, provided that the only parties to such guaranty are the Company, such Subsidiary and other Subsidiaries of Company, and (vii) all obligations of a Borrower or any Subsidiary under Hedge Agreements; provided, however, that amounts paid as earn outs and similar contingent consideration by the Company under Permitted Acquisitions shall not constitute Indebtedness.
“Indemnified Party” - as defined in Section 9.2 of this Agreement.
“Indemnified Taxes” - taxes imposed on or with respect to any payment made by any Borrower under this Agreement, other than Excluded Taxes or Other Taxes.
“Interest Coverage Ratio” - as of any date of determination, the ratio as of the last day of any fiscal quarter of Company ending on the date of determination, of (i) Consolidated EBITDA for the four consecutive fiscal quarters then ended to (ii) Consolidated Interest Expense for such period.
“Interest Period” or “Interest Periods” - individually, and collectively, with respect to a Term Rate Loan, the one, three or six month interest periods selected by the Company pursuant to the terms of this Agreement to be applicable to specific Term Rate Loan from time to time or any such other periods of such other durations as the Company and all Lenders may agree shall be applicable to specific Term Rate Loan from time to time; provided, however, that (i) no Interest Period may be selected that would end after the Revolving Credit Maturity Date; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, and (iv) if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day. Notwithstanding the above, the CDOR Rate is only available for one and three month interest periods.
“Investment” - with respect to any Person, any loan, advance or other extension of credit (including Contingent Obligations but excluding unsecured normal trade credit extended upon customary terms in the ordinary course of such Person’s business), or capital contribution to, any purchase or other acquisition of any security of or interest in, or any other investment in, any other Person.
“Issuing Bank” - HSBC Bank in its capacity as issuer of Letters of Credit under this Agreement, and any replacements or successors of such bank in such capacity as provided in Section 2.4(j) of this Agreement.

“Japanese Yen” - the lawful currency of Japan.
“Joint Lead Arrangers” - HSBC Bank USA, National Association, Manufacturers and Traders Trust Company, Bank of America, N.A., JPMorgan Chase Bank, N.A., Citizens Bank, N.A., Wells Fargo Bank, N.A. and Truist Securities, Inc.
“Law” or “Laws” - any law, constitution, statute, regulation, rule, opinion, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.
“LC Disbursement” - a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” - at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” - the Persons listed on Schedule 2.1 to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lenders’ Obligations” - as defined in Section 8.2 of this Agreement.
“Letter of Credit” - any standby or commercial letter of credit issued pursuant to this Agreement whether issued as a U.S. Letter of Credit denominated in Dollars or in Alternative Currency, including, without limitation, the Existing Letters of Credit.
“Letter of Credit Commitment” - the commitment of the Issuing Bank to issue Letters of Credit under this Agreement, or, if the Issuing Bank has entered into one or more Assignments and Assumptions, set forth for the Issuing Bank in the register maintained by the Administrative Agent as the Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.13. The amount of the Letter of Credit Commitment on the Closing Date is $75,000,000.
“Letter of Credit Facility” - at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.13 less the aggregate Available Amount under all Letters of Credit including Existing Letters of Credit outstanding at such time.
“Leverage Ratio” - as of any date of determination, the ratio of (i) Consolidated Net Debt as of the last day of the fiscal quarter of Company ending on the date of determination, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then ended.
“Lien” - any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans” - individually and collectively, any Revolving Loan, whether such is an ABR Loan or a Term Rate Loan, any Alternative Currency Loan, and any Swingline Loan under the Revolving Credit.
“Loan Account” - the applicable account maintained with the Administrative Agent for a Borrower into which the proceeds of a Revolving Loan made to such Borrower denominated in Dollars shall be initially deposited pursuant to Sections 2.1(c) and 2.5 of this Agreement.
“Loan Document” - this Agreement, each Designated Borrower Request and Assumption Agreement and any other loan, guaranty, letter of credit or collateral document (other than the Fee Letter) executed and delivered by any Borrower, any Guarantor, or any Subsidiary in connection with this Agreement including, without limitation, the Notes, any Guaranty, any Letter of Credit application or reimbursement agreement or any document in connection therewith, the Security Documents and any intercreditor agreement entered into in connection with a Securitization Transaction, as any of the same may be amended, modified, renewed or replaced from time to time.
“Material Acquisition” - any Permitted Acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Company or any Subsidiary of the Company in which the total Consideration for said acquisition exceeds 5% of the Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are publicly available.
“Material Adverse Effect” - an effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of the Borrowers taken as a whole to perform their obligations under this Agreement, or any other Loan Documents, or (iii) materially impairs the rights and remedies of the Administrative Agent, the Swingline Lender, the Issuing Bank or any of the Lenders or other Secured Facility Parties under the Loan Documents.
“Material Indebtedness” - Indebtedness owing to a Person or Persons in a single transaction or related transactions (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements entered into with a Person, of the Company and any Subsidiary in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.
“Maximum Limit” - the maximum aggregate amount which the Borrowers can borrow under the Revolving Credit which as of the Closing Date is $1,100,000,000.
“Minimum Money Market Fund Rating” - a rating of AAA from S&P or Aaa from Moody’s or, if such rating is with respect to a money market fund that is not a US Money Market Fund and such money market fund is not rated by S&P or Moody’s, an equivalent rating from another recognized and reputable rating agency.”

“Moog Employee Compensation Vehicle” – each of (i) the Moog Inc. Supplemental Retirement Plan and the associated Moog Inc. Supplemental Retirement Plan Trust, (ii) the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan and the associated Moog Inc. Defined Contribution Supplemental Executive Retirement Plan Trust, (iii) the Moog Inc. Stock Employee Compensation Trust and (iv) any additional defined benefit or defined contribution plan (and any associated funding vehicle), any employee stock ownership plan, any retirement savings plan, or any other comparable compensation vehicle of the Company or any of its Subsidiaries disclosed to the Administrative Agent, each as in effect on the date hereof or as may be amended from time to time.
“Multiemployer Plan” - means a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA to which any Loan Party or any ERISA Affiliate has an obligation to contribute.
“Multiple Employer Plan” - a Pension Plan subject to Title IV of ERISA and described in Section 4063 of ERISA with respect to which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Pension Plan has been or were to be terminated.
“Net Proceeds” - the gross amount received less tax reserves established to cover estimated taxes on Asset Sales that are otherwise permitted under Section 7.8(b), payments made on debt secured by Permitted Encumbrances in Asset Sales that are otherwise permitted under Section 7.8(b) where payment of such debt is a condition to such disposition, commissions, fees (including, without limitation the fees and expenses of attorneys, accountants, investment bankers, appraisers and consultants), other closing costs (including, without limitation, costs of title insurance, surveys, recording fees and filing fees and transfer taxes), underwriters’ discounts and similar expenses.
“Non-Material Subsidiary” - any Subsidiary that has, as of the date of determination, total assets equal to less than 5% of Consolidated Total Assets, based on the quarterly financial statements of Company most recently delivered to the Lenders.
“Note” or “Notes” - individually, any, and collectively, all, of the Revolving Notes, Alternative Currency Notes and the Swingline Note and any or all replacements and renewals thereof.
“OFAC” - as defined in Section 4.18 of this Agreement.
“Operating Lease” - as applied to any Person, any lease of any property, whether real, personal or mixed, by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.
        “Other Taxes” - any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement, except for any Excluded Taxes.
“Overdue Amounts” - as defined in Section 2.6(c) of this Agreement.
“Parent” - with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participants” - as defined in Section 11.4(b) of this Agreement.
“Participating Member State” - a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with the legislative measures of the European Council (including, without limitation, the European Council regulations) for the introduction of, changeover to, or operation of the Euro in one or more member states.
“Payment Recipient” - has the meaning assigned to it in Section 10.24(a).
“PBGC” - the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” - means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA or any other plan with respect to which the Company or any ERISA Affiliate has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the PBGC. Each such Pension Plan to which the Company is or may be obligated to contribute as of the date of this Agreement is listed and identified on Schedule 1.1 to this Agreement.
“Periodic Term SOFR Determination Day” - has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisitions” - as set forth in Section 7.8 of this Agreement.
“Permitted Dispositions” - as defined in Section 7.8 of this Agreement.
“Permitted Distributions” - as defined in Section 7.4 of this Agreement.
“Permitted Encumbrances” - as defined in Section 7.2 of this Agreement.
“Permitted Indebtedness” - as defined in Section 7.1 of this Agreement.
“Permitted Investment Foreign Jurisdiction” - with respect to a Foreign Subsidiary, the foreign country in which the principal place of business of such Foreign Subsidiary is located, and any of the United States of America, United Kingdom, Switzerland and any country in the European Union using the Euro as its currency in which any other Foreign Subsidiary is located or any other jurisdiction to which the Administrative Agent consents in writing.
“Permitted Investments” - as defined in Section 7.3 of this Agreement.
“Person” - any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, Governmental Authority or other entity, body, organization or group.
“Pounds Sterling” or “£” - the lawful currency of the United Kingdom.

“Prime Rate” - the rate of interest publicly announced by HSBC Bank from time to time as its prime rate and as a base rate for calculating interest on certain loans. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate may or may not be the most favorable rate charged by HSBC Bank to its customers.
“PTE” - a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” - as defined in Section 11.22 of this Agreement.
“Qualified ECP Guarantor” - at any time, each Borrower or Guarantor that is an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant.
“Rate Option” or “Rate Options” - individually, and collectively, the choice of applicable interest rates and Interest Periods offered pursuant to this Agreement to establish the interest to be charged on certain portions of the unpaid principal borrowed hereunder from time to time.
“Receivables Assets” - accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Company or any Subsidiary.
“Recipient” - as applicable, (a) the Administrative Agent, (b) any Lender, (c) the Issuing Bank, and (d) any other recipient of any payment made or to be made by or on account of any obligation of any Borrower hereunder.
“Release” - has the same meaning as given to that term in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq. and the regulations promulgated thereunder.
“Relevant Governmental Body” - (a) with respect to a Benchmark Replacement in respect of Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the Currency in which such Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Replaced Lender” or “Replacement Lender” - as defined in Section 2.18 of this Agreement.

“Reportable Event” - any event with regard to a Pension Plan described in Section 4043(c) of ERISA, or in regulations issued thereunder.
“Request Certificate” - a certificate substantially in the form of Exhibit D hereto with all blanks appropriately completed, and duly executed by the Company on its own behalf or on behalf of a Designated Borrower.
“Required Lenders” - at any time, Lenders that together hold Revolving Credit Exposures and Unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and Unused Commitments at such time; provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swingline Loans owing to the Swingline Lender, the LC Disbursements owing to the Issuing Bank and the amount available to be drawn under each U.S. Letter of Credit and each Alternative Currency Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.
“Resolution Authority” - any body which has authority to exercise any Write-down and Conversion Powers.
“Responsible Officer” - with respect to a Person, its chief executive officer, its chief financial officer, any member of the office of the chief financial officer, treasurer or assistant treasurer. Any Financial Officer shall be a Responsible Officer.
“Restricted Payment” - any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Revolving Credit” - the five-year revolving credit facility (including Revolving Loans, Alternative Currency Loans, Swingline Loans and Letters of Credit) made available to the Borrowers by the Lenders as provided in Article II of this Agreement.
“Revolving Credit Exposure” - with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Alternative Currency Loans, LC Exposure and Swingline Exposure at such time.
“Revolving Credit Maturity Date” - October 27, 2027, which date may be shortened in accordance with Section 8.2 of this Agreement.
“Revolving Loan” or “Revolving Loans” - individually and collectively, each Loan by any Lender to a Borrower whether initially made as an ABR Loan, a SONIA Loan or a Term Rate Loan under Section 2.1 of this Agreement or arising from Company’s request for a Loan to repay a Swingline Loan under Section 2.3(c) of this Agreement, or arising from Automatically Converted Loans under Section 2.1(d) of this Agreement, or arising from such Borrower’s request to reimburse an LC Disbursement under Section 2.4(f) of this Agreement.

“Revolving Note” or “Revolving Notes” - the promissory note or promissory notes of a Borrower payable to the order of a Lender, substantially in the form of Exhibit A hereto with all blanks appropriately completed, and all replacements and renewals thereof, evidencing the promise of such Borrower to repay Revolving Loans under the Revolving Credit.
“Rupee” – the lawful currency of the Republic of India.
“Sanctions” - has the meaning specified in Section 4.18.
“Screen Rate” - the Applicable Reference Rate quote for any Applicable Currency on the applicable screen page the Administrative Agent designates to determine such Applicable Reference Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Administrative Agent from time to time).
“SEC” - the U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Facility Parties” - the holders of the Secured Obligations from time to time, including (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrowers and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliates of the Lenders in respect of obligations under Designated Hedge Agreements and in respect of Secured Other Facilities Obligations owed to such Person by the Borrower or any Subsidiary, (iv) each Designated LC Lender in respect of obligations of any Borrower or any Subsidiary under Designated Letters of Credit, (v) each Indemnified Party under Section 9.2 in respect of the indemnification obligations and liabilities of the Borrowers to such Person under such Section 9.2, and (vi) their respective successors and (in the case of a Lender, its permitted) transferees and assigns.
“Secured Obligations” - all Indebtedness of the Borrowers and the Guarantors under the Loan Documents together with all (a) Secured Other Facilities Obligations and (b) Indebtedness of any Borrower and any Subsidiary under Designated Hedge Agreements or in connection with a Designated Letter of Credit. For purposes of determining Secured Obligations herein, Indebtedness in connection with Designated Letters of Credit shall mean the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person.
“Secured Other Facilities” - each and any of the following provided to any Borrower, any Guarantor or any other Subsidiary of Company by any Lender or any of its Affiliates: (a) the following bank services (collectively, the “Bank Services”): (i) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (ii) stored value cards, and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (b) any Indebtedness owing by any Subsidiary of Company, and guaranteed by Company, provided, that no such Indebtedness under (b) hereof shall constitute a portion of the Secured Other Facilities unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, and such Indebtedness shall cease to constitute a portion of the Secured Other Facilities if the Administrative Agent receives written notice to such effect, in each case such notice to be provided by the Company and the applicable Lender or Affiliate.
“Secured Other Facilities Obligations” - any and all obligations of any Borrower, any Guarantor or any other Subsidiary of Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Secured Other Facilities.
“Securities Laws” - the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.
“Securitization Subsidiary” - a Subsidiary that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Company or any Subsidiary and engaging in activities ancillary thereto.
“Securitization Transaction” - any transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivable Assets or interests therein from the Company or any Subsidiary of the Company and finances such Receivables Assets or interests therein through the issuance of Indebtedness or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the board of directors of the Company shall have approved such transaction, (b) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Company or any Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall cover the collectability of such Receivables Assets), and (c) neither the Company nor any other Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.
“Security Documents” - any security agreement, any UCC financing statement, any mortgage or deed of trust, any assignment of leases and rents, any negative pledge agreement and any amendment thereof or any other document pursuant to which any Lien is granted or perfected by Company or any Guarantor to the Administrative Agent on behalf of itself and the other Secured Facility Parties as security for any of the Secured Obligations.
“Senior Indenture” - the indenture dated as of December 13, 2019 between Company and MUFG Union Bank, N.A., as Trustee, pursuant to which Company issued 4.250% Senior Notes due 2027 in an aggregate principal amount of approximately $500,000,000, as the same may, in accordance with the terms of this Agreement, from time to time be amended, supplemented, restated or otherwise modified or replaced.
“Senior Subordinated Notes” - the senior subordinated notes of the Company issued in a public offering or Rule 144A under the applicable Securities Laws or other private placement transaction for general corporate purposes.
“Senior Unsecured Notes” - the 4.250% Senior Notes due 2027 in an aggregate principal amount of approximately $500,000,000, and such other senior unsecured notes of the Company issued in a public offering or Rule 144A under the applicable Securities Laws or other private placement transaction for general corporate purposes.

“SOFR” - a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” - The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan on which interest is calculated based on Adjusted Term SOFR plus the Applicable Margin (other than pursuant to clause (iii) of the definition of “ABR”)
“SONIA” - with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Adjustment” means .0326% (3.26 basis points).
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Business Day” means any day that is not a Saturday, Sunday or other day on which banks are closed for general business in London.
“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.
“SONIA Lending Office” - with respect to any Lender, the office of such Lender specified as its “SONIA Lending Office” (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent
“SONIA Loan” - a Loan on which Interest is calculated based upon Daily Simple SONIA plus the SONIA Adjustment, plus the Applicable Margin.
“Spot Rate” - the spot rate of exchange that appears on the Reuters World Currency Page applicable to such currency (or such other page that may replace such page on such service for the purpose of displaying the spot rate of exchange) for the purchase of such currency with another currency at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if there shall at any time no longer exist such a page on such service, the Spot Rate shall be determined by reference to another similar rate publishing service reasonably selected by the Administrative Agent.

“Subordinated Indebtedness” - at a particular date, without duplication, any Indebtedness for which the Company or any Subsidiary is directly and primarily liable that is expressly subordinated in right of payment to the payment of all Indebtedness of the Borrowers incurred under and in compliance with the terms of the Agreement and the Loan Documents, including any Senior Subordinated Notes, on terms and conditions customary in the market for such type of Indebtedness.
“Subsidiary” - any limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Company in Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any corporation of which at least 50% of the voting stock is owned by any entity directly, or indirectly through one or more Subsidiaries.
“Swap Contract” - (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swingline Exposure” - at any time for all Lenders, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” - HSBC Bank, in its capacity as lender of Swingline Loans hereunder, and any successor to HSBC Bank, and the replacements or successors to HSBC Bank in such capacity, as provided in this Agreement.
“Swingline Loan” - a Loan made in U.S. Dollars pursuant to Section 2.3 of this Agreement.
“Swingline Note” - a promissory note of Company substantially in the form of Exhibit C hereto with all blanks appropriately completed, and all replacements and renewals thereof evidencing the promise of the Company to repay Swingline Loans to the Swingline Lender.
“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which the TARGET is open for the settlement of payments in Euro.
“Taxes” - any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Rate Loans” - any Loan which is a SOFR Loan, a EURIBOR Loan, a CDOR Loan or a TIBOR Loan.
“Term SOFR”1 - means, (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

1 The market data is the property of Chicago Mercantile Exchange Inc., or its licensors, as applicable. All rights reserved or otherwise licensed by Chicago Mercantile Exchange Inc.

“Term SOFR Adjustment” - for any calculation with respect to a SOFR Loan or the SOFR prong of an ABR Loan, a percentage per annum as set forth below for the applicable Type of such Loan (if applicable) and Interest Period therefor:

FOR SOFR PRONG OF ABR LOANS:

ABR Loans:	0.10% (10 basis points)

FOR SOFR LOANS:

Interest Period	Percentage
One Month	0.10% (10 basis points)
Three Month	0.10% (10 basis points)
Six Month	0.10% (10 basis points)

“Term SOFR Administrator” - CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” – the forward-looking term rate based on SOFR.

“TIBOR Lending Office” - with respect to any Lender, the office of such Lender specified as its “TIBOR Lending Office” (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“TIBOR Loan” - a Loan on which Interest is calculated based on the TIBOR Rate plus the Applicable Margin.

“TIBOR Rate” - with respect to any Borrowing denominated in Yen for any Interest Period, the TIBO Screen Rate at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period.

“TIBO Screen Rate” - a rate per annum equal to the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person which takes over the administration of that rate) for deposits in Yen for the applicable period, as displayed on the Reuters screen page that displays such rate (currently DTIBOR0) (or, in the event such rate does not appear on a page of the Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the TIBO Screen Rate, determined as provided above, would be less than zero, then the TIBO Screen Rate shall be deemed to be zero for all purposes.
“Total Commitment” - the aggregate amount of the Commitments of the Lenders, as such Commitments may be increased or decreased pursuant to the terms of this Agreement. The amount of the Total Commitment is $1,100,000,000 on the Closing Date.

“Type” - when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Adjusted Term SOFR, the CDOR Rate, the EURIBOR Rate, SONIA, the TIBOR Rate or the Alternate Base Rate.
“Unused Alternative Currency Sublimit” - as to any Lender at any time, an amount in Dollars equal to (i) such Lender’s Alternative Currency Sublimit minus (ii) the sum of (x) the aggregate Assigned Dollar Value of all Alternative Currency Loans made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (y) such Lender’s Applicable Percentage of the aggregate Available Amount of all Alternative Currency Letters of Credit outstanding at such time.
“Unused Commitment” - with respect to any Lender at any time, (i) such Lender’s Commitment at such time minus (ii) the sum of (x) the aggregate principal amount of all Revolving Loans and the Assigned Dollar Value of all Alternative Currency Loans, in each instance made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (y) such Lender’s Applicable Percentage of (1) the aggregate Available Amount of all Letters of Credit, including, without limitation, Existing Letters of Credit, outstanding at such time, (2) the aggregate principal amount of all LC Disbursements made by the Issuing Bank and outstanding at such time, and (3) the aggregate principal amount of all Swingline Loans made by the Swingline Lender and outstanding at such time.
“USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Government Securities Business Day” - any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Letter of Credit” - a Letter of Credit denominated in Dollars.
“US Money Market Fund” - any short term money market fund that is offered for sale in the United States and subject to registration under the Investment Company Act of 1940.
“U.S. Person” - a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Valuation Date” - (a) with respect to any Loan, each of the following: (i)  each date of a continuation of a Term Rate Loan denominated in an Alternative Currency, or of a SONIA Loan, and (ii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Withdrawal Liability” - liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-down and Conversion Powers” - in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.
1.2Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Company’s audited financial statements previously provided to the Administrative Agent and the Lenders, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, and irrespective of any changes in GAAP, for purposes of determining compliance with any provision or covenant contained herein (including, without limitation, any financial covenant or negative covenant), any lease that is treated as an Operating Lease for purposes of GAAP as of September 28, 2019 shall not be treated as Indebtedness and shall continue to be treated as an Operating Lease (and any future lease that would be treated as an Operating Lease for purposes of GAAP as of September 28, 2019 shall be similarly treated). Any provision of this Agreement that requires compliance on a pro forma basis with the Leverage Ratio set forth in Section 6.2 shall be deemed to include any Leverage Ratio Increase then in effect pursuant to Section 6.2.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3Exchange Rates; Currency Equivalents. (a) As of each Valuation Date, the Administrative Agent or the Issuing Bank, as applicable, shall determine the exchange rates to be used for calculating the Dollar Equivalent of amounts denominated in Alternative Currencies by reference to the Spot Rate. Such exchange rate becomes effective as of such Valuation Date and shall be the rate employed in converting any amounts between Applicable Currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)    Wherever in this Agreement in connection with an advance, conversion, continuation or prepayment of a Term Rate Loan or SONIA Loan or Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant equivalent amount thereof in the Applicable Currency of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or Issuing Bank, as applicable, in accordance with Section 1.3(a) above.
1.4Unavailability of Alternative Currency Loans. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Alternative Currency Loan or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of such Lender make it impracticable for Loans to be denominated in either the Euro, Pounds Sterling, Canadian Dollar, or Japanese Yen, then, by written notice to the Company and to the Administrative Agent, such Lender may: (i) declare that such Loans will not thereafter be made, whereupon any request for such an Alternative Currency Loan shall be deemed a request for a Loan in Dollars unless such declaration shall be subsequently withdrawn (the Lender agreeing to withdraw such declaration promptly upon determining that the applicable event or condition no longer exists); and (ii) require that all outstanding Alternative Currency Loans so affected be repaid.
1.5Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.6Letters of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.7Reclassifiable Items. For purposes of determining compliance at any time with Sections 7.1, 7.2 and 7.3, in the event that any Indebtedness, Encumbrance or Investment or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 7.1 (other than Section 7.1(a)), Section 7.2 or Section 7.3 (each of the foregoing, a “ Reclassifiable Item ”), the Company, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Encumbrance or Investment need not be permitted solely by reference to one category of Indebtedness, Encumbrance or Investment under Sections 7.1, 7.2 and 7.3, but may instead be permitted in part under any combination thereof or under any other available exception.

ARTICLE II. THE CREDIT
2.1The Revolving Credit.
(a)Revolving Loans. Each Lender agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more Revolving Loans to a Borrower, and each Borrower may make a request for a Revolving Loan or Revolving Loans from the Lenders, at any one time and from time to time, during the Availability Period. No Borrower shall at any time permit, and no Lender shall have any obligation to permit the aggregate outstanding principal amounts of all Revolving Loans, Alternative Currency Loans, Swingline Loans and the face amount of outstanding Letters of Credit to exceed the Maximum Limit or any such Loan to exceed such Lender’s Unused Commitment, or the Dollar Equivalent of $300,000,000 outstanding at any one time for all Alternative Currency Loans or to exceed the Foreign Borrower Sublimit for Loans to Foreign Borrowers. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.
(b)The Alternative Currency Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans denominated in an Alternative Currency (“Alternative Currency Loans”) to a Borrower from time to time on any Business Day during the Availability Period in an amount for each such Loan not to exceed the Dollar Equivalent of such Lender’s Unused Alternative Currency Sublimit at such time; provided, however, that the aggregate amount of all Alternative Currency Loans and the aggregate amount of Alternative Currency LC Exposure at any time outstanding shall not at any time exceed the aggregate of the Alternative Currency Sublimits of all Lenders (the “Alternative Currency Facility”), and, provided, further, no requested Alternative Currency Loans shall be made in any amount which would exceed the aggregate of the Unused Commitments of the Lenders at such time or which would exceed the Foreign Borrower Sublimit for Alternative Currency Loans to Foreign Borrowers. Each Alternative Currency Loan shall consist of Alternative Currency advances made simultaneously by the Lenders ratably according to their Alternative Currency Sublimits. Within the limits of each Lender’s Alternative Currency Sublimit in effect from time to time, the Borrowers may borrow, repay and reborrow.
(c)Method for Dollar Loans. When a Borrower wants the Lenders to make a Revolving Loan denominated in Dollars available, the Company shall notify the Administrative Agent not later than 1:00 p.m. on the Business Day on which the Revolving Loan is to be funded in the case of an ABR Loan, and in the case of a SOFR Loan not later than two (2) Business Days prior to the proposed commencement date of the applicable Interest Period. In such notice, which may be by telephone, confirmed immediately in writing, by means of a Request Certificate duly completed and executed, the Company shall specify (i) the Borrower on whose behalf the Company is requesting such Revolving Loan; (ii) the aggregate amount of the Revolving Loan to be made to such Borrower on a designated date which shall be in a minimum amount of $2,000,000 and shall be in whole multiples of $1,000,000 for amounts in excess of such minimum amount; (iii) whether the Revolving Loan shall be an ABR Loan or a SOFR Loan, and if a SOFR Loan the applicable Interest Period; and (iv) the proposed date on which the Revolving Loan is to be funded which shall be a Business Day. Each Lender shall make available to the Administrative Agent in accordance with Section 2.5 hereof, in immediately available funds, such Lender’s Applicable Percentage of such Loan in accordance with the respective Commitment of such Lender. As early as practically possible on the date on which a Revolving Loan is made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Administrative Agent will make the proceeds of the Revolving Loan available to the Borrower by a deposit to the applicable Loan Account. If a Borrower fails to borrow a SOFR Loan on the date upon which such SOFR Loan was requested to be made, the Borrower shall pay any applicable Breakage Fee with respect to such requested SOFR Loan.
(d)Method for Alternative Currency Loans.
                (i)    When a Borrower wants the Lenders to make a Revolving Loan denominated in an Alternative Currency available, the Company shall notify the Administrative Agent and the Lenders not later than 11:00 a.m. on (1) the third Business Day prior to the date of the proposed borrowing for a Term Rate Loan, and (2) the fifth Business Day prior to the date of the proposed borrowing for a SONIA Loan. Each such notice (a “Notice of Alternative Currency Borrowing”) may be by telephone, confirmed immediately in writing, specifying therein the (A) Borrower of such Alternative Currency Loan on whose behalf the Company is requesting the Alternative Currency Loan, (B) requested date of such Alternative Currency Loan, (C) Applicable Currency, (D) amount of such Alternative Currency Loan (which requested Alternative Currency Loan (other than, in the case of a continuation of a Term Rate Loan, a change in the Dollar Equivalent thereof solely as a result of currency fluctuations)) shall be in an aggregate amount of the Applicable Alternative Currency which would purchase approximately Three Million Dollars ($3,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof based on the Spot Rate with respect to such currency on the date of the applicable Notice of Alternative Currency Borrowing or, if less, the then Dollar Equivalent amount of the aggregate Unused Alternative Currency Sublimits, and (E) initial Interest Period for such Alternative Currency Loan, that is a Term Rate Loan. Each Lender shall make available to the Administrative Agent, in accordance with Section 2.5 hereof, in same day funds in such Alternative Currency, such Lender’s Applicable Percentage of such Alternative Currency Loan in accordance with the respective Alternative Currency Sublimits of such Lender. After the Administrative Agent’s receipt of funds from the Lenders and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to such Borrower by wire transfer to such account as the Company shall have previously designated to the Administrative Agent in writing, which account must be in the name of a Borrower or a Subsidiary and in London or the financial center of the country of the Applicable Currency.

The Administrative Agent and the Lenders shall not incur any liability to any Borrower in acting upon any notice referred to in Sections 2.1(c) or (d) or upon any telephonic notice which the Administrative Agent believes in good faith to have been given by the Company by a duly authorized officer or other Person authorized to provide such notice on behalf of the Company or for otherwise acting in good faith hereunder.

                (ii)    Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent may, and, in the case of the occurrence and continuance of a Default or Event or Default, shall at the direction of the Required Lenders, terminate the Alternative Currency Facility by giving notice of such termination to the Company, and each of the Lenders. Thereupon, (A) any and all then outstanding Alternative Currency Loans shall automatically be converted into Revolving Loans denominated in Dollars in an amount equal to the Dollar Equivalent thereof (the “Automatically Converted Loans”), (B) no further Alternative Currency Loans shall be permitted to be made and (C) the Alternative Currency Sublimits of the Lenders shall be automatically terminated. In addition, at such time the other Lenders shall purchase from the Lenders, and the Lenders shall sell and assign to the Lenders, Automatically Converted Loans in an amount so that each and every Lender shall have a share of the total Automatically Converted Loans equal to its Applicable Percentage of the Total Commitment. The Administrative Agent shall specify the amounts required to effect such purchases and sales among the Lenders. The Borrowers hereby agree to each such sale and assignment. Each Lender agrees to purchase its Applicable Percentage of Automatically Converted Loans on (i) the Business Day on which demand therefor is made; provided that notice of such demand is given not later than 11:00 a.m. on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Lender to the other Lenders of a portion of the Automatically Converted Loans, such Lender represents and warrants to such other Lenders that such Lender is the legal and beneficial owner of the interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to any of the Automatically Converted Loans, any of the Loan Documents, any Borrower or any Guarantor (including, without limitation, as to the financial condition of any Borrower or any Guarantor). The occurrence of any event which results in the existence of Automatically Converted Loans pursuant to the foregoing shall be deemed to constitute, for all purposes of this Agreement including Section 2.7(a)(ii), an optional prepayment of all of the Alternative Currency Loans so automatically converted into Automatically Converted Loans before the last day of the Interest Period relating thereto.

(e)    Existing Indebtedness Assigned. As of the Closing Date, (1) the principal amount of revolving loans outstanding under this Agreement is $371,000,000.00, (2) there are Alternative Currency Loans in the principal amount of 0 and 0 under this Agreement, and (3) there are Existing Letters of Credit with a face amount of $6,348,526.88 outstanding under this Agreement. As of the Closing Date, the lenders under the 2019 Agreement have assigned to the Administrative Agent all of the indebtedness under the Agreement effective as of the Closing Date. As of the Closing Date, the Administrative Agent hereby assigns a portion of the Commitment to the Lenders such that, after giving effect to such assignment, the Commitment of each Lender shall be as set forth on Schedule 2.1, and such indebtedness shall continue as Indebtedness hereunder. The terms and provisions of Exhibit F are hereby incorporated by reference so that the foregoing assignment shall be subject to the terms and conditions of such Exhibit F.
2.2The Notes. (a) The Revolving Loans shall be evidenced by the Revolving Notes, with all blanks appropriately completed, payable as provided therein to the Lenders. The Revolving Note may be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.
(b)    The Alternative Currency Loans shall be evidenced by the Alternative Currency Notes, with all blanks appropriately completed, payable as provided therein to the Lenders. The Alternative Currency Notes may be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Alternative Currency Loan, the amount thereof and the applicable Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.
(c)    The Swingline Loans shall be evidenced by the Swingline Note, with all blanks appropriately completed, payable as provided therein to the Swingline Lender. The Swingline Note may be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Swingline Loan, the amount thereof and all payments of principal, and the aggregate principal balance thereof.

Any such inscription on the schedules to any Revolving Note, Alternative Currency Note or Swingline Note made by the holder thereof shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of any Lender or other holder to make any such inscription shall not affect the obligations of the Borrowers under any Revolving Note, Alternative Currency Note or Swingline Note or this Agreement.
2.3Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Loans (“Swingline Loans”) to the Company solely for the Swingline Lender’s own account, from time to time during the Availability Period, up to an aggregate principal amount at any one time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the aggregate Unused Commitments of the Lenders at such time being exceeded; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan in the period commencing one Business Day after the Swingline Lender shall have received written notice in accordance with Section 11.6 of this Agreement from Administrative Agent or any Lender that one or more of the conditions contained in Article III are not then satisfied or a Default or an Event of Default exists and ending upon the satisfaction or waiver of such condition(s) or cure or waiver of such Default or Event of Default. Swingline Loans shall bear interest at a rate per annum equal to the Alternate Base Rate from time to time in effect plus 100 basis points. Each outstanding Swingline Loan shall be payable on the Business Day following demand therefor or automatically without demand on the Revolving Credit Maturity Date, together with interest accrued thereon, and shall otherwise be subject to all other terms and conditions applicable to all Revolving Loans, except that all interest thereon shall be payable to the Swingline Lender solely for its own account other than in the case of the purchase of a participation therein in accordance with Section 2.3(c) of this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, repay and reborrow Swingline Loans.
            (b)    To request a Swingline Loan, Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Company. The Swingline Lender shall make each Swingline Loan available to Company by means of a credit to the general deposit account of Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement, by remittance to the Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.
            (c)    At any time after making a Swingline Loan, the Swingline Lender may request Company to, and upon request by the Swingline Lender, Company shall, promptly request a Revolving Loan from all Lenders and apply the proceeds of such Revolving Loan to the repayment of any Swingline Loan owing by Company not later than the Business Day following the Swingline Lender’s request. Notwithstanding the foregoing, and upon the earlier to occur of (i) three (3) Business Days after demand for payment is made by the Swingline Lender for a Swingline Loan, and (ii) the Revolving Credit Maturity Date, if such Swingline Loan has not been paid by Company, such Swingline Loan shall bear interest as an Term Rate Loan and each Lender (other than the Swingline Lender) shall irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of such Swingline Loan and promptly pay such amount to the Administrative Agent for the account of the Swingline Lender by wire transfer of immediately available funds in the same manner as provided in Section 2.5 of this Agreement with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, shall be made without any offset, abatement, withholding or reduction whatsoever and such payment shall be made by the other Lenders whether or not an Event of Default or a Default is then continuing or any other condition precedent set forth in Article III is then met and whether or not Company has then requested a Revolving Loan in such amount. The Administrative Agent shall notify Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender, any amounts due to the Swingline Lender from such Lender pursuant to this Section, the Swingline Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to the Swingline Lender for the account of Defaulting Lender, or (iii) by payment to the Swingline Lender by the Administrative Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Swingline Lender, its Applicable Percentage of any unpaid Swingline Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan.
2.4Letters of Credit.
(a)General. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit for the account of a Borrower from time to time on any Business Day during the period from the Closing Date until two (2) Business Days prior to the Revolving Credit Maturity Date (A) in an aggregate Available Amount for all Letters of Credit, including, without limitation, Existing Letters of Credit, not to exceed at any time the Issuing Bank’s Letter of Credit Commitment at such time, (B) with respect to Alternative Currency Letters of Credit, in an Available Amount for each such Alternative Currency Letter of Credit not to exceed an amount equal to the Unused Alternative Currency Sublimits of the Lenders at such time, (C) in an Available Amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time or the Foreign Borrower Sublimit with respect to Letters of Credit issued for the account of Foreign Borrowers. Within the limits of the Letter of Credit Facility, and subject to the limits referred to herein, the Company (on its own behalf or on behalf of any other Borrower) may request the issuance of Letters of Credit under this Section, the Borrowers may repay any LC Disbursements resulting from drawings under Letters of Credit pursuant to Section 2.4(f) and the Company (on its own behalf or on behalf of any other Borrower) may request the issuance of additional Letters of Credit under Section 2.4(c). The Existing Letters of Credit shall be deemed to be Letters of Credit under this Agreement issued on the Closing Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a

Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)Letter of Credit Fees. The Issuing Bank shall have the right to receive, solely for its own account, and Borrowers shall pay with respect to any Letter of Credit the Issuing Bank’s reasonable and customary administrative, issuance, amendment, drawing and negotiation charges in connection with letters of credit. Without limiting the foregoing, the Company shall pay directly to the Issuing Bank for its own account a fronting fee which shall accrue at the rate per annum specified in the Fee Letter or in another agreement between the Company and the Issuing Bank on the average daily amount of the total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure (“Fronting Fee”). The Fronting Fee shall be payable to the Issuing Bank quarterly in arrears on the first day of each quarter following the Closing Date. For each day during (i) the period beginning on the date of this Agreement and ending December 31, 2022, (ii) each full calendar quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the calendar quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrowers shall pay, on demand, following each such calendar quarter or other time period, to the Administrative Agent for the account of each Lender participating in such Letters of Credit a non-refundable letter of credit fee equal to such Lender’s Applicable Percentage, on such day, of the product obtained by multiplying (A) that portion of LC Exposure representing the aggregate undrawn face amount of Letters of Credit on such day first by (B) the Applicable Margin then in effect for SOFR Loans for such day and then by (C) 1/360.
(c)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Reports.
                (i)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension for a Letter of Credit) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the applicable Borrower for whose account such Letter of Credit is to be issued, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Available Amount of such Letter of Credit, the Applicable Currency, the name and address of the beneficiary thereof, the purpose for which such Letter of Credit is to be issued, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice, to be effective, must be received by the Issuing Bank not later than 2:00 p.m. or the time agreed upon by the Issuing Bank and such Borrower on the last Business Day on which such notice can be given under this Section 2.4(c). If requested by the Issuing Bank, such Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.
                (ii)    A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Commitment, (iii) in the case of Alternative Currency Letters of Credit, the Unused Alternative Currency Sublimits shall not be exceeded, and (iv) in the case of Letters of Credit to Foreign Borrowers, the Foreign Borrower Sublimit shall not be exceeded, and (y) as of the date of such issuance amendment, renewal or extension, (i) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, (ii) no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit and (iii) the issuance of that Letter of Credit would not violate one or more policies of the Issuing Bank applicable to letters of credit generally. Unless the Issuing Bank has been notified by the Administrative Agent or the Required Lenders in writing that a Default or an Event of Default has occurred and is continuing, in which case the Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit until such notice is withdrawn by the Administrative Agent or the Required Lenders or such Default or Event of Default has been effectively waived in accordance with the provisions of this Agreement, the Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower as agreed between the Issuing Bank and the Borrower in connection with such issuance, provided that any such Alternative Currency Letter of Credit shall in any event be made available to the Borrower, or as the Borrower may direct, in London or the financial center of the country of the Applicable Currency.
                (iii)    The Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to the Administrative Agent, the Company, and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit, and (iii) to the Administrative Agent, the Company, and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

                (iv)    Notwithstanding any other provisions of this Agreement if, after the Closing Date any Change in Law shall make it unlawful for the Issuing Bank to issue Letters of Credit denominated in an Alternative Currency, then by prompt written notice thereof to the Company and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), the Issuing Bank may declare that Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (for the duration of such declaration) not to constitute an Alternative Currency for purposes of the issuance of Letters of Credit by the Issuing Bank.
(d)Expiration Date. No Letter of Credit shall have an expiration date (including all rights of any Borrower or the beneficiary to require renewal) later than one (1) Business Day prior to the Revolving Credit Maturity Date. The foregoing notwithstanding, any standby Letter of Credit may, by its terms, be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit (but in any event at least three (3) Business Days prior to the date of the proposed renewal of such standby Letter of Credit) and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank shall have notified the Company (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit (but in any event at least thirty (30) Business Days prior to the date of automatic renewal) of its election not to renew such standby Letter of Credit (a “Notice of Termination”); provided that the terms of each standby Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such standby Letter of Credit in any event to be extended to a date later than one (1) Business Day before the Revolving Credit Maturity Date. If either a Notice of Renewal is not given by the Company (on behalf of the Borrower for whose account the Letter of Credit was issued) or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal, the Issuing Bank may, in its discretion unless instructed to the contrary by the Administrative Agent or the Company, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.
(e)Participations. (i) Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 2.4(c) of this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation equal to its Applicable Percentage of such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto.
                (ii)    In the event that the Issuing Bank makes any LC Disbursement and the Borrower for whose account the Letter of Credit was issued shall not have repaid such amount to the Issuing Bank pursuant to Section 2.4(f) of this Agreement, (a) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the obligation to reimburse the applicable payment shall be permanently converted into an obligation to reimburse the Dollar Equivalent of such LC Disbursement, and (b) the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Applicable Percentage of the unreimbursed amount of any LC Disbursement in the same manner as provided in Section 2.5 of this Agreement with respect to Revolving Loans made by such Lender and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.

                (iii)    If any Lender fails to make available to the Issuing Bank any amounts due to the Issuing Bank pursuant to this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount, together with interest thereon, at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to the Issuing Bank for the account of Defaulting Lender or (iii) by payment to the Issuing Bank by the Administrative Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made.

                (iv)    Whenever the Issuing Bank receives a payment on account of an LC Disbursement, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender’s pro rata share thereof based on the amount funded.

                (v)    The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to LC Disbursements shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, whether or not an Event of Default or a Default is then continuing.
                (vi)    In the event any payment by a Borrower received by the Administrative Agent with respect to a Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Applicable Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

(f)Reimbursement. If the Issuing Bank shall make any LC Disbursement, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent for the account of the Issuing Bank an amount in the Applicable Currency equal to such LC Disbursement not later than 12:00 Noon on the date that such LC Disbursement is made, if the Company shall have received notice by telephone or otherwise of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 Noon on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.3 of this Agreement that such payment be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan, provided further that any such request for an ABR Loan or Swingline Loan to reimburse an LC Disbursement under a Letter of Credit denominated in Rupees shall be a request for the Dollar Equivalent of such LC Disbursement.
(g)Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit so long as it complies in all material respects, (iv) the existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary may have at any time against the beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, any Lender, any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including any underlying transactions between any Borrower, any Subsidiary and the beneficiary named in any Letter of Credit), (v) the occurrence of any Event of Default or Default, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Borrower’s obligations hereunder. As among any Borrower, the Issuing Bank and the Lenders, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuing Bank and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit so long as such beneficiary is in material compliance with such conditions; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuing Bank or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.4, Borrowers hereby agree to protect, indemnify, pay and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, posts, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent or the Issuing Bank in respect of any Letter of Credit requested by the Company for itself or for any other Borrower. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank or any Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Issuing Bank, the Administrative Agent or such Lender under any resulting liability to the Borrowers or relieve Borrowers of any of their obligations hereunder to the Issuing Bank, the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained in this Section 2.4(g), Borrowers shall not have any obligations to indemnify the Issuing Bank under this Section 2.4(g) in respect of any liability incurred by the Issuing Bank that is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Issuing Bank’s own gross negligence or willful misconduct, unless such action or inaction on the part of the Issuing Bank which gave rise to the liability was taken at the request of a Borrower or the Company on a Borrower’s behalf or from the wrongful failure to pay the Letter of Credit except if pursuant to an order from a Governmental Authority (even if such order is later invalidated).

(h)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of the Borrowers’ obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(i)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then regardless of the time of Company’s receipt of notice of such LC Disbursement, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then the default interest rate set forth in Section 2.6(e)(iii) of this Agreement shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e)(ii) or (e)(iii) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(j)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrowers described in Section 8.1(d) or (e) of this Agreement. Such deposit shall be held by the Administrative Agent as Collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the interest-bearing account or on any investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
(l)With effect as of the Closing Date, the parties hereto agree that (i) each of the Existing Letters of Credit shall be deemed to have been issued and to be outstanding under this Agreement and (ii) the fees contemplated in Section 2.4(b) shall start accruing under the terms hereof as of and from the Closing Date.
(m)Borrowers agree that Issuing Bank may issue the Letter of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 500 (1993 Revision) or 600 (2007 Revision) (the “UCP 500” or the “UCP 600”) or, at Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Credit (as so chosen for the Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.  Borrowers agree that for matters not addressed by the chosen ICC Rule, the Letters of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at any Borrower’s request, the Letter of Credit expressly chooses a state or country law other than the laws of the State of New York and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Issuing Bank if such action or inaction is or would be justified under an ICC Rule, the laws of the State of New York, applicable United States Federal law or the law governing the Letter of Credit.
2.5Funding of Borrowings. (a) Each Lender shall fund its Applicable Percentage of each Loan to be made hereunder on the proposed date thereof by wire transfer of immediately available funds (in the Applicable Currency) by (i) 3:00 p.m., in the case of Revolving Loans, and (ii) 11:00 a.m. in the case of Alternative Currency Loans, to the account most recently designated by the Administrative Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.3 hereof. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Loan Account or, in the case of

Alternative Currency Loans, such other account previously designated to the Administrative Agent in writing, which account must be in the name of a Borrower or a Subsidiary and in London or the financial center of the country of the Applicable Currency; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement shall be remitted by the Administrative Agent to the Issuing Bank and that Loans made to repay Swingline Loans as provided in Section 2.3 of this Agreement shall be remitted by the Administrative Agent to the Swingline Lender and that Loans made to purchase the Applicable Percentage of Automatically Converted Loans in Section 2.1(d) of this Agreement shall be remitted by the Administrative Agent to the applicable Lenders.
            (b)    Unless the Administrative Agent shall have received notice from a Lender in accordance with Section 10.15 of this Agreement that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the Defaulting Lender and the Borrowers agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii)  in the case of the Borrowers, the interest rate applicable to ABR Loans. If a Defaulting Lender pays such amount to the Administrative Agent, then such amount, less any interest paid to the Administrative Agent, shall constitute such Lender’s Loan included in such borrowing. Any Defaulting Lender shall pay on demand to the Borrowers the amount equal to the excess of the interest actually paid by the Borrowers to the Administrative Agent over the interest which would have otherwise been payable by the Borrowers to such Defaulting Lender had such Defaulting Lender funded its share of the applicable borrowing, plus interest on such amount at the rate applicable to ABR Loans.
2.6Interest.
(a)Rates.
                (i)    The Revolving Notes and Alternative Currency Notes shall bear interest, prior to maturity (whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid, payable in arrears on the first day of each month for interest accrued during the preceding month in the case of ABR Loans, in the case of SONIA Loans, payable in arrears on the first day of each month following the date on which the SONIA Loan is advanced and in the case of Term Rate Loans payable in arrears on the last day of the applicable Interest Period, and in the case of an Interest Period in excess of three months also payable on the dates that are successively three months after the commencement of such Interest Period. The Revolving Loans shall bear interest in accordance with the Rate Option selected by the Company pursuant to the terms hereof.
                (ii)    The Swingline Note shall bear interest payable monthly in arrears on the first day of each month for interest accrued during the preceding month on the balance of principal from time to time unpaid.

(b)Rate Options.
                (i)    Unless the Company has selected a Type of Loan in accordance with the provisions of this Agreement, the Company shall be deemed to have selected the ABR Option to apply to any portion of a Note not subject to the applicable Rate Option, and such rate shall continue in effect until the earlier of when such Rate Option and Interest Period are available and properly selected, or until the applicable Revolving Note is paid in full.
Notice by the Company of the selection of a Type of Loan for any Revolving Loan or Alternative Currency Loan, the amount subject thereto, and the applicable Interest Periods for Term Rate Loans shall be irrevocable. Such notice may be given to the Administrative Agent by a duly completed Request Certificate executed by the Company.

        (ii)    The Alternative Currency Notes shall bear interest as follows:

(A)    For Pound Sterling borrowings, at Daily Simple SONIA plus the SONIA Adjustment plus the Applicable Margin;

(B)    For Euro borrowings, for each Interest Period at the EURIBOR Rate plus the Applicable Margin;

(C)    For Yen borrowings, for each Interest Period at the TIBOR Rate plus the Applicable Margin; and

(D)    For Canadian Dollar borrowings, for each Interest Period at the CDOR Rate plus the Applicable Margin.

        (iii)    The Swingline Note shall bear interest at the rate of interest applicable to ABR Loans and such rate shall continue until the Swingline Note is paid in full.

(c)Default Rate. Upon notice to the Company by the Administrative Agent of the occurrence of an Event of Default and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Revolving Notes, Alternative Currency Notes and Swingline Notes shall bear interest at a per annum rate equal to two percent (2%) in excess of the otherwise applicable rate of interest thereon. Overdue fees and other amounts payable by the Company under this Agreement other than principal and interest (“Overdue Amounts”) shall also bear interest at a per annum rate equal to two percent (2%) in excess of the rate of interest applicable to ABR Loans while such sums remain unpaid. In no event shall the rate of interest on the Revolving Notes, Alternative Currency Notes or the rate of interest applicable to Overdue Amounts exceed the maximum rate of interest authorized by law.

(d)Computation of Interest. Interest on ABR Loans and SONIA Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. Interest on SOFR Loans, CDOR Loans, EURIBOR Loans and TIBOR Loans shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, which will result in a higher effective annual rate. Provided, however, in any case where the practice in the relevant market differs, interest will be calculated in accordance with that market practice. If any of the Notes are not paid when due, whether because such Notes become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrowers will pay interest thereon at the aforesaid rate until the date of actual receipt of payment by the holder of the Notes.
(e)Rate Conversions and Continuations. For any Revolving Loan, the Company may elect to convert any portion of (i) an ABR Loan to a SOFR Loan, or (ii) a SOFR Loan to an ABR Loan, or to continue any Loan as a new loan of the same Type; provided, however, Term Rate Loans may only be converted or continued on the expiration date of the applicable Interest Period.
Subject to the foregoing, with respect to a Revolving Loan, the Company may elect to convert any ABR Loan to a SOFR Loan, and with respect to an Alternative Currency Loan, to continue a Term Rate Loan as a new Term Rate Loan of the same Type, by the Company giving irrevocable notice of such election to the Administrative Agent by 1:00 p.m. at least two (2) Business Days prior to the requested rate change date and, in the case of any Term Rate Loan, such conversion or continuation shall take place on the last day of the applicable Interest Period with respect to the Revolving Loan being so converted or continued. The conversion or continuation of a SONIA Loan requires five (5) Business Days’ notice. Such notice may be given by a duly completed and executed Request Certificate. Each such request to convert or continue shall include the requested rate change date (which shall be a Business Day), the Rate Option selected, and the amount to be converted or continued (which shall be in a principal amount of $2,000,000 or more and in whole multiples of $1,000,000 in the case of conversion to, or continuation as, a Term Rate Loan). If no Event of Default or Default is then existing at such time, and the Borrowers are in compliance with the terms of this Agreement as evidenced by the Administrative Agent’s receipt of a properly completed and executed Request Certificate, such conversion or continuation shall be made on the requested rate change date, subject to the foregoing limitations in connection with the conversion or continuation of Term Rate Loans. If a Borrower fails to convert a Loan to a Term Rate Loan, as applicable, on the date upon which such Term Rate Loan was requested to be converted, or if a Borrower shall convert a Term Rate Loan to a new Term Rate Loan of the same Type or to a ABR loan other than on the last day of the relevant Interest Period, the Borrower shall pay any applicable Breakage Fee with respect to such Loan. If the Borrower fails to deliver a timely and complete Notice of conversion/continuation with respect to a SONIA Loan borrowing prior to the respective interest payment date therefor, then, unless such SONIA Loan borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SONIA Loan borrowing shall automatically be continued as a SONIA Loan bearing interest at a rate based upon Daily Simple SONIA as of such interest payment date.

The Administrative Agent shall not incur any liability to the Company in acting upon any telephonic notice which the Administrative Agent believes to have been given by a duly authorized officer or other designated representative of such Borrower, and which is confirmed by delivery to the Administrative Agent from the Company of a written or facsimile notice signed by Company, or for otherwise acting in good faith hereunder.

Notwithstanding the foregoing, Alternative Currency Loans (i) shall not be ABR Loans, (ii) must comply with all provisions of this Agreement applicable to Term Rate Loans or SONIA Loans, as applicable (iii) must comply with the provisions of Section 2.1(d)(i)(D) of this Agreement with respect to the amount of any Alternative Currency Loan, and (iv) may not be converted by the Borrower into ABR Loans.

2.7Prepayments.
(a)Optional Prepayments.
(i)ABR Loans. Borrowers shall have the right to prepay at any time without premium all or any portion of the ABR Loans.
(ii)Term Rate Loans. Borrowers shall have the right to prepay without premium all or any portion of the Term Rate Loans on the expiration day of the applicable Interest Period. If any Term Rate Loan is prepaid at any other time, the Borrowers shall pay to the applicable Lender an amount equal to the Breakage Fee within 10 days of notice thereof from the Lender, setting forth the amount of such Breakage Fee.
(iii)SONIA Loans. Borrowers shall have the right to prepay SONIA Loans on any scheduled interest payment date or upon five (5) Business Days prior notice to the Administrative Agent, provided that if such payment is made other than on a scheduled interest payment date, the Borrower shall pay to the Administrative Agent the applicable Breakage Fee.
All prepayments of the Revolving Loans and Alternative Currency Loans shall be subject to a minimum amount of $2,000,000, and incremental multiples of $1,000,000 thereafter or the Dollar Equivalent thereof in the case of Alternative Currency Loans and the amount of any Alternative Currency Loan after such prepayment must comply with Section 2.1(d)(i)(D) of this Agreement.

(b) Mandatory Prepayments.
(i)Net Proceeds.     Company shall make a mandatory prepayment to the Administrative Agent for the account of the Lenders in accordance with their Applicable Percentages, promptly upon receipt thereof, equal to all (100%) of the Net Proceeds received by the Company or any Subsidiary from (1) insurance, condemnation and similar recoveries in excess of $10,000,000 other than such recoveries that are promptly applied in the ordinary course of business toward repair or replacement of the damaged property; (2) the reversion of Pension Plan assets from an over-funded Pension Plan, but only to the extent of such over-funding; and (3) Asset Sale(s) permitted under Section 7.8(b), to the extent such Net Proceeds exceed $150,000,000. Company shall give to the Administrative Agent written notice of the occurrence of an event requiring a mandatory prepayment hereunder promptly, but not later than within thirty (30) days after the occurrence of such an event.
(ii)Commitments Exceeded.
(A)    If on any date, the Revolving Credit Exposures of the Lenders exceed the Total Commitment, or the Revolving Credit Exposure of any Lender exceeds such Lender’s Commitment, or the aggregate principal amount of Swingline Loans exceeds the Swingline Commitment, or the total LC Exposure exceeds the Letter of Credit

Commitment, then in each case the Borrowers shall, upon request made by the Administrative Agent, prepay on such date the principal amount of Loans in an aggregate amount equal to such excess or, in the case where total LC Exposure exceeds the Letter of Credit Commitment, pay to the Administrative Agent an amount in cash equal to such excess to be held as security for the reimbursement obligations of the Borrowers in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, the Company and the Issuing Bank.
(B)    If the Administrative Agent notifies the Company at any time that the Assigned Dollar Value of the outstanding amount of all Loans and Letters of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(C)    If the Administrative Agent notifies the Company at any time that the Assigned Dollar Value of the outstanding amount of all Loans and Letters of Credit to and for the account of Foreign Borrowers at such time exceeds an amount equal to 105% of the Foreign Borrower Sublimit then in effect, then, within two (2) Business Days after Company’s receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Foreign Borrower Sublimit then in effect.

(c) In the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of an ABR Loan prior to the end of the Availability Period with no related Commitment reduction), the Borrowers shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.
(d) The proceeds of any mandatory prepayments paid to or for the account of the Lenders shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder first to accrued interest, fees and expenses payable thereon and then to principal.
2.8Use of Proceeds. Each Borrower covenants to the Lenders that Borrower will use the proceeds borrowed under this Agreement for Borrower’s ongoing working capital and business requirements including Permitted Acquisitions, permitted payments and prepayments under Section 7.6(b)(i), (iii), (iv) and (v); and no part of such proceeds will be used directly or indirectly to purchase or carry Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System. Each Borrower further covenants that Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

2.9Benchmark Replacement Setting.
(a)     Benchmark Replacement. (i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event the Administrative Agent and the Company may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.9(a)(i) will occur prior to the applicable Benchmark Replacement Date.
(ii) No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.9.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
    (c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) the occurrence of a Benchmark Transition Event or implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.9(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.9(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.9(c).
    (d)    Unavailability of Tenor Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a Term Rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, Company may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Company will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(f)    Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.9 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ABR Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the ABR Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the ABR Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ABR Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.10Increased Costs Generally.
(a)  If any Change in Law shall:
(1)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR, the CDOR Rate, the EURIBOR Rate, SONIA Rate or TIBOR Rate, as applicable) or the Issuing Bank; or
(2)impose on any Lender or the Issuing Bank or the applicable interbank market any other condition affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein; or
(3)subject any Recipient to any Taxes (other than Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity, and provided such Change in Law has or would have a similar effect on Lender as a consequence of other similarly situated credits of Lender), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.11Taxes. If any Taxes shall be payable, or ruled to be payable, by or to any Governmental Authority, by, or in respect of any amount owing to, any Lender which has complied with Section 10.18 of this Agreement, relating to any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Notes or the making of any SOFR Loan, CDOR Loan, SONIA Loan, EURIBOR Loan or TIBOR Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination, the Borrowers will:
(a)    pay on written request therefor all such Taxes to the relevant Governmental Authority in accordance with applicable laws,
(b)    promptly furnish the Administrative Agent and the Lenders with evidence of any such payment, and
(c)    indemnify and hold the Administrative Agent and the Lenders and any holder or holders of the Notes harmless and indemnified against any liability or liabilities with respect to any Indemnified Taxes or Other Taxes withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent or the Lenders, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.
Without prejudice to the survival of any other agreement of the Borrowers under this Agreement, the agreement and obligations of the Borrowers contained in this Section 2.11 shall survive the termination of this Agreement.

2.12Commitment Fee. For each day during (i) the period beginning on the date of this Agreement and ending December 31, 2022, (ii) each full calendar quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the calendar quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrowers shall pay, on demand, following each such calendar quarter or other time period, to the Administrative Agent for the account of each Lender a fee equal to the Applicable Commitment Fee Rate times the actual daily amount by which the Total Commitment on such day exceeds the sum of (x) the Dollar Equivalent of the outstanding amount of Loans and (y) the outstanding amount of the aggregate Dollar Equivalent of the total LC Exposure of the Lenders multiplied by 1/360. For the avoidance of doubt, the outstanding amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Loan Facility for purposes of determining the commitment fee.

2.13Revolving Loan Commitment Termination and Reduction. (a) Unless previously terminated, the Commitment shall terminate on the Revolving Credit Maturity Date.
(b)    The Company may, at any time by three (3) Business Days prior written notice from the Company to the Administrative Agent, state the Company’s desire to reduce the Maximum Limit to any amount which is not less than the aggregate of the then outstanding principal amount of Revolving Loans, Alternative Currency Loans, Swingline Loans and the face amount of outstanding undrawn Letters of Credit, if any. Any reductions of the Maximum Limit shall not be reinstated at any future date and any partial reduction shall be in the amount of $2,000,000 and in incremental multiples of $1,000,000 thereafter. Two (2) Business Days after receipt of such reduction notice, the obligation of the Lenders to make Revolving Loans or Alternative Currency Loans hereunder or purchase participations in Swingline Loans or Alternative Currency Loans or Letters of Credit hereunder shall be limited to the Maximum Limit as reduced pursuant to said notice. Any such reduction of the Commitment shall be accompanied by payment of any applicable Breakage Fees.
2.14Payments. (a) All payments of interest, principal, fees and other expenses by the Borrowers under this Agreement unless otherwise specified shall be made (i) in lawful currency of the United States of America or (ii) in the case of amounts denominated in an Alternative Currency, in such Alternative Currency, and in immediately available funds without counterclaim or setoff.
(b)    Any and all payments by or on account of any obligation of the Borrowers hereunder shall to the extent permitted by applicable laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Company or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 10.18 of this Agreement.
(c)    If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (i) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 10.18 of this Agreement, (ii) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with the Code, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(d)     All payments shall be made not later than 12:00 Noon on the due date at the Administrative Agent’s office or such other office designated by the Administrative Agent in the case of payments made in an Alternative Currency. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after a Default or an Event of Default, payments will be applied to the obligations of Borrowers to the Lenders as the applicable Lender determines in its sole discretion.

2.15Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
            (a)     No payments of principal, interest or fees delivered to the Administrative Agent for the account of any Defaulting Lender shall be delivered by the Administrative Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:
(i)    First, if applicable, to any payments due to the Issuing Bank pursuant to Section 2.4(e) of this Agreement or the Administrative Agent, in its capacity as Administrative Agent or Swingline Lender, as applicable, under Section 2.1(d), Section 2.3 or Section 2.5 of this Agreement; and
(ii)    Second, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans; and
(iii)     Third, to the payment of any amounts owing to the Borrowers, the Lenders, the Issuing Bank or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Administrative Agent against such defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(iv)    Fourth, to the payment of any amount due to the Borrowers under Section 2.5(b) of this Agreement.
(b)    Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrowers under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.
(c)    If the Company, the Administrative Agent, the Swingline Lender and the Issuer Bank agree in writing that a Lender should no longer be deemed a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16Intentionally Omitted.
2.17Administrative Agent Fees. The Company shall pay to the Administrative Agent for its own account the fees in the amounts and on the dates previously agreed to in writing in the Fee Letter.
2.18Substitution of Lender. If (a) the obligation of any Lender to make or maintain SOFR Loans, CDOR Loans, SONIA Loans, EURIBOR Loans or TIBOR Loans has been suspended pursuant to Section 2.10 of this Agreement when not all Lenders’ obligations to do so have been suspended, (b) any Lender has demanded compensation under Section 2.10 of this Agreement, when all Lenders have not done so, (c) any Lender is a Defaulting Lender, (d) any payment of Taxes by the Borrowers is required under Section 2.11 hereof, (e) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of any other necessary Lender is not obtained, or (f) it is or has become unlawful for a Lender to make Loans to or participate in Letters of Credit for the account of a Foreign Borrower when it is not unlawful for all of the Lenders to do so or a Lender is prohibited by the terms of its organizational documents to make such Loans or participate in such Letters of Credit, the Company shall have the right, if no Default then exists, to replace such Lender (a “Replaced Lender”) with one or more other lenders (each, a “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 2.18, each Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees and expenses, if applicable, owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrowers to the Replaced Lender pursuant to Section 2.7(a)(ii) of this Agreement, if any, if the Borrowers prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrowers under this Agreement and the other Loan Documents then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrowers to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such Replaced Lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to the Borrowers, the Administrative Agent, the Issuing Bank, Swingline Lender or any other Lender. In the case of an assignment by a Lender of a Term Rate Loan other than on the last day of the Interest Period applicable thereto as a result of the replacement of such Lender pursuant to this Section, the Company will pay such Lender any applicable Breakage Fee with respect to such Term Rate Loan.

2.19Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate office, branch or Affiliate with respect to its SOFR Loans, SONIA Loans, EURIBOR Loans or TIBOR Loans to reduce any liability of Borrowers to such Lender under Sections 2.9, 2.10 and 2.11 of this Agreement, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 2.9, 2.10 or 2.11 of this Agreement. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Company as determined by such Lender and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such sections in connection with a SOFR Loan shall be calculated as though each Lender funded such Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 2.9, 2.10 and 2.11 of this Agreement shall survive payment of the Indebtedness under this Agreement and termination of this Agreement. The Borrowers shall have no obligation to compensate any Lender with respect to amounts provided in Section 2.10 of this Agreement with respect to any period prior to the date which is one hundred eighty (180) days prior to the date such Lender delivers its written statement hereunder requesting compensation.
2.20Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the obligations of Borrowers under this Agreement, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
2.21Expansion Option.
            (a)    Request for Increase. Provided (i) there exists no Event of Default, and no Event of Default would be caused thereby, and (ii) the Total Commitment has not been previously reduced in accordance with Section 2.13 hereof, the Company may request upon notice to the Administrative Agent and the Lenders, an increase in the Total Commitment in minimum amounts of $50,000,000 and whole multiples of $10,000,000 for amounts in excess of such minimum amount so long as, after giving effect thereto, the Total Commitment does not exceed $1,500,000,000. In the event the Increasing Lenders do not commit the full increase requested, Company may select, in consultation with the Administrative Agent, such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment an “Increasing Lender”) one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to extend a Commitment; provided that each Augmenting Lender shall be subject to the reasonable approval of the Administrative Agent and the approval of the Company, and provided further that each Increasing Lender and each Augmenting Lender executes documentation in form and content satisfactory to the Administrative Agent to either become a party to this Agreement or reflect the increase of such Lender’s Commitment under this Agreement. At the time of sending a notice requesting an increase in the Commitments, the Administrative Agent shall specify the time period within which each Lender is requested to respond which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders (“Notice Period”).
            (b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the Notice Period whether or not it agrees to increase its Commitment and the amount thereof, which decision shall be made in such Lender’s sole discretion. Any Lender not responding within the Notice Period shall be deemed to have declined to increase its Commitment (any Lender declining to increase its Commitment a “Non Increasing Lender”).
            (c)    Notifications by Agent and Borrower. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. The Administrative Agent shall notify the Company and the Lenders of the name of each Augmenting Lender and the applicable Commitment of such Lender.
            (d)    Effective Date and Allocations. If the Commitments are increased as provided in this Section, the Administrative Agent and the Company shall determine the effective date (“Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.
            (e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a satisfactory opinion of counsel to the Borrowers addressed to each Lender and counsel to the Administrative Agent, and in form and content satisfactory to the Administrative Agent and substantially in the form issued in connection with this Agreement, together with a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Company (i) certifying and attaching the resolutions adopted by Borrowers approving or consenting to such increase, (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 4.6 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and (B) no Event of Default or Default exists, and (iii) attaching updated financial projections in form and substance satisfactory to the Administrative Agent demonstrating that, before and after giving effect to such increase on a pro forma basis, the Company will be in compliance with the financial covenants in Sections 6.1 and 6.2.

            (f)    Commitment Adjustments. Each of the parties hereto agrees that the Administrative Agent may, in consultation with Company, take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Commitments pursuant to this Section, the outstanding Revolving Loans (if any) are held by the Lenders with Commitments in accordance with their new Applicable Percentages as shown on an updated Schedule 2.1 which will be attached to this Agreement. This may be accomplished at the discretion of the Administrative Agent, as applicable: (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of the new Revolving Loans; (ii) by causing the Non Increasing Lenders to assign portions of their outstanding Revolving Loans to Increasing Lenders and Augmenting Lenders; (iii) by permitting the Revolving Loans outstanding at the time of any increase in the Commitment pursuant to this Section 2.21 to remain outstanding until the last days of the respective Interest Periods, therefor, even though the Lenders would hold such Revolving Loans other than in accordance with their new Applicable Percentages; or (iv) by any combination of the foregoing.
2.22Designated Borrowers.
(a)    A Designated Borrower hereunder may receive Loans and Letters of Credit for its account on the terms and conditions set forth in this Agreement. Prior to the addition of the first Designated Borrower in accordance with subsection (b) hereof, the Company and Guarantors shall execute and deliver any modification and amendments to the Loan Documents as may be reasonably requested by the Administrative Agent to ensure that all obligations evidenced, guaranteed or secured thereby specifically include the obligations of Designated Borrowers under this Agreement.
(b)    The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any direct or indirect wholly-owned Subsidiary of the Company (other than a Securitization Subsidiary) organized in any jurisdiction reasonably acceptable to Administrative Agent (an “Applicant Borrower”) as a Designated Borrower to receive Loans and Letters of Credit for its account hereunder by delivering to the Administrative Agent (and the Administrative Agent shall promptly deliver copies thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel (if requested by Administrative Agent) and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrower, including without limitation other information and documentation that is required with respect to “Know Your Customer” and anti-money laundering rules and regulations, including OFAC and the PATRIOT Act, or the Beneficial Ownership Regulation. The Company shall also confirm that such Applicant Borrower is a Guarantor and has provided security in accordance with Section 5.11 hereof, unless such Applicant Borrower is a Foreign Subsidiary and to do so would subject Borrower to liability for any potential additional United States income taxes by virtue of Section 956 of the Code, determined without regard to the availability of foreign tax credits, in which case (but only if such Foreign Subsidiary is directly owned by the Company or a Guarantor) the Company shall confirm that 65% of the Equity Interests in such Foreign Subsidiary have been pledged to the Administrative Agent for the benefit of the Secured Facility Parties. If such Applicant Borrower is a Foreign Subsidiary which is not directly owned by the Company or a Guarantor, the Company shall, if requested by Administrative Agent, confirm that the Equity Interests in such Foreign Subsidiary are subject to a negative pledge acceptable to Administrative Agent. If the Administrative Agent agrees that an Applicant Borrower shall be entitled to receive Loans and Letters of Credit for its account hereunder, and no Lender has notified the Administrative Agent that it is unlawful (at such time) for such Lender to make Loans to such Applicant Borrower (it being understood that the condition precedent to any Applicant Borrower becoming a Designated Borrower is no Lender having provided any such notice with respect to unlawfulness), then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel (if requested by Administrative Agent) and other documents or information, but not less than 5 days after the Administrative Agent has delivered copies of the Designated Borrower Request and Assumption Agreement to the Lenders, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans and Letters of Credit for its account hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Request Certificate or Letter of Credit application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
(c)    The obligations of the Company and each Designated Borrower that is a Domestic Subsidiary hereunder shall be joint and several in nature, and the Company and each Domestic Subsidiary that is a Designated Borrower shall be jointly and severally liable with respect to all Loans, LC Disbursements, interest, fees, charges and indemnification and other obligations, in each case arising under this Agreement, whether any of the foregoing obligations are those of the Company, a Domestic Subsidiary or a Foreign Subsidiary. The obligations of any Designated Borrower that is a Foreign Subsidiary shall be several in nature; and such Foreign Borrower shall only be liable for (i) the Loans specifically made to such Foreign Borrower, (ii) any LC Disbursements with respect to Letters of Credit issued specifically for the account of such Foreign Borrower, and (iii) all interest, fees, other charges and indemnification and other obligations, in each case specifically and solely to the extent arising with respect to such Loans and LC Disbursements. THE FOREGOING LIMITATION ON THE LIABILITY OF A FOREIGN BORROWER SHALL APPLY NOTWITHSTANDING ANY OTHER PROVISION OF THE LOAN DOCUMENTS, EVEN IF ANY SUCH PROVISION DOES NOT EXPRESSLY STATE SUCH LIMITATION, MAY BE CONSTRUED TO CREATE A BROADER OBLIGATION OR DESCRIBES ANY OBLIGATION AS AN OBLIGATION OF THE ‘BORROWERS’.
(d)    Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the obligations of any other Borrower or the validity or enforceability, against any other Borrower, of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (ii) the absence of any attempt to collect the obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Administrative Agent or the Lenders with respect to any provision of any instrument evidencing the obligations of any other Borrower or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or the Lenders, or (iv) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor, or surety or of any other Borrower (other than actual indefeasible payment in full in cash). With respect to any Borrower’s obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to advances of the Loans made to or for any of the other Borrowers hereunder, such Borrower waives, until the obligations shall have been indefeasibly paid in full in cash, and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or the Lenders now have or may hereafter have against any other Borrower, or any endorser of all or any part of the obligations. During the existence of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the obligations, without first proceeding against any other Borrower or any other Person.
(e)    Each Subsidiary of the Company that is or becomes a Designated Borrower pursuant to this Section 2.22 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(f)    The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that (i) there are no outstanding Loans payable by such Designated Borrower or Letters of Credit outstanding for the account of such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it or Letters of Credit issued for its account, as of the effective date of such termination, (ii) there exists no Default or Event of Default at such time, and (iii) such Designated Borrower is a Non-Material Subsidiary or a Foreign Subsidiary or all of the Equity Interests owned directly or indirectly by the Company in such Designated Borrower are sold in a Permitted Disposition or such Designated Borrower has been merged, consolidated or amalgamated as permitted under Section 7.8(a) this Agreement. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status and will deliver such documents as may be reasonably requested by the Company to evidence such termination and the release of such Designated Borrower from its obligations under this Agreement and the other Loan Documents.

2.23Inability to Determine Rates.
(a)    Subject to Section 2.9 , if, on or prior to the first day of any Interest Period (an “Affected Interest Period”):
(b)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that (i) by reason of circumstances affecting the London or other applicable offshore interbank market for an applicable Currency, the Applicable Reference Rate (whether in Dollars or an Alternative Currency) cannot be determined pursuant to the definition thereof, including, without limitation, because the Screen Rate for the applicable Currency is not available or published on a current basis or (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or
(c)    the Administrative Agent and the Required Lenders determine that for any reason in connection with any request for a Term Rate Loan (whether denominated in Dollars or an Alternative Currency) or a conversion thereto or a continuation thereof that (A)  deposits in such Currency are not being offered to banks in the London or other applicable offshore interbank market for the applicable Currency, amount and Interest Period of such Term Rate Loan, or (B) the applicable Rate for any requested Currency or Interest Period with respect to a proposed Term Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Loans in each such Currency shall be suspended (in the case of Term Rate Loans, to the extent of the affected Term Rate Loan or Interest Periods) until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Company may revoke any pending request for a borrowing of, conversion to or continuation of a Loan in each such affected Currency (to the extent of the affected Loan or in the case of Term Rate Loans, Interest Periods) or, failing that, (i) (A) in the case of any request for a Term Rate Loan in Dollars, the Company will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans and (B) in the case of any request for a Loan in an Alternative Currency, then such request shall be ineffective and (ii) (A) any outstanding affected Term Rate Loan denominated in Dollars will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Loan denominated in an Alternative Currency, at the Company’s election, shall either (1) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency), at the end of the applicable Interest Period in the case of Term Rate Loans or (2) be prepaid at the end of the applicable Interest Period in full in the case of Term Rate Loans; provided that if no election is made by the Company by the earlier of (x) the date that is three Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for an applicable Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

2.24LIBOR Loans Outstanding Under 2019 Agreement. As of the date of this Agreement, there may be one or more outstanding LIBOR Loans (as defined in the 2019 Agreement) (“Existing LIBOR Loans”). Prior to being repaid or prepaid, such LIBOR Loans shall bear interest, and interest shall be payable by Borrowers, in accordance with the terms of Section 2.6 of the 2019 Agreement and incorporated in this Agreement, mutatis mutandis. This Section 2.24 shall be applicable solely to Existing LIBOR Loans, and shall cease to apply or have any further effect if there are no Existing LIBOR Loans outstanding. Notwithstanding anything to the contrary contained in this Agreement, from and after the date of this Agreement, no further LIBOR Loans will be made, no Loans will be continued as, or converted to, LIBOR Loans and any outstanding LIBOR Loan will be converted to a SOFR Loan at the end of the applicable Interest Period.
2.25Illegality. Notwithstanding any other provisions herein, if (i) any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain SOFR Loans or (ii) the making, maintain or continuation of its SOFR Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the position of such Lender in that market, such Lender shall forthwith give notice of such circumstances to the Company and the Agent and thereupon (a) the commitment of such Lender to make SOFR Loans or convert ABR Loans to SOFR Loans shall forthwith be suspended and (b) such Lender’s SOFR Loans then outstanding shall be converted automatically to ABR Loans on the last day of each Interest Period applicable to such SOFR Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain SOFR Loans. The Company hereby agrees to promptly pay the Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion required by this Section 2.25 prior to the last day of an Interest Period with respect to a SOFR Loan, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its SOFR Loans hereunder.

ARTICLE III. CONDITIONS TO THE CREDIT
        The Lenders’ agreement to lend, contained in this Agreement, shall be effective only upon fulfillment of the following conditions at or prior to the date specifically set forth herein.
3.1No Default. (i) There not existing at the time such Loan is to be made any Event of Default or Default and (ii) such Lender not reasonably believing that any Event of Default or Default so exists or, if such Loan is made, will occur or exist.
3.2Representations and Warranties. (i) Each representation and warranty made in this Agreement being true and correct in all material respects as of the date of this Agreement and, except to the extent updated in a certificate executed by a Responsible Officer of Company and received by each Lender before the time such Loan is to be made, as of such time, (ii) each other representation and warranty made to any Lender by or on behalf of the Borrowers pursuant to any Loan Document before the time such Loan is to be made being true and correct in all material respects as of the date thereof, (iii) each financial statement provided to any Lender by or on behalf of the Borrowers pursuant to any Loan Document before the time such Loan is to be made having fairly presented the financial information it purports to reflect as of the date thereof and (iv) such Lender not reasonably believing that (A) any such representation or warranty, except to the extent so updated, was or is other than true and correct in all material respects as of any date or time of determination of the truth or correctness thereof, (B) any event or condition the occurrence, non-occurrence, existence or non-existence of which is a subject of any such representation or warranty would have any Material Adverse Effect or (C) any such financial statement did not so fairly present such information as of the date thereof.
3.3Proceedings. Such Lender being satisfied as to each corporate or other proceeding of the Company or any Subsidiary in connection with any transaction contemplated by this Agreement.
3.4Closing Conditions. The receipt on the date of this Agreement, by the Administrative Agent, unless otherwise indicated, of the following, in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(a)    A Revolving Note payable to the order of each Lender, appropriately completed and duly executed by the Company;
(b)    Intentionally omitted;
(c)    An Alternative Currency Note payable to the order of each Lender appropriately completed and duly executed by the Company;
(d)    A Swingline Note payable to the order of the Swingline Lender appropriately completed and duly executed by the Company;
(e)    A Reaffirmation of the Continuing, Absolute and Unconditional Guaranty Agreement, as previously amended or supplemented, in favor of the Administrative Agent appropriately completed and duly executed by each Domestic Subsidiary, unlimited as to amount;
(f)    (i) Amended and Restated General Security Agreements in favor of the Administrative Agent, appropriately completed and duly executed by the Company and each

Domestic Subsidiary, covering, together with all other personal property and fixtures of such Person, all of the issued and outstanding shares of each class of stock and other ownership interests of the Company and each Guarantor in any of their respective Domestic Subsidiaries, and of the Company and each Guarantor in each other Directly-Owned Foreign Subsidiary, together with each agreement, instrument and other writing evidencing any security covered thereby, and (ii) a Reaffirmation of the negative pledge agreements, as previously amended, appropriately completed and duly executed by Moog Holding GmbH & Co. KG and Moog Luxembourg Finance S.A.R.L., respectively, pledging not to make any sale, assignment, contribution, transfer or other disposition of the Equity Interests of any of their direct or indirect subsidiaries except as otherwise permitted under this Agreement, and pledging not to consent to or permit the creation of any Lien upon their Equity Interests in any of their direct subsidiaries or consent to or permit the creation of any Lien upon the Equity Interests of any of their indirect subsidiaries except as otherwise permitted under this Agreement;
(g)     (i) Amended and Restated Patent and Trademark Security Agreements in favor of the Administrative Agent, appropriately completed and duly executed by the Company and each Domestic Subsidiary, and (ii) an Amended and Restated Copyright Security Agreement in favor of the Administrative Agent, appropriately completed and duly executed by the Company;
(h)    A certificate of its Secretary or a Person having similar functions attaching a true and complete copy of the certificates or articles of incorporation or organization, by-laws, operating agreement or partnership agreement or other charger or organization documents of each of the Company and all Domestic Subsidiaries and the name, title and true signature of each Person authorized to execute this Agreement and other Loan Documents;
(i)    An opinion of Hodgson Russ LLP, counsel to the Company, addressed to each Lender and counsel to the Administrative Agent, and in form and content satisfactory to the Administrative Agent, substantially in the form of the opinion issued in connection with the 2019 Agreement;
(j)    Evidence that each of the Company and all Domestic Subsidiaries are (i) in good standing under the Law of the jurisdiction in which it is organized and (ii) duly qualified and in good standing as a foreign Person of its type authorized to do business in each jurisdiction in which such qualification is necessary except where the failure to so qualify would not have any Material Adverse Effect;
(k)    Intentionally Omitted;
(l)    Evidence of the taking and the continuation in full force and effect of each corporate or other action of the Company or any other Person necessary to authorize the obtaining of all Loans by the Company, the execution, delivery and performance of each Loan Document by each Person other than any Lender and the imposition or creation of each security interest, mortgage and other lien and encumbrance imposed or created pursuant to any Loan Document;

(m)    Evidence (i) that no asset subject to any mortgage, security interest or other lien or encumbrance pursuant to any Security Document is subject to any other security interest, mortgage or other lien or encumbrance, except for Permitted Encumbrances, and (ii) of the making of each recording and filing, and of the taking of each other action, deemed necessary or desirable by the Administrative Agent at the sole option of the Administrative Agent to perfect or otherwise establish, preserve or protect the priority of any such security interest, mortgage or other lien or encumbrance;
(n)    Evidence that each requirement contained in any Loan Document with respect to insurance is being met;
(o)    Each additional agreement, instrument and other writing (including, but not limited to, each agreement, instrument and other writing intended to be filed or recorded with any Governmental Authority) to perfect or otherwise establish, preserve or protect the priority of any security interest, mortgage or other lien or encumbrance created or imposed pursuant to any Loan Document; and
(p)     Payment of all costs and expenses incurred as of the Closing Date by the Administrative Agent and payable pursuant to Section 9.1 of this Agreement.

3.5Conditions to Subsequent Borrowing and Issuance. The obligation of the appropriate Lender to make a Loan to a Borrower or issue or renew a Letter of Credit (collectively, “Issuance”) and the right of the Company to request a Loan or Issuance after the date of this Agreement, whether for itself or on behalf of a Designated Borrower shall each be subject to the further conditions that on the date of the making of such Loan or such Issuance:
(a)    Each of the conditions listed in Section 3.4 shall have been satisfied or waived in accordance with this Agreement.
(b)    The following statements shall be true and the Administrative Agent shall have received a Request Certificate signed by a Responsible Officer of Company dated the date of such Loan or Issuance stating that:
                (i)    there does not exist at the time such Loan or Issuance is to be made any Event of Default, Default or Material Adverse Effect;

                (ii)    each representation and warranty made in this Agreement and any Loan Document to which any Borrower is a party and in any certificate, document or financial or other statement furnished at any time thereunder is true, correct and complete in all material respects with the same effect as though such representations and warranties had been made as of the time such Loan or Issuance is to be made, except to the extent any such representation and warranty relates solely to an earlier date, or to the extent any such representation and warranty has been updated in a certificate executed by a Responsible Officer and received by the Administrative Agent before the time such Loan or Issuance is to be made;

                (iii)    the incurrence of such Loan or Issuance is permitted by the terms of the Current Indenture and will constitute Permitted Debt under, and as defined in, the Current Indenture; and

(c)    The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably, in both time and scope, request, and all legal matters incident to such Loan or Issuance shall be satisfactory to counsel to the Administrative Agent.

3.6Subsequent Extensions of Credit. Subsequent to the satisfaction of the conditions set forth herein, each request to the Administrative Agent for a Revolving Loan, Alternative Currency Loan, Swingline Loan or Letter of Credit after the date hereof shall constitute confirmation by the Company of all the factual matters set forth in the form of Compliance Certificate as of the date of such request in the same manner as if a written Compliance Certificate had been delivered, and such factual matters shall be true in all material respects on the date such Revolving Loan, Swingline Loan, Alternative Currency Loan or Letter of Credit is made or issued. No Revolving Loan, Swingline Loan, Alternative Currency Loan or Letter of Credit shall be made if such certification is not made without qualification.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES
The Company makes the following representations and warranties and each Designated Borrower joins in such representations and warranties solely on its own behalf with respect to such Designated Borrower as a Borrower hereunder with respect to such Designated Borrower only:

4.1Corporate Status. Each Borrower, each Guarantor and each other Subsidiary is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, and in good standing or in full force and effect under the laws of its jurisdiction of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where the failure to do so has not had or will not have a Material Adverse Effect; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Notes, the other Loan Documents and any other document executed in connection with this Agreement to which it is a party, all of which have been duly authorized by all proper and necessary entity and shareholder action. Schedule 4.1 hereto lists, as of the Closing Date, each Subsidiary and the direct and indirect ownership interests of the Company therein.
4.2Valid and Binding Obligation. This Agreement, the Notes, the Loan Documents, and any other document executed in connection herewith to which any Borrower, any Guarantor or other Subsidiary is a party, constitutes the legal, valid and binding obligations of such Borrower, such Guarantor or other Subsidiary a party thereto, enforceable in accordance with their respective terms, except as enforceability (i) may be limited by state, provincial or federal bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (ii) may be subject to equity principles in the event equitable remedies are sought.
4.3No Pending Litigation. Except as set forth on Schedule 4.3 of this Agreement, there are not any actions, suits, proceedings (whether or not purportedly on behalf of any Borrower, any Guarantor or any other Subsidiary) or investigations pending or, to the knowledge of such Borrower, such Guarantor or any other Subsidiary, threatened against such Borrower, such Guarantor or any Subsidiary or any basis therefore, which, in any case or in the aggregate, have had or will have a Material Adverse Effect, or which question the validity of this Agreement, the Notes, any other Loan Documents, or any other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.
4.4No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, Governmental Authority or other Person or entity is required in connection with the valid execution, delivery or performance of this Agreement, the Notes, any other Loan Documents, or any other documents required by this Agreement to which any Borrower or any Subsidiary is a party, or in connection with any of the transactions contemplated thereby other than the filing of financing statements and the recording of mortgages or deeds of trust on any Collateral which filings and recordings were made prior to the Closing Date.

4.5No Violations. The execution and delivery of, and to the best of each Borrower’s knowledge, the performance of the Loan Documents to which it is a party, will not violate any term of its certificate of incorporation, by-laws, or of any mortgage, borrowing agreement or other material instrument or agreement pertaining to Indebtedness for borrowed money, the violation of which has had or will have a Material Adverse Effect, and will not result in the creation of any Lien upon any properties or assets except in favor of Administrative Agent and the Lenders, except for such Lien that has not had or will not have a Material Adverse Effect. The execution, delivery, and to the best of Company’s knowledge, the performance of the other Loan Documents to which each Guarantor or Subsidiary is a party will not violate any term of its certificate of incorporation, partnership, articles of association, operating agreement or by-laws, or of any mortgage, borrowing agreement or other material instrument or agreement pertaining to Indebtedness for borrowed money, the violation of which has had or will have a Material Adverse Effect. To the best of Company’s knowledge, neither any Borrower, any Guarantor nor any Subsidiary is in violation of any term of any other indenture, instrument or agreement to which it is a party or by which it may be bound, the violation of which has had or will have a Material Adverse Effect. Neither any Borrower, any Guarantor nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or, of any statute, rule or regulation of any competent governmental authority, the violation of which has had or will have a Material Adverse Effect.
4.6Financial Statements. Company has furnished to the Administrative Agent and the Lenders Company’s quarterly report on Form 10-Q dated July 2, 2022 as filed with the SEC (“Form 10-Q”) showing the financial condition of Company as of such date, which document presents fairly the financial position of Company and its Subsidiaries as of such date and the results of its operations and changes in its financial position for such period then ended and has been prepared in conformity with GAAP applied on a basis consistent with that of similar periods for preceding years.
4.7No Material Adverse Change. Since July 2, 2022, there has been no change in the financial or other condition, business affairs or prospects of Company and Company’s Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or will have, a Material Adverse Effect.
4.8Tax Returns and Payments. The Borrowers and the Subsidiaries have filed all federal income tax returns. The Borrowers and the Subsidiaries have filed all other tax returns, domestic and foreign, required to be filed by them and have paid all taxes and assessments payable by them that have become due, other than those not yet delinquent and except for those contested in good faith and except where the failure to so file has not had or will not have a Material Adverse Effect. The Borrowers and the Subsidiaries have established on their books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. Neither any Borrower nor any Subsidiary knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as any Borrower and any Subsidiary has made, has had or will have a Material Adverse Effect.

4.9Title to Properties, etc. The Borrowers and the Subsidiaries have good and marketable title, in the case of real property, and good title (or valid leaseholds, in the case of any leased property), in the case of all other property, to all of their respective properties and assets free and clear of Liens other than Permitted Encumbrances. The interests of the Company and any Subsidiary in the properties reflected in the most recent balance sheet referred to in Section 4.7, taken as a whole, were sufficient, in the judgment of the Company, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Company and any Subsidiary.
4.10Lawful Operations, etc. The Borrowers and the Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, except to the extent the failure to so hold has not and will not have a Material Adverse Effect; and (ii) are in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, has had or will have a Material Adverse Effect.
4.11Environmental Matters. (a) The Borrowers and the Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) have not had or will not have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrowers and any Subsidiary under any Environmental Law have been secured and the Borrowers and the Subsidiaries are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith has not had or will not have a Material Adverse Effect. Neither any Borrower nor any Subsidiary has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order judgment, injunction, or decree to which each Borrower or such Subsidiary is a party or that would affect the ability of such Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults, in the aggregate, have not had or will not have a Material Adverse Effect. There are no claims under any Environmental Laws (“Environmental Claim”) pending or to the knowledge of Borrower, threatened which have had or will have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any real property now or at any time owned, leased or operated by any Borrower or any Subsidiary or on any property adjacent to any such real property, that are known by the Borrower or as to which any such Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of any Environmental Claim against any Borrower or any Subsidiary or any real property of the Borrower or any Subsidiary; or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate have not had and will not have a Material Adverse Effect.
(b)    Hazardous Substances have not at any time been (i) generated, used, treated or stored on, or transported to and from any real property of the Borrower or any Subsidiary or (ii) released on any such real property, in each case where such occurrence or event is not in compliance with Environmental Laws and has had or will have a Material Adverse Effect.

4.12Compliance with ERISA. Compliance by the Borrowers with the provisions hereof and in the incurrence of the Indebtedness under this Agreement will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrowers and the Subsidiaries (i) have fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Pension Plan, (ii) have satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) are in compliance with all other applicable provisions of ERISA and the Code with respect to each Pension Plan, each Multiemployer Plan and each Multiple Employer Plan, except to the extent failure to comply has not had, and will not have, a Material Adverse Effect and (iv) have not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Pension Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Pension Plan or trust created thereunder has been terminated. There has been no Reportable Event with respect to any Pension Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which Reportable Event will or could result in the termination of such Pension Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Borrowers or any ERISA Affiliate in respect thereof. Neither any Borrower nor any ERISA Affiliate is at the date of this Agreement, or has been at any time within the two years preceding the date of this Agreement, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither any Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed in accordance with GAAP in the financial statements delivered to the Lenders in accordance with this Agreement. The Company represents and warrants that the Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
4.13Investment Company Act, etc. Neither any Borrower nor any Subsidiary is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, as amended, or any applicable state public utility law.
4.14Insurance. The Borrowers and the Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of the Loan Documents.
4.15 Burdensome Contracts; Labor Relations. Neither any Borrower nor any Subsidiary (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, walk out or other concerted interruptions of operations by employees of any Borrower or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of the Borrower, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any significant pending or, to the knowledge of the Borrower, threatened strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of any Borrower or any Subsidiary, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, which have not had or will not have a Material Adverse Effect.

4.16Liens. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations or the obligations of the Guarantors under their respective Guaranties, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Facility Parties, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Encumbrances. No filings or recordings are required under any Law of the United States of any state or territory thereof in order to perfect the Liens created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.
4.17Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.
4.18Anti-Terrorism Law Compliance. (a) Neither any Borrower nor any Subsidiary, nor to the knowledge of the Borrowers, any officer, director, employee, agent, affiliate or representative thereof, is subject to or in violation of any law, regulation, or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Bank from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower. None of the Borrowers, any Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Borrowers or the Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or any other relevant sanctions authority (collectively, "Sanctions"), or (ii) located , organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea, Donetsk and Luhansk Regions of Ukraine, Cuba, Iran, North Korea and Syria.
            (b) None of the Borrowers, the Guarantors or other Subsidiaries, nor to the knowledge of the Borrowers, any officer or director of any Borrower, any Guarantor or any other Subsidiary has taken action, directly or indirectly, that would result in a material violation by such Persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”), and the US Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrowers, and to the knowledge of the Borrowers, the Guarantors, the other Subsidiaries and their Affiliates have conducted their businesses in material compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
4.19Intellectual Property. Each of the Borrowers, the Guarantors and other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and process necessary for the conduct of its business as currently conducted (collectively, the “Intellectual Property”) except for those the failure to own or license which has not had or will not have a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use by any Borrower, any Guarantor or any other Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower, any Guarantor or any other Subsidiaries know of any valid basis for any such claim, to the knowledge of the Borrower the use of such Intellectual Property by any Borrower, any Guarantors and any other Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Borrower, no such Intellectual Property of any Borrower, any Guarantor and any other Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dissolution that, in the aggregate, has not had or will not have a Material Adverse Effect.
4.20Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Materials or any other certificate furnished by or on behalf of Borrowers or the Guarantors to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information or certificate was so furnished (or, in the case of the Confidential Information Materials, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The financial statements contained in the materials referenced above, in conformity with GAAP, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In addition, the projections and pro forma financial information contained in the materials referenced above are not guarantees of future performance and are subject to factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the projections and pro forma financial information. Certain of those factors, risks and uncertainties are referred to in Company’s Form 10-Q, filed for the period ending July 2, 2022.
4.21Other Indebtedness. This Agreement constitutes the “Credit Agreement”, and the Indebtedness under this Agreement constitutes “Permitted Debt” under, and as defined in, the Current Indenture.
4.22Eligible Contract Party. Each Borrower and each Guarantor is an Eligible Contract Participant.
4.23Representations as to Foreign Borrowers. Each of the Company and each Foreign Borrower represents and warrants to the Administrative Agent and the Lenders that:
    (a)    Such Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attached in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.
    (b)    The Applicable Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Documents or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
    (c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Foreign Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent and the Lenders.
    (d)    The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
4.24EEA Financial Institution. Neither any Borrower nor any Guarantor is an EEA Financial Institution.
4.25Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE V. AFFIRMATIVE COVENANTS
During the term of this Agreement, and so long thereafter as any Indebtedness of any Borrower to the Administrative Agent or the Lenders shall remain unpaid, including any Indebtedness for fees and expenses, Company will and shall cause each of its Subsidiaries to:

5.1Payments. Duly and punctually pay the principal of, interest on, and all fees, expenses and charges on, all Indebtedness incurred by Borrowers pursuant to this Agreement in the manner set forth in this Agreement, and duly and punctually pay to the Administrative Agent the arrangement fee and annual agency fee as and when due under the terms of the Fee Letter.
5.2Reporting Requirements. Furnish to the Administrative Agent:
(a)Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Company, (i) audited Consolidated financial statements of Company and Company’s Subsidiaries as of the end of such year, fairly presenting Company’s financial position, which statements shall consist of a balance sheet and related statements of income, stockholders’ equity, and cash flow covering the period of Company’s immediately preceding fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and such audited Consolidated financial statements to be accompanied by (a) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (b) an opinion of such Registered Public Accounting Firm independently assessing the Company’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, Public Company Accounting Oversight Board Auditing Standard No. 2, and Section 404 of the Sarbanes-Oxley Act of 2002 expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Administrative Agent does not object, and such financial statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Company and its Subsidiaries; and (ii) upon request by the Administrative Agent, internally prepared Consolidating financial statements of Company and Company’s Subsidiaries as of the end of such year which statements shall consist of a balance sheet and related statements of income covering the period of Company’s immediately preceding fiscal year, all in reasonable detail.

(b)Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the close of the first three fiscal quarters in each fiscal year of Company, the unaudited Consolidated balance sheets of Company and Company’s Consolidated Subsidiaries as at the end of such quarterly period and the related unaudited Consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited Consolidated statements of income, comparative figures for the related periods in the prior fiscal year, to be certified by a Financial Officer of Company, on behalf of Company, to be in accordance with the records of Company and each Subsidiary and to present fairly taken as a whole the results of the operations of Company and all Subsidiaries for, as applicable, such fiscal quarter, and the financial position of Company and all Subsidiaries as of the end of such fiscal quarter, subject to changes resulting from normal year-end audit adjustments.
(c)Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 5.2(a) and (b), a certificate (“Compliance Certificate”), in substantially the form attached hereto as Exhibit E, on behalf of Company by a Financial Officer to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Company propose to take with respect thereto, and (ii) the representations and warranties of the Company are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Sections 6.1 and 6.2.
(d)Intentionally Omitted.
(e)Notices. Promptly, and in any event within three (3) Business Days after Company or any Subsidiary obtains knowledge thereof, notice of:
(i)    the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto; or
(ii)    the commencement of, or any other material development concerning any litigation or governmental or regulatory proceeding pending against the Company or any Subsidiary or the occurrence of any other event, if the same has had or will have a Material Adverse Effect.
(f)ERISA. Promptly, and in any event within ten (10) Business Days after Company or any Subsidiary knows of the occurrence of any of the following, the Company will deliver to each of the Lenders a certificate by a Responsible Officer setting forth the full details as to such occurrence and the action, if any, that Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Company or the Subsidiary, the PBGC, a Pension Plan participant or the Pension Plan administrator with respect thereto (i) the occurrence of a Reportable Event with respect to any Pension Plan, including the failure by the Company or any Subsidiary to make a minimum required contribution (within the meaning of Section 412(a)(2)(A) of the Code); (ii) the institution of any steps by Company, any Subsidiary, the PBGC or any other Person to terminate any Pension Plan; (iii) the institution of any steps by Company or any Subsidiary to withdraw from any Pension Plan; (iv) the institution of any steps by Company or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $25,000,000; (v) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Pension Plan; or (vi) the taking of any material action by, or the threatening of the taking of any material action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.
(g)Environmental Matters. Promptly upon, and in any event within ten (10) Business Days after, an officer of Company or any Subsidiary obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following has had or will have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against the Company or any Subsidiary or any real property owned or operated by the Company or any Subsidiary; (ii) any condition or occurrence on or arising from any real property owned or operated by the Company or any Subsidiary that (A) results in noncompliance by the Company or any Subsidiary with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Company or any Subsidiary or any such real property; (iii) any condition or occurrence on any real property owned, leased or operated by the Company or any Subsidiary that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Company or any Subsidiary of such real property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any real property owned, leased or operated by the Company or any Subsidiary as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, Company’s or any Subsidiary’s response thereto and the potential exposure in Dollars of the Company and any Subsidiary with respect thereto.
(h)SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements and all annual or quarterly reports that Company or any of its Subsidiaries is required to file with the SEC on Form 10-K or 10-Q or 8-K (or any successor forms).
(i)Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of each annual, quarterly and other reports and all proxy statements that Company furnishes to its stockholders generally.
(j)Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all material notices received or sent by Company or any Subsidiary to or from a holder of any Material Indebtedness or any trustee with respect thereto.
(k)Other Information. Promptly, but in any event within ten (10) days after a request therefore, such other information or documents (financial or otherwise) related to the Company or any Subsidiary as the Administrative Agent or any Lender may reasonably request from time to time, subject to any applicable Law that restricts, or any applicable agreement with any Person other than all Subsidiaries and Affiliates that in good faith restricts, the disclosure of such information.
(l)Confidential Information. (i) Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (A) to such Credit Party’s Affiliates and to the respective partners, directors, officers, employees, agents, advisors and other representatives of such Credit Party or such Credit Party’s Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (B) to the extent requested by any regulatory authority purporting to have jurisdiction over such Credit Party, (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (D) to any other party hereto, (E) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (F) subject to an agreement containing provisions substantially the same as those of this Section 5.2(l), to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any Hedge Agreement, (G) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (H) with the consent of the Company or (I) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 5.2(l) or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Company or the Company’s Subsidiaries.
(ii)    For purposes of this Section 5.2(l), “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by the Company or any Subsidiary.
(m)Electronic Delivery.     Documents required to be delivered pursuant to this Section 5.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at moog.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender, the Issuing Bank and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent, Issuing Bank or any Lender that requests in writing that the Company deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, Issuing Bank or such Lender and (ii) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and the Lender and the Issuing Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
        The Company hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”); provided, however, that each Public Lender shall identify at least one employee who may receive material non-public information with respect to the Company or its securities. The Company hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” by the Company which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor” and the Administrative Agent, the Issuing Bank and the Lenders agree not to trade securities on the basis of any Borrower Materials that are posted on the Platform and are not marked “PUBLIC.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”
(n)Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, USA Patriot Act (Title III of Pub. L. 107-56) and the Beneficial Ownership Regulation.
5.3Books, Records and Inspections. Upon the reasonable prior request of the Administrative Agent or the Required Lenders and subject to (i) any applicable Law that restricts, or any applicable agreement with any Person other than all Subsidiaries and Affiliates that in good faith restricts, the disclosure of any information obtained pursuant to such request and (ii) the maintenance of the confidentiality of any such information by each Lender in accordance with Section 5.2(l), promptly permit each officer, employee, accountant, attorney and other agent of each Lender to, without unreasonably disrupting the business or operations of the Company or such Domestic Subsidiary, (A) visit and inspect each of the premises of the Company and each Domestic Subsidiary, (B) subject to, if reasonably requested by the Company, the execution and delivery of a confidentiality agreement similar to those generally used in significant corporate acquisitions and mergers, examine, audit, copy and extract each record of the Company and each Domestic Subsidiary and (C) discuss the business, operations, assets, affairs and condition (financial or other) of the Company and each Domestic Subsidiary with each responsible officer of the Company and each Domestic Subsidiary and each independent accountant of the Company and each Domestic Subsidiary.
5.4Insurance. (a) The Company will, and will cause each Subsidiary to (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by a Responsible Officer.

(b)    The Company will, and will cause each of the Guarantors to, at all times keep their respective property that is subject to the Lien of any of the Loan Documents insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to each insurance (and any other insurance maintained by the Company or any such Subsidiary) shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as a lender’s loss payee and mortgagee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured as its interests may appear). The Company shall deliver to the Administrative Agent contemporaneously with the expiration or replacement of any policy of insurance required to be maintained by this Agreement a certificate as to the new or renewal policy. The Company shall advise the Administrative Agent promptly upon the cancellation, material reduction or material amendment of any policy. If requested to do so by the Administrative Agent at any time, the Company shall deliver copies of all insurance policies maintained by the Company as required by this Agreement. The Administrative Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.
(c)    If the Company or any Guarantor shall fail to maintain any insurance in accordance with this Section, or if Company or any Guarantor shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), upon prior written notice to the Company to procure such insurance and the Company agree to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.
5.5Payment of Taxes and Claims. The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, will become a Lien or charge upon any properties of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Company will, and will cause each Subsidiary to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law, except where the failure to do so has not had and will not have a Material Adverse Effect.
5.6Corporate Franchises. The Company will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company existence, rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.8.
5.7Good Repair. The Company will, and will cause each Subsidiary to, ensure that its material properties and equipment are used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear expected, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

5.8Compliance with Law. The Company will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which has not had or will not have a Material Adverse Effect.
5.9Compliance with Environmental Laws. Without limitation of the covenants contained in Section 5.8:
(a)    The Company will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all real property now or hereafter owned, leased or operated by the Company or any Subsidiary, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and except to the extent that failure to comply with such Environmental Laws, has not had, and will not have a Material Adverse Effect.
(b)    The Company will keep or cause to be kept, and will cause each Subsidiary to keep or cause to be kept, all such real property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Encumbrances or such Liens that will not and have not had a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any real property now or hereafter owned, leased or operated by the Company or any Subsidiary or transport or permit the transportation of Hazardous Substances to or from any such real property other than in compliance with applicable Environmental Laws, except for such noncompliance as has not had and will not have a Material Adverse Effect.
(d)    If required to do so under any applicable order of any Governmental Authority, the Company will undertake, and cause each Subsidiary to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Substances from any real property owned, leased or operated by the Company or any Subsidiary in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Company or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.
(e)    At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after the Lenders receive notice under Section 5.1(f) for any claimed violation of any Environmental Law involving potential expenditures by Company or any Subsidiary in excess of $25,000,000 in the aggregate for any real property, the Company will provide, at Company’s sole cost and expense, an environmental site assessment report concerning any such real property now or hereafter owned, leased or operated by Company or any Subsidiary, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Substances and the potential cost of any removal or a remedial action in connection with any Hazardous Substances on such real property. If the Company fails to provide the same within ninety (90) days after such request was made, the Administrative Agent may order the same, and Company shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents, access to such real property and specifically grants the Administrative Agent and the Lenders and their agents, access to such real property and specifically grants the Administrative Agent and the Lenders and irrevocable non-exclusive license, subject to the rights of tenants, to undertake such assessment, all at the Company’s expense.
5.10Certain Subsidiaries to Become Guarantors. In the event that at any time after the Closing Date Company creates, holds, acquires or at any time has any Subsidiary (other than Non-Material Subsidiaries, Foreign Subsidiaries as to which Section 5.11(b) applies, and any Securitization Subsidiary formed in connection with a Securitization Transaction permitted under Section 7.1(e)) that is not a Guarantor, Company will immediately, but in any event within five (5) Business Days, notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section. Company will, within fifteen (15) days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a Guaranty duly executed by such Subsidiary, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such Guaranty, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such a Guaranty as the Administrative Agent may reasonably request. If any Subsidiary is required to provide a Security Agreement, whether pursuant to Section 5.11(a) or otherwise, such Subsidiary shall also be subject to the requirements of this Section 5.10. The Company may, from time to time, designate a Non-Material Subsidiary as a Guarantor hereunder provided Company shall otherwise comply with the terms and provisions of this Section 5.10 and Section 5.11.
5.11Additional Security; Further Assurances.
(a)Additional Security. Subject to subpart (b) below, if Company or any Guarantor acquires, owns or holds any personal property that is not at the time included in the Collateral, the Company will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and Company will cause such Subsidiary to, within 30 days following a request by the Administrative Agent (or such longer period as the Administrative Agent shall deem reasonable under the circumstances), grant to the Administrative Agent for the benefit of the Secured Facility Parties a Lien on such personal property pursuant to the terms of such security agreements, assignments or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Document”). Furthermore, the Company shall cause to be delivered to the Administrative Agent such resolutions and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory the Administrative Agent.

(b)Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, neither Company nor any Guarantor shall be required to pledge (or cause to be pledged) more than 65% of the Equity Interests in any first tier Foreign Subsidiary of Company or any Guarantor or any of the Equity Interests in any other Foreign Subsidiary, or to cause any Foreign Subsidiary to become a Guarantor or execute and deliver a Security Agreement, if to do so would subject Company or any Guarantor to liability for any potential additional United States income taxes by virtue of Section 956 of the Code, determined without regard to the availability of foreign tax credits.
(c)Further Assurances. Company will, and will cause each Subsidiary, at the expense of Company, to make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to any Collateral covered by any of the Loan Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Company shall promptly pay the same upon demand.
5.12Accounting; Reserves; Tax Returns. Cause each of the Company and any Subsidiary at all times to (i) maintain a system of accounting established and administered in material accordance with GAAP, and (ii) file each tax return it is required to file except where the failure to so file will not and has not had a Material Adverse Effect.
5.13Liens and Encumbrances. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business that any asset of Company or any Subsidiary has or may become subject to any Lien other than Permitted Encumbrances, provide to each Lender a certificate executed by a Responsible Officer of Company and specifying the nature of such Lien and what action such Company has taken, is taking or proposes to take with respect thereto.
5.14Defaults and Material Adverse Effects. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence of (i) any Event of Default or Default or (ii) any event or condition that has had or will have any Material Adverse Effect, provide to each Lender a certificate executed by a Responsible Officer and specifying the nature of such Event of Default, Default, event or condition, the date of occurrence or period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.
5.15Further Actions. Promptly upon the request of the Administrative Agent, execute and deliver or cause to be executed and delivered each writing, and take or cause to be taken each other action, that the Administrative Agent shall deem necessary or desirable at the sole option of the Administrative Agent to perfect or otherwise preserve or protect the priority of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document or to correct any error in any Loan Document.

ARTICLE VI. FINANCIAL COVENANTS
        During the term of this Agreement, and so long thereafter as any of the Indebtedness of any Borrower to the Administrative Agent or the Lenders, including any Indebtedness for fees and expenses, shall remain unpaid, Company will:

6.1Interest Coverage Ratio. Assure that as of the end of each fiscal quarter of Company ending after the date of this Agreement, the Interest Coverage Ratio is not less than 3.0 to 1.0.
6.2Leverage Ratio. Assure that as of the end of each fiscal quarter of Company ending after the date of this Agreement, the Leverage Ratio does not exceed 4.0 to 1.0; provided, however, that if the Company is otherwise not in default under the terms of this Agreement, the Company may elect, upon written notice to the Administrative Agent within thirty (30) days after the closing of a Material Acquisition, to increase the maximum Leverage Ratio to 4.5 to 1.0 (a “Leverage Ratio Increase”) during the fiscal quarter in which such Material Acquisition took place and for the next succeeding four (4) fiscal quarters); provided however, there shall be at least one full fiscal quarter following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.
ARTICLE VII. NEGATIVE COVENANTS
During the term of this Agreement and so long thereafter as any of the Indebtedness of any Borrower to the Administrative Agent or the Lenders, including any Indebtedness for fees and expenses, shall remain unpaid:

7.1Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Company or any Subsidiary, except for the following permitted indebtedness (collectively, the “Permitted Indebtedness”):
(a)Loan Documents. Indebtedness incurred under this Agreement and the other Loan Documents and under Hedge Agreements.
(b)Existing Indebtedness. Indebtedness of the Company and any Subsidiary including Foreign Subsidiaries (i) existing on the Closing Date or incurred pursuant to one or more credit facilities existing on the Closing Date, which Indebtedness or credit facility are either (A) listed on Schedule 7.1 to this Agreement, or (B) are in an amount of $5,000,000 or less, and (ii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof to greater than $5,000,000.
(c)Intercompany Advances. Advances or loans made in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition) among the Company and any Subsidiary or among any Subsidiaries.
(d)[Reserved].
(e)Securitization Transactions. Indebtedness in respect of Securitization Transactions provided the initial term and each renewal or extension term of any

Securitization Transaction facility does not exceed three (3) years, and the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $200,000,000.00.
(f)Additional Unsecured Indebtedness. Unsecured Subordinated Indebtedness and Senior Unsecured Notes (in addition to the Indebtedness under the Current Indenture) on terms and conditions customary in the market for such type of Indebtedness and provided Company delivers to the Administrative Agent a certificate signed by a Financial Officer certifying to the extent applicable that (i) in any indenture or other document pursuant to which any additional Subordinated Indebtedness is issued, all Indebtedness under and in compliance with the terms of this Agreement is denominated and defined as “Permitted Debt and as “Senior Debt” (or terms similar thereto and approved by the Administrative Agent) and in any indenture or other document pursuant to which any additional Senior Unsecured Notes are issued, all Indebtedness under and in compliance with the terms of this Agreement is denominated and defined “Permitted Debt” as in the Current Indenture (or terms similar thereto and approved by the Administrative Agent), (ii) the stated maturity date of any such additional Subordinated Indebtedness or Senior Unsecured Notes does not occur prior to the Revolving Credit Maturity Date, (iii) no Default or Event of Default is then in existence or would be caused by the issuance of any such additional Subordinated Indebtedness or Senior Unsecured Notes and (iv) the Company and each Subsidiary are and shall be in compliance with the financial covenant set forth in Section 6.2 both immediately before and after giving pro forma effect to the incurrence of any such Subordinated Indebtedness or Senior Unsecured Notes.
(g)Other Indebtedness. Other secured or unsecured Indebtedness of the Company and its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the Company and any Subsidiary shall be in compliance with the financial covenants set forth in Sections 6.1 and 6.2 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iii) the aggregate principal amount of all such other Indebtedness outstanding at any time shall not exceed $250,000,000.
(h)European Restructuring. Intercompany Indebtedness incurred to effectuate the European Restructuring so long as the Company shall remain in compliance with the financial covenants set forth in Sections 6.1 and 6.2 of the Agreement after giving effect to any such Indebtedness.
(i)Designated Letters of Credit. Indebtedness incurred in connection with Designated Letters of Credit.
(j)MUFG Letters of Credit. Indebtedness incurred in connection with Letters of Credit issued by MUFG Bank, Ltd. existing as of the Closing Date.
(k)US Bank Credit Card Indebtedness. Indebtedness incurred in connection with a travel and expense credit card facility with US Bank National Association.
(l)Other Hedge Agreements. Indebtedness related to any interest rate swap, cap or collar agreement, or any arrangement similar to any of the foregoing between a Borrower and MUFG Bank, Ltd. or U.S. Bank National Association, in each case, to the extent existing as of the Closing Date

7.2Encumbrances. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of any of the Company or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to Company or any Subsidiary, other than for purposes of collection or delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the Uniform Commercial Code or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to the following permitted encumbrances (collectively, the “Permitted Encumbrances”):
(a)Existing Liens, etc. Liens granted to the Administrative Agent for the benefit of the Secured Facility Parties pursuant to any Security Document and liens (i) in existence on the Closing Date that are listed on Schedule 7.2, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of the Indebtedness secured by such Liens is not increased and such Indebtedness is not secured by any additional assets.
(b)Permitted Indebtedness Liens. Any lien on accounts receivable of the Company and/or its Subsidiaries that are the subject of a permitted Securitization Transaction, and any other lien or liens hereafter existing on the assets of the Company or any Subsidiary to secure other Permitted Indebtedness.
(c)Pledges or Deposits. Any pledge or deposit made by the Company or any Subsidiary in the ordinary course of business in connection with any workers’ compensation, unemployment insurance, social security or similar law or to secure the payment of any Indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or law, or any similar Indebtedness or obligation not incurred in connection with the borrowing of any money or the deferral of the payment of the purchase price or lease of any capital asset.
(d)Statutory Liens. Any statutory lien (i) in favor of a Governmental Authority for any amount paid to the Company or to any Subsidiary as a progress payment pursuant to a government contract; (ii) securing the payment of any tax, fee, charge, fine or penalty imposed by any Governmental Authority upon Company, any Subsidiary or any of their assets, income and franchises but not yet required to be paid by Section 5.5 of this Agreement; or (iii) securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against Company or any Subsidiary but not yet required to be paid by Section 5.5 of this Agreement.
(e)Easements. Any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or similar title exception or encumbrance affecting the title to any real property of the Company or any Subsidiary but not interfering with the conduct of its business or operations.
(f)Judgments. Any Lien created by a judgment of a court of competent jurisdiction in an amount not to exceed $100,000,000.00 as long as the judgment is being contested diligently and in good faith by appropriate proceedings and does not result in an Event of Default.

(g)Other Liens. Any other Liens not otherwise permitted by this Section 7.2 so long as the aggregate principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding.
7.3Investments Including Guaranty Obligations. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or commit to make any Investment, except for the following permitted investments (collectively, the “Permitted Investments”):
(a)    Investments by Company or any Subsidiary in (i) cash and cash equivalents including any readily marketable direct obligation of the United States, or with respect to a Foreign Subsidiary, of any Permitted Investment Foreign Jurisdiction, maturing within one year after the date of acquisition thereof, (ii) any time deposit maturing within one year after the date of acquisition thereof and issued by any banking institution that is authorized to do a banking business under any statute of the United States or any state thereof, or with respect to a Foreign Subsidiary is authorized to do a banking business under any statute of any Permitted Investment Foreign Jurisdiction, or any political subdivision thereof, and has a combined capital and surplus of not less than $100,000,000, (iii) any demand or savings deposit with any such institution, (iv) any Dollar deposits in the London Interbank Market with such banking institution or any subsidiary of any such banking institution, (v) any commercial paper rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”) or P-1 by Moody’s Investor Services, Inc. (“Moody’s”), and (vi) any short term money market fund (A) in which the aggregate investments by the Company and its Subsidiaries do not represent more than 5% of the total portfolio assets of such money market fund, (B) that has a credit rating equal to the Minimum Money Market Fund Rating, and (C) that complies with the criteria set forth in Securities and Exchange Commission Rule 2a- 7 under the Investment Company Act of 1940, if such money market fund is a US Money Market Fund or if the investment in such money market fund is by the Company or a Domestic Subsidiary;

(b)    to the extent not permitted by the foregoing, Investments existing as of the Closing Date and described on Schedule 7.3 hereto;

(c)    intercompany advances or loans among the Company and any Subsidiary, or among any Subsidiaries, made in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition) or Contingent Obligations incurred by a Subsidiary or by the Company, with respect to the obligations of the Company or any Subsidiary, entered into in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition); and any other Investment (i) of Company or any Subsidiary in any Subsidiary existing as of the Closing Date, (ii) of Company in any Guarantor made after the Closing Date, (iii) of any Guarantor in any Guarantor made after the Closing Date, or (iv) of a Foreign Subsidiary (which is not a Guarantor) or a Non-Material Subsidiary (which is not a Guarantor) in any other Foreign Subsidiary or Non-Material Subsidiary, made in the ordinary course of business;

(d)    any Investment made by the Company or any trustee in respect of any Moog Employee Compensation Vehicle;

(e)    any Investment made by the Company or any Subsidiary in an amount reasonably necessary to effect a Securitization Transaction permitted under Section 7.1(e) hereof and any guaranty given by the Company or any Subsidiary in connection with such a Securitization Transaction establishing recourse solely for customary representations, warranties, covenants and indemnities, none of which shall cover the collectability of Receivables Assets;

(f)    any Investment made by the Company or any Subsidiary that consists of non-cash Consideration received in connection with a Permitted Disposition;

(g)    any guaranty by a Foreign Subsidiary given in the ordinary course of business in connection with discounting a promissory note or other obligation issued by a customer of such Foreign Subsidiary; and

(h)    any other Investments aggregating not more than $100,000,000 outstanding at any one time; provided, however, Investments made by the Company or any Subsidiary in a Subsidiary for the sole purpose of funding the Consideration for a Permitted Acquisition, whether in one or more series of related transactions, and the Consideration for any Permitted Acquisition shall not be considered Investments for the purposes of calculating such amount, but rather shall be included in the calculation of the amount of total Consideration for such Permitted Acquisition under Section 7.8(c)(iv) hereof. In addition, in calculating such Investment basket amount, repayments made by the Moog Inc. Stock Employee Compensation Trust, or any other comparable trust disclosed to the Administrative Agent, of loans payable to the Company shall reduce the outstandings under such Investment basket;

(i)     any other Investments not otherwise permitted by clause (a) through (h) of this Section 3.3 provided that, with respect to any Investment under this clause (h), immediately before and after giving pro forma effect to the making of such Investment and any Indebtedness incurred in connection therewith (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Leverage Ratio is less than 3.5 to 1.0 (or 4.0 to 1.0 if a Leverage Ratio Increase is in effect) based on the financial statements for the most recently ended fiscal quarter of the Company for which financial statements were delivered pursuant to Sections 5.2(a) or (b); and

(j)    Intercompany Investments undertaken to effectuate the European Restructuring so long as (1) if deemed necessary or desirable by the Administrative Agent, the Company or its Subsidiaries, as applicable, shall have executed and delivered to the Administrative Agent a guaranty or negative pledge, or a replacement or reaffirmation thereof, (2) the Company shall remain in compliance with the financial covenants set forth in Sections 6.1 and 6.2 of the Agreement after giving effect to any such Investment or other European Restructuring step, and (3) except as resulting from changes in the ownership of the equity interests of Subsidiaries of the Company among the Company or Subsidiaries of the Company, or the dissolution or merger of certain Subsidiaries of the Company into the Company or Subsidiaries of the Company, or liquidation of Subsidiaries of the Company, contemplated in connection with the European Restructuring, no changes in Collateral shall result therefrom.

7.4Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for the following permitted distributions (collectively, the “Permitted Distributions”):
(a)    Company or any Subsidiary may declare and pay or make distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b)    (i) any Subsidiary may declare and pay or make Restricted Payments to Company or any Guarantor, (ii) any Foreign Subsidiary may declare and pay or make Restricted Payments to any other Foreign Subsidiary or to Company or any Guarantor, and (iii) any Non-Material Subsidiary may declare and pay or make Restricted Payments to any other Non-Material Subsidiary;

(c)    Company may make non-cash repurchases or redemptions of stock or other Equity Interests in exchange for stock or stock options; and

(d)    The Company or any Subsidiary may declare and pay or make cash dividends with respect to one or more classes of its outstanding shares on a pro rata basis, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) before and after giving pro forma effect to each such cash dividend, the Leverage Ratio is less than 3.5 to 1.0 (or 4.0 to 1.0 if a Leverage Ratio Increase is in effect) based on the financial statements of the most recently ended fiscal quarter of the Company for which financial statements were delivered pursuant to Section 5.2 (a) or (b); and

(e)    The Company or any Subsidiary may declare and pay or make stock repurchases of its outstanding shares, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) before and after giving pro forma effect to each such stock repurchase, the Leverage Ratio does not exceed 3.5 to 1.0 (or 4.0 to 1.0 if a Leverage Ratio Increase is in effect) based on the financial statements of the most recently ended fiscal quarter of the Company for which financial statements were delivered pursuant to Section 5.2 (a) or (b); and

(f)    The Company or any Subsidiary may declare and pay cash dividends with respect to one or more classes of its outstanding shares on a pro rata basis or make stock repurchases not otherwise permitted pursuant to this Section 7.4 in an aggregate amount not to exceed in any one fiscal year, the Annual Permitted Distribution Amount for the immediately preceding fiscal year, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(g)    The Company may make stock repurchases of its outstanding shares from any Moog Employee Compensation Vehicle, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.5Limitation on Certain Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Company or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make dividends or distributions or any other interest or participation in its profits owned by the Company or any Subsidiary, or pay any Indebtedness owed to the Company or a Subsidiary, or to make loans or advances to the Company or any other Subsidiaries, or transfer any of its property or assets to the Company or any other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.2, (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.1, (vii) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.1, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.2, insofar as the provisions thereof limit grants of liens on the assets securing such Indebtedness, (ix) restrictions contained in the Current Indenture relating to any Indebtedness permitted under Section 7.1(d), and restrictions contained in any indenture or other document pursuant to which any additional Indebtedness permitted under Section 7.1(f) is issued, (x) customary restrictions and documents necessary to effect a Securitization Transaction permitted under Section 7.1(e), and (xi) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
7.6Material Indebtedness Agreements.
(a)Amendments. The Company shall not, and shall not permit any Subsidiary to, amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Administrative Agent if any such amendment, restatement, supplement or other modification would materially impact the rights or remedies of the Administrative Agent and the Lenders hereunder.
(b)Prepayment and Refinancings of Other Debt, etc. The Company will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of Company or its Subsidiaries (other than the Indebtedness and intercompany loans and advances among Company and its Subsidiaries); provided that Company or any Subsidiary may subject to the limitations of Section 7.1, (i) refinance or refund any such Indebtedness (or Capitalized Lease Obligation, in the case of a Capital Lease), (ii) pay or prepay or redeem or acquire for value any such Indebtedness (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) with the net proceeds of the sale of

Equity Interests in Company, (iii) refinance, pay or prepay the Indebtedness of a Securitization Subsidiary incurred in connection with a Securitization Transaction permitted under Section 7.1(e), (iv) pay or prepay the Indebtedness under any Senior Unsecured Notes, provided that before and after any such payment or prepayment, the Borrowers have at least $200,000,000 available to borrow under the Revolving Credit, and (v) make other prepayments of such Indebtedness provided the aggregate amount of all such prepayments does not exceed $50,000,000 in any one fiscal year.

7.7Changes in Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a Consolidated Basis, which would then be engaged in by the Company and any Subsidiary, would be substantially changed from the general nature of the business engaged in by the Company and any Subsidiary on the Closing Date.
7.8Consolidation, Merger, Acquisitions, Asset Sales, etc. The Company will not, and will not permit any Subsidiary (including, in each case, pursuant to a Delaware LLC Division) to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any acquisition of all or substantially all of the assets or Equity Interests of any other Person, or assets constituting all or substantially all of a division or product line of any other Person, other than Permitted Acquisitions set forth in Section 7.8(c), (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except the following shall be permitted (collectively, the “Permitted Dispositions”):
(a)Certain Intercompany Mergers. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation (or such other action that is the functional equivalent) of any Domestic Subsidiary with or into Company, provided Company is the surviving or continuing or resulting corporation;
(ii) the merger, consolidation or amalgamation (or such other action that is the functional equivalent) of any Domestic Subsidiary with or into any Guarantor, provided that the surviving or continuing or resulting entity is a Guarantor, and provided if any such Domestic Subsidiary is a Designated Borrower, the Designated Borrower is the surviving or continuing or resulting entity; (iii) the merger, consolidation or amalgamation (or such other action that is the functional equivalent) of any Foreign Subsidiary with or into any other Foreign Subsidiary and provided if any such Foreign Subsidiary is a Foreign Borrower, the Foreign Borrower is the surviving or continuing or resulting entity; (iv) any Asset Sale by Company or any Guarantor to Company or any Guarantor, (v) any Asset Sale by any Subsidiary to Company or any Guarantor; (vi) any Asset Sale by a Non-Material Subsidiary to any other Non-Material Subsidiary (such status to be determined both before and after giving effect to such Asset Sale); (vii) any Asset Sale by any Foreign Subsidiary to any other Foreign Subsidiary; or (viii) any Asset Sale (other than a Securitization Transaction) consisting of the sale of a note, account, payment intangible or other receivable by the Company or a Domestic Subsidiary to a Foreign Subsidiary for fair and reasonable value and consistent with past business practices.
(b)Other Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Company or any Subsidiary may consummate (i) any

Asset Sale necessary to effect a Securitization Transaction permitted under Section 7.1(e), and (ii) any other Asset Sale provided that: (A) the Consideration for each Asset Sale represents fair value, and for Asset Sales with total Consideration of $50,000,000 or more, any non cash consideration does not exceed 25% of the total Consideration for such Asset Sale; (B) the cumulative aggregate value of the assets sold or transferred does not exceed ten percent (10%) of Consolidated Total Assets in any one fiscal year; and (C) the cumulative aggregate value of the assets sold or transferred does not exceed $750,000,000 in the aggregate during the term of this Agreement (in each case of clauses (B) and (C) above excluding for purposes of computing such maximum amount (1) sales of inventory in the ordinary course of business and conveyances of mere record title to any asset to a Governmental Authority to save taxes where Company or any Subsidiary has an option to require reconveyance of such property for a nominal price; and (2) the sale of equipment which is obsolete or worn-out and is replaced in the ordinary course of business) for all such transactions completed during any fiscal year.
(c)Permitted Acquisitions. Any acquisition by Company or any Subsidiary of all or substantially all or the assets, or assets constituting all of substantially all of a division or product line of any other Person, or of Equity Interests of any other Person that becomes a Subsidiary as a result thereof, so long as (i) immediately prior to contracting for or consummating such acquisition and after giving effect to such acquisition (A) there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, any Event of Default or Default, and (B) Company is in compliance with Sections 6.1 and 6.2 of this Agreement (collectively, the “Financial Covenants”) (and, if requested by Administrative Agent, Company shall deliver evidence of such compliance to the Administrative Agent) on a pro-forma basis, based on the actual completed prior four fiscal quarters of Company and the Person acquired, (ii) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the target entity, (iii) with respect to any assets or stock of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances.
(d)European Restructuring. In connection with the European Restructuring, the dissolution, liquidation or merger of Moog Luxembourg Finance S.a.r.l, Moog Luxembourg Finance S.a.r.l – Swiss Branch, Moog Europe Holdings Luxembourg SCS, Moog Europe Holding I LLC and Moog Europe Holding II LLC into Company or one of its Subsidiaries or such other intercompany merger, dissolution or liquidation so long as (1) if deemed necessary or desirable by the Administrative Agent, the Company or its Subsidiaries, as applicable, shall have executed and delivered to the Administrative Agent a guaranty or negative pledge, or a replacement or reaffirmation thereof, (2) the Company shall remain in compliance with the financial covenants set forth in Sections 6.1 and 6.2 of the Agreement after giving effect to any such dissolution, liquidation, merger or change or other European Restructuring step, and (3) except as resulting from changes in the ownership of the equity interests of Subsidiaries of the Company among the Company or Subsidiaries of the Company, or the dissolution or merger of certain Subsidiaries of the Company into the Company or Subsidiaries of the Company, or liquidation of Subsidiaries of the Company, contemplated in connection with the European Restructuring, no changes in Collateral shall result therefrom.

(e)Dissolution of Non-Material Subsidiaries. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the dissolution or liquidation (or such other action that is the functional equivalent) of any Non-Material Subsidiary.
(f)Moog International Finance Service Center SARL. The dissolution of Moog International Finance Service Center SARL (“IFSC”) provided that substantially all treasury service activities of IFSC have been transferred to the Company.
7.9Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Company, any Subsidiary, and in the case of a Subsidiary, the Company or another Subsidiary) (each, an “Affiliate Transaction”), except for transactions in the ordinary course of business upon fair and reasonable terms no less favorable to the Company or any Subsidiary than would apply in a comparable arm’s length transaction with a Person who is not an Affiliate, and agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Company, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.
7.10Fiscal Years, Fiscal Quarters. The Company shall not change its or any Subsidiary’s fiscal years or fiscal quarters other than to change (i) the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, at the time such Person becomes a Subsidiary, to conform to such Company’s fiscal year and fiscal quarters and (ii) the end of the fiscal year and each fiscal quarters to the last calendar day of each September, December, March and June respectively.
7.11Anti-Terrorism Laws. Neither the Company nor any Subsidiary shall be subject to or in violation of any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act or any list now or hereafter promulgated by the United Nations Security Council, European Union or United Kingdom) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Bank from making any advance or extension of credit to the Company or any Designated Borrower or from otherwise conducting business with the Company or any Designated Borrower. The Borrowers will not, directly or indirectly, use the proceeds of the Loans and/or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any such Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, in each case in violation of the applicable Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any such Person (including any Person participating in the Loans and Letters of Credit, whether as underwriter, advisor, investor or otherwise).
7.12Anti-Bribery Laws. No part of the proceeds of the Loans and/or Letters of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

ARTICLE VIII. EVENTS OF DEFAULT
8.1Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default”, or, collectively, “Events of Default”):
(a)Nonpayment. Nonpayment within three (3) Business Days of when due, whether by acceleration or otherwise, of principal of, or interest on, the Notes, any LC Disbursement, any fee, cost, expense or premium provided for hereunder or under any other Loan Document or any other Indebtedness owing hereunder, or otherwise payable to the Administrative Agent under the Fee Letter.
(b)Negative Covenants. Default by Company in the observance of any of the covenants or agreements by Company contained in Article VI or Article VII of this Agreement.
(c)Other Covenants. Default by a Borrower in the observance of any of the covenants or agreements by a Borrower contained in this Agreement, other than in Article VI or Article VII or Section 5.1 of this Agreement, which is not remedied within thirty (30) days after notice thereof by the Administrative Agent to the Company.
(d)Voluntary Insolvency Proceedings. If any Borrower or any Guarantor or any other Subsidiary (other than a Non-Material Subsidiary) (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for any Borrower or any Guarantor or any such other Subsidiary or any of Borrower’s, Guarantor’s or such other Subsidiary’s assets including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise or under the insolvency laws of any other foreign jurisdiction) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower, Guarantor or any such other Subsidiary.
(e)Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for any Borrower, any Guarantor or any other Subsidiary (other than a Non-Material Subsidiary) or any Borrower’s, any Guarantor’s or any such other Subsidiary’s assets including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against any Borrower, any Guarantor or any such other Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against any Borrower or any Guarantor or any such other Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of such Borrower or such Guarantor or such other Subsidiary, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution.

(f)Representations. If any certificate, written statement, representation, warranty or financial statement furnished by or on behalf of any Borrower or any Guarantor pursuant to or in connection with this Agreement, or any Loan Document (including, without limitation, representations and warranties contained herein) or as an inducement to the Administrative Agent or any Lender to enter into this Agreement or any other lending agreement with Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any substantial contingent or unliquidated liability or claim against any Borrower or any other Subsidiary or any Guarantor.
(g)Other Indebtedness and Agreements. (i) Nonpayment by any Borrower or any Guarantor or any other Subsidiary (other than a Non-Material Subsidiary) of any Material Indebtedness owing by Borrower or such Guarantor or such other Subsidiary when due, whether such Material Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or (ii) failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Indebtedness owing by such Borrower or such Guarantor or such other Subsidiary, when required to be performed if the effect of such failure is to permit the holder or a trustee or agent on behalf of such holder or holders to accelerate the maturity of such Indebtedness, or (iii) any such Material Indebtedness of any Borrower, any Guarantor or any such other Subsidiary shall be declared due and payable, or shall be required to be prepaid (other than by a regularly scheduled prepayment or redemption, prior to the stated maturity thereof); or (iv) without limitation of the foregoing, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after any applicable grace period in such Designated Hedge Agreement or any other agreement or instrument relating thereto.
(h)Judgments. If any judgment or judgments in excess of $100,000,000 for any one such judgment or all judgments in the aggregate (other than any judgment for which it is fully insured) against any Borrower or any Guarantor or any other Subsidiary (other than a judgment against a Non-Material Subsidiary for which neither any Borrower nor any Guarantor is liable) remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof.
(i)Pension Default. Any occurrence of a Reportable Event that constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall have occurred and continued thirty (30) days after written notice thereof is delivered to the Company by the Administrative Agent; or any other ERISA Event occurs and gives rise to vested unfunded liabilities under any Pension Plan that have or will have a Material Adverse Effect; or any Borrower or any ERISA Affiliate or any Guarantor fails to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards of Section 412 of the Code and Section 303 of ERISA.
(j)Change in Control. If there occurs a Change in Control.

(k)Challenge to Agreements. If any Borrower or any Guarantor shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents or any of the Security Documents shall for any reason (except to the extent permitted by its express terms) cease to be perfected or lose the priority of the Lien granted thereunder or cease to be effective.
(l)Guarantor Default. Any Guaranty shall cease, for any reason, to be in full force and effect or any Guarantor or any Borrower shall so assert in writing.
(m)Subordinated Indentures. If (i) any event of default shall occur under any agreement evidencing any Subordinated Indebtedness permitted under Section 7.1(f), (ii) this Agreement shall fail to constitute the “Credit Agreement” or the Indebtedness under this Agreement shall fail to constitute “Senior Debt” and “Designated Senior Debt” (or terms similar thereto) under, and as defined in, any agreement evidencing any Subordinated Indebtedness permitted under Section 7.1(f), or (iii) if any Indebtedness other than the Indebtedness under this Agreement is designated as “Designated Senior Debt” (or a term similar thereto) under any other agreement evidencing any other Subordinated Indebtedness permitted under Section 7.1(f).
8.2Effects of an Event of Default. (a) Upon the happening of one or more Events of Default (except a default under either Section 8.1(d) or 8.1(e) of this Agreement), the Administrative Agent may declare or shall do so if instructed by the Required Lenders, any commitments of the Lenders to lend money to the Borrowers or issue Letters of Credit hereunder (individually, the “Lender’s Obligations” and collectively, the “Lenders’ Obligations”) to be canceled and the principal of such Lender’s Note or Notes then outstanding, and all reimbursement, cash collateralization Obligations under Section 2.4(k) of this Agreement and other obligations of the Borrowers (other than under any Designated Hedge Agreement) to be immediately due and payable and any Letters of Credit outstanding to be terminated in accordance with their terms, together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lenders’ Obligations shall be immediately canceled and the Loans evidenced by each Lender’s Note or Notes shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrowers.
(b)    Upon the happening of one or more Events of Default under Section 8.1(d) or 8.1(e) of this Agreement, the Lenders’ Obligations shall be canceled immediately, automatically and without notice and the cash collateralization Obligations pursuant to Section 2.4(k) of this Agreement, and the Notes shall become immediately due and payable without presentation, demand or notice of any kind to Borrowers.
(c)    No termination of this Agreement will relieve or discharge any Borrower of its duties, obligations and covenants hereunder until all of the Indebtedness hereunder has been indefeasibly paid in full.

8.3Remedies. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then any of the Lenders and the Administrative Agent shall have all of their rights under this Agreement or otherwise under law. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Indebtedness of the Borrowers.
8.4Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender or other Secured Facility Parties through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
(i)    first, to the payment of all expenses (to the extent not otherwise paid by any Borrower or any of the Guarantors) incurred by the Administrative Agent and the Lenders or other Secured Facility Parties in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable attorneys’ fee and expenses, court costs and any foreclosure expenses;
(ii)    second, to the payment pro rata of interest then accrued on the outstanding Loans;
(iii)    third, to the payment pro rata of any fees and expenses (other than expenses paid under item (i) above) then accrued and payable to the Administrative Agent, the Issuing Bank or any Lender under this Agreement in respect of the Loans or the Letters of Credit;
(iv)    fourth, to the payment pro rata of (A) the principal balance then owing on the outstanding Loans, (B) any unreimbursed LC Disbursements and unreimbursed payments made by a Designated LC Lender pursuant to Designated Letters of Credit, (C) the amounts then due under Designated Hedge Agreements to creditors of any Borrower or any Subsidiary, subject to confirmation by the Administrative Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, (D) the amounts then due under Secured Other Facilities Obligations and (E) the principal amount of the outstanding Letters of Credit (to be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof) and the principal amount of the outstanding Designated Letters of Credit;
(v)    fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Sections 2.9, 2.10 and 2.11 of this Agreement, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;
(vi)    sixth, to the payment pro rata of all other amounts owed by the Borrowers to the Administrative Agent, to any Issuing Bank or any Lender under this Agreement or any other Loan Document, to any counterparties under Designated Hedge Agreements of the Borrower and any Subsidiary, to any Secured Facility Parties in respect of Secured Other Facilities Obligations, and to any Designated LC Lender, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(viii)    finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.
Notwithstanding the foregoing, Designated Hedge Agreements and Bank Services (as defined within the definition of Secured Other Facilities) shall be excluded from the application above if the Administrative Agent has not received written notice thereof from the applicable Lender or Affiliate of a Lender, prior to any such application of payments and amounts. In addition, notwithstanding the foregoing, Designated Hedge Agreements shall be excluded from the application above if the payments arise from proceeds of a Guaranty or Collateral from any Guarantor which is not an Eligible Contract Participant.
ARTICLE IX. EXPENSES
9.1Expenses. The Borrowers shall reimburse the Administrative Agent promptly upon the Administrative Agent’s request for any of the Administrative Agent’s reasonable expenses, including counsel fees and expenses, incident to the negotiation, documentation and administration of this Agreement, including any amendments or modifications thereto, and shall reimburse the Administrative Agent and each Lender upon demand for their reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) in connection with the enforcement of their rights (whether through negotiations, legal proceedings or otherwise)(i) in connection with this Agreement and the other Loan Documents, including their rights under this Section 9.1, or (ii) in connection with the Loans made or Letters of Credit issued under this Agreement, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
9.2Indemnification.
            (a)    Borrowers shall indemnify and hold harmless the Administrative Agent, the Issuing Bank and each Lender and each of their directors, officers, employees, agents and advisors (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and reasonable fees, expenses and disbursements of counsel, demands, losses, costs, fines or liabilities of whatever kind or nature, including, without limitation, arising from personal injury or property damage, in any way related to any environmental condition on, above, within, in the vicinity of, related to or affected by property owned or leased by any Borrower or in connection with or arising out of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or the Loans or the issuance of Letters of Credit, the use of the proceeds therefrom and refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented do not strictly comply with the terms of such Letter of Credit (other than litigation between a Borrower and a Lender in which Borrower is the prevailing party), whether or not an Indemnified Party is a party to such investigation, litigation or proceeding except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s own gross negligence or willful misconduct. In addition to, and without limiting the generality of, the foregoing, Borrowers agree to reimburse and indemnify all Indemnified Parties on demand for any reasonable fees and expenses of counsel which may be incurred in any action, claim or proceeding between any Borrower, any Subsidiary or any Affiliate and an Indemnified Party in which such Indemnified Party is successful. The obligations of the Borrowers under this indemnity shall survive any expiration or termination hereof, and shall apply to any and all such claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature, notwithstanding the payment of the Indebtedness hereunder or under the Loan Documents with respect to acts and omissions occurring before such payment. Borrowers agree not to institute or participate in any proceeding seeking to establish a position contrary to the terms of this indemnification.
            (b)    To the extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.
ARTICLE X. THE AGENTS AND ISSUING BANK
10.1Appointment and Authorization.
            (a)     Appointment as Administrative Agent. Each Lender hereby irrevocably appoints HSBC Bank as Administrative Agent, Manufacturers and Traders Trust Company as Lead Syndication Agent, Bank of America, N.A., JPMorgan Chase Bank, N.A., Citizens Bank, N.A., and Truist Bank as Syndication Agents, and PNC Bank, National Association, Sumitomo Mitsui Banking Corporation, and Santander Bank, N.A., as Documentation Agent, and each of the Administrative Agent, Syndication Agents and Co-Documentation Agent accepts such appointment. Each Lender hereby irrevocably authorizes the Agents to take such action as such agent on its behalf and to exercise such powers hereunder as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agents nor any of their directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by such agent or them hereunder or in connection herewith, except for such agent’s or their own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any other document referred to or provided for herein or therein or for any failure by any Borrower, or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except in the event of such agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith. In administering the Letters of Credit, the Issuing Bank shall not be under any liability to any Lender, except for the Issuing Bank’s own gross negligence or willful misconduct, as determined in a final non-appealable decision of a court of competent jurisdiction or as set forth in Section 2.4 of this Agreement.

            (b)    Appointment as Secured Facility Party Representative. In its capacity, the Administrative Agent is a “representative” of the Secured Facility Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender confirms its authority for the Administrative Agent entering into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Facility Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Facility Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Facility Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Facility Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.14; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) (a) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Facility Parties on the Collateral that was sold or transferred or (b) release any Guaranty provided by any Subsidiary if the assets sold or transferred constitute all of the Equity Interests directly or indirectly owned by the Company in such Subsidiary; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Borrower or any Subsidiary in respect of) all interests retained by any Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(c)    (i)    Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce this Agreement and the other Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Facilities Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as the representative of the Secured Facilities Parties thereunder in accordance with the terms hereof; provided, however, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into any such Security Documents against the Administrative Agent, and its duties thereunder shall be administrative in nature only, whether or not a default has occurred and is continuing.
(ii)    The Administrative Agent shall not be responsible to the other Secured Facilities Parties for (A) the performance or observance by the Borrower or any of the Secured Facilities Parties (other than as to itself) of any of their respective agreements contained herein or therein, nor shall the Administrative Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (B) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence, or willful misconduct on the part of the Administrative Agent), the validity of the title to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.
(iii)     In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Administrative Agent, the Administrative Agent shall not be liable to any person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Security Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any person or entity other than the Borrower, the Administrative Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.

(iv)    The powers conferred on the Administrative Agent under this Agreement and related Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders or Issuing Banks has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.
10.2Waiver of Liability of Administrative Agent. The Administrative Agent shall not have any liability or, as the case may be, any duty or obligation:
(a)    To any Borrower on account for any failure of any Lender to perform, or the delay of any Lender in the performance of, any of its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;
(b)    To any Lender on account of any failure or delay in performance by any Borrower or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;
(c)    To any Lender to provide either initially or on a continuing basis any information with respect to any Borrower or any of its Affiliates or Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of the Borrowers or any of the Affiliates of Company or any Subsidiaries, provided, however, the Administrative Agent shall promptly provide to each Lender a copy of the documents delivered by Company to the Administrative Agent pursuant to Section 5.2 of this Agreement;
(d)    To any Lender to investigate whether or not any Default or Event of Default has occurred (and the Agents may assume that, until Administrative Agent shall have actual knowledge or shall have received notice from any Lender or Company, to the contrary, no such Default or Event of Default has occurred);
(e)    To any Lender to account for any sum or profit or any property of any kind received by any of the Agents or the Issuing Bank arising out of any present or future banking or other relationship with any Borrower or any of the Affiliates of Company or any Subsidiaries, or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;
(f)    To any Lender to disclose to any Person any information relating to any Borrower or any of the Affiliates of Company or any Subsidiaries received by the Agents or the Issuing Bank, if in any such party’s reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against such agent or the Issuing Bank by any Borrower or any other Person;

(g)    To take any action or refrain from taking any action other than as expressly required by this Agreement and the Loan Documents; and
(h)    To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents until either of the Administrative Agent or the Issuing Bank, shall have been indemnified to the Administrative Agent’s or the Issuing Bank’s satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys’ fees and expenses) in respect of such legal action or proceeding.
10.3Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Administrative Agent.
10.4Consultation with Counsel; Compliance with Law. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel. The Administrative Agent shall be entitled to take any action or to refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.
10.5Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any Collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
10.6Administrative Agent and Affiliates. With respect to the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower, any Guarantor or any other Subsidiary or any Affiliate thereof including, without limitation, entering into any kind of Hedge Agreement with respect to the Loans.
10.7Knowledge of Default. It is expressly understood and agreed that the Administrative Agent and the Issuing Bank shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent or the Issuing Bank has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.
10.8Enforcement. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Administrative Agent shall have the sole right of enforcement and each Lender agrees, for itself and each of its Affiliates, that no Secured Facility Party (other than the Administrative Agent) shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents; provided, that the Issuing Bank or the Administrative Agent on behalf of the Issuing Bank may make demand upon any Borrower as an Issuing Bank.

10.9Action by Administrative Agent.
(a)So long as the Administrative Agent shall be entitled, pursuant to Section 10.7 of this Agreement, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power under this Agreement or the Security Documents, except discretionary rights and powers expressly contemplated by this Agreement or the Security Documents that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders” provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders. In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement.
(b)Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower or any of the Subsidiaries, the Administrative Agent (irrespective of whether any Secured Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;
                (i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any Secured Obligation that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Bank, the Administrative Agent and any other Secured Facility Party (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any Issuing Bank, the Administrative Agent and any other Secured Facility Party and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank, the Administrative Agent and any other Secured Facility Party under the terms of this Agreement) allowed in such judicial proceeding; and

                (ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Facility Party, to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or any other Secured Facility Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the terms of this Agreement.
        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Issuing Bank or any other Secured Facility Party, any plan of reorganization, arrangement, adjustment or composition affecting any Secured Obligation or the rights of any Lender, the Issuing Bank or any other Secured Facility Party, to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Issuing Bank or any other Secured Facility Party in any such proceeding.

(c)The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
10.10Notices, Defaults, etc. In the event that the Administrative Agent shall have acquired actual knowledge of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and the Administrative Agent shall inform the other Lenders in writing of the action taken. The Administrative Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.
10.11Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any Loan Document, provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or from any action taken or omitted by the Administrative Agent in any capacity other than as the Administrative Agent under this Agreement.

10.12Successor Administrative Agent
(a)    The Administrative Agent may resign as the Administrative Agent hereunder by giving not fewer than thirty (30) days prior written notice to the Company and the Lenders. If the Administrative Agent shall resign under this Agreement, then provided no Event of Default has occurred, the Company shall have the right, (i) with the consent of the Required Lenders, such consent not to be unreasonably withheld, to appoint from among the Lenders a successor administrative agent for the Lenders who is willing to accept such appointment, or (ii) with the consent of the Required Lenders, which may be withheld in their sole discretion, to appoint a successor that is not a Lender, but which shall be a bank with an office in New York State, or an Affiliate of any such bank.

(b)    If no successor shall have been so appointed and approved within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent meeting the qualifications specified in Section 10.12(a), provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Company appoints and the Required Lenders approve a successor Administrative Agent as provided for above in the preceding paragraph.

(c)    Upon its appointment, such successor administrative agent shall succeed to the rights, powers and duties as the Administrative Agent, and the term “Administrative Agent” shall mean such successor effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.

10.13Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Borrower or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Borrowers in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.
10.14Amendments, Consents. No amendment, modification, termination or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent and the

Lenders or Required Lenders, as appropriate, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, no such document shall (a) increase the Commitment of any Lender hereunder or any part thereof without the written consent of such Lender, (b) extend or postpone the Revolving Credit Maturity Date, the payment dates of interest thereunder, or the payment of facility or other fees or amounts payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the rate of interest on the Revolving Notes or Alternative Currency Notes, or any amounts of principal or interest due on any Revolving Note or Alternative Currency Note, or the payment of facility or other fees hereunder or make any change in the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder without the written consent of each Lender directly affected thereby, (d) change any percentage voting requirement, the voting rights, or the Required Lenders definition in this Agreement without the written consent of each Lender, (e) release or subordinate the lien position for any material Collateral other than as provided below or release the Company from its guaranty under Section 11.16 without the written consent of each Lender, (f) make any amendment to this Section 10.14 without the written consent of each Lender, (g) change Section 2.15, without the written consent of each Lender other than any Defaulting Lender, (h) amend the definition of Alternative Currency without the consent of each Lender, (i) amend Section 2.22(b) in a manner which eliminates or otherwise affects the condition precedent that no Lender shall have notified the Administrative Agent that it is unlawful for such Lender to make Loans to the Borrower, without the written consent of each Lender; (j) make any amendment to Section 8.4, without the consent of each Lender or (k) subordinate payment of any material portion of the Secured Obligations to payment of any other Indebtedness of Borrower without the consent of each Lender; provided, further that no such document shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and any change to Section 2.15 shall require the consent of each of the Administrative Agent, the Swingline Lender and the Issuing Bank; provided, however, only the consent of the Required Lenders shall be required for a waiver involving (i) the applicability of any post-Event of Default interest rate increase or the applicability of interest on Overdue Amounts as provided in Section 2.6(c) of this Agreement, (ii) any reduction in the amount of Net Proceeds required to be applied to prepay the Loans as provided in Section 2.7(b) of this Agreement or (iii) any other amendment hereunder or under the other Loan Documents which does not specifically require unanimous consent of the Lenders. Notice of amendments or consents ratified by the Required Lenders hereunder shall immediately be forwarded by the Administrative Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Except as specifically provided otherwise below, a Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender.
            The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by any Borrower or any Guarantor on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than any Secured Obligations that are contingent in nature or unliquidated at such time), and the cash collateralization of all such contingent and unliquidated Secured Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is a Permitted

Disposition made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes all of the Equity Interests of a Subsidiary owned directly or indirectly by the Company and such sale is permitted or approved under the terms of this Agreement, the Administrative Agent is authorized to release any Guaranty provided by such Subsidiary, (iii) constituting property leased to a Borrower or a Guarantor under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VIII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on any material Collateral without the prior written authorization of all Lenders. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon, or obligations of any Borrower or any Guarantor in respect of, all interests retained by any Borrower or any Guarantor, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
            Notwithstanding the foregoing, any amendment, waiver, modification or agreement which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
10.15Funding by Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender not later than 4:00 p.m. on the day before the day on which Loans are requested by a Borrower to be made that (or, if the request for a Loan is made by Borrower on the date such Loan is to be made, then not later than 2:00 p.m. on such day) such Lender will not make its ratable share of such Loans, the Administrative Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the applicable Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment on such date, such Lender shall pay such amount to the Administrative Agent on demand, together with interest thereon, as set forth in Section 2.5(b) of this Agreement.
10.16Sharing of Payments. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Loans in excess of its pro rata share of such payments shared by all Lenders, such Lender shall forthwith purchase from the other Lenders participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is hereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Borrowers agree that any Lender purchasing a participation from another Lender pursuant to this Section 10.16 may, to the fullest extent permitted by law, exercise all of its rights of payment

(including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
10.17Payment to Lenders. Except as otherwise set forth in Sections 2.3(c), 2.4(e), 2.15 and 10.15 of this Agreement, promptly after receipt from any Borrower of any principal or interest payment on the Notes or any fees payable under, or in connection with, this Agreement (other than fees payable to the Administrative Agent for the account of the Administrative Agent), the Administrative Agent shall promptly distribute to each Lender that Lender’s ratable share of the funds so received. If the Administrative Agent fails to distribute collected funds received by 2:00 p.m. on any Business Day prior to the end of the same Business Day, or to distribute collected funds received after 2:00 p.m. on any Business Day by the end of the next Business Day, the funds shall bear interest until distributed at the Federal Funds Effective Rate.
10.18Tax Withholding Clause
(a)Status of Lenders; Tax Documentation.
                (i)    Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
                (ii)    Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
                    (A)    any Lender that is a “United States person” within the meaning of § 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
                    (B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

                        (I)    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
                        (II)    executed originals of Internal Revenue Service Form W-8ECI,
                        (III)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
                        (IV)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
                        (V)    executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.
                    (C)    each Foreign Lender shall provide, promptly upon the reasonable demand of the Company or the Administrative Agent, any information, form or document, accurately completed, that may be required in order to demonstrate that such Foreign Lender is in compliance with the requirements of FATCA, including § 1471(b) of the Code, if such Foreign Lender is a foreign financial institution (as such term is defined in § 1471(d)(4) of the Code) or § 1472(b), if such Foreign Lender is a non-financial foreign entity (as such term is defined in § 1472(d) of the Code).
                (iii)    Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(b)Each Lender, whether or not a Foreign Lender, shall additionally:
    (i)    deliver to the Company and the Administrative Agent two further copies of any such form or certification at least five (5) Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Administrative Agent and the Company;
    (ii)    obtain such extensions of time for filing and complete such forms certifications as may reasonably be requested by the Company or the Administrative Agent; and

    (iii)    file amendments to such forms as and when required unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent; provided, however, that the Borrowers may rely upon such forms provided to the Company for all periods prior to the occurrence of such event. Furthermore, the Borrower shall not be required to pay any additional amounts to a Foreign Lender pursuant to Section 2.11, and shall be permitted to reduce any payment required to be made to any Lender by any Indemnified Taxes or Other Taxes (that otherwise would not be permitted to reduce such payment pursuant to the provisions of Section 2.14 of this Agreement), if such additional amounts, Indemnified Taxes or Other Taxes would not have arisen or would not have been required to have been withheld, but for a failure by such Foreign Lender to comply with the provisions of this Section 10.18.
(c)    The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that the Borrowers have paid additional amounts with respect to such Indemnified Taxes or Other Taxes pursuant to Section 2.14 of this Agreement. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or to the Company or the Administrative Agent pursuant to this Section 10.18.
(e)    For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

10.19USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as re required under the USA Patriot Act.
10.20Other Agents. Any Lender identified herein as a Lead Syndication Agent, Co-Syndication Agent, Documentation Agent, Joint Lead Arrangers or any other corresponding title, other than “Administrative Agent”, shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder. The obligations of the Administrative Agent and Lenders under this Agreement or any other Loan Documents are several and not joint. Failure by any one Lender to perform its obligations does not affect the obligations (or liability) of Administrative Agent or any other Lender thereunder.
10.21Issuing Bank. Each Lender acknowledges and agrees that the provisions of this Article X shall apply to the Issuing Bank, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.
10.22ERISA
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or Guarantor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I or PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or Guarantor, that:
(i)    none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions thereunder; and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
10.23Benefit of Article X. The provisions of this Article X are intended solely for the benefit of the Agents, the Issuing Bank and the Lenders. The Borrower shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Agents or any Lender. The Borrowers acknowledge and consent to the foregoing provisions of this Article X.
10.24Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Facility Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Facility Party (any such Lender, Issuing Bank, Secured Facility Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.24 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Facility Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Facility Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Bank or Secured Facility Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.24(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.24(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.24(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender, Issuing Bank or Secured Facility Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Facility Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Facility Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 11.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Facility Party, to the rights and interests of such Lender, Issuing Bank or Secured Facility Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrowers’ and Guarantors’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Company or any other Borrower or Guarantor; provided that this Section 10.24 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Company relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 10.24 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
10.25Interest Rate Waiver.
(a)    The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability in respect of (a) the monitoring, determination or verification of the unavailability or cessation of Adjusted Term SOFR (or other applicable Benchmark), (b) the administration of, submission of or any other matter related to the Adjusted Term SOFR, EURIBOR Rate, CDOR Rate, SONIA or the TIBOR Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate or adjustment thereto (including any then-current Benchmark, or any Benchmark Replacement or any Benchmark Replacement Adjustment); including whether the composition or characteristics of any such alternative, comparable or successor rate or adjustment (including any Benchmark Replacement) or any Benchmark Replacement Adjustment will be similar to, or produce the same value of economic equivalence of the Adjusted Term SOFR, EURIBOR Rate, CDOR Rate, SONIA or the TIBOR Rate, or any other Benchmark or any Benchmark

Replacement Adjustment, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.
(b)    The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Adjusted Term SOFR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including, without limitation, the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.
ARTICLE XI. MISCELLANEOUS
11.1Amendments and Waivers. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement or as otherwise provided in Section 10.14 of this Agreement, subscribed by authorized officers of the Company or the Required Lenders (or all the Lenders, if applicable), and the Administrative Agent.
11.2Classified Programs. Notwithstanding any other provisions of this Agreement, no provision of this Agreement shall operate to require the disclosure of any information relating to any classified program involving the United States Department of Defense in contravention of any restriction described in Section 5.2(k) of this Agreement or to require any party to any contract relating to any such classified program to be performed by the Company or any Subsidiary to accept performance by any other Person without any prior consent required under such classified program.
11.3Delays and Omissions. No course of dealing and no delay or omission by the Lenders or the Administrative Agent in exercising any right or remedy hereunder or with respect to any Indebtedness of the Borrowers shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Administrative Agent and the Lenders may remedy any Event of Default in any reasonable manner without waiving the Event of Default remedied and without waiving any other prior or subsequent Event of Default by any Borrower and shall be reimbursed for their expenses in so remedying such Event of Default. All rights and remedies of the Lenders and the Administrative Agent hereunder are cumulative.
11.4Assignments/Participation.
(a)No Borrower shall assign or otherwise transfer any of its rights pursuant to this Agreement without the prior written consent of the Administrative Agent, and any such assignment or other transfer without such prior written consent shall be void.
(b)Any Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities (each, a “Participant” and no such Person being a Defaulting Lender, the Company or any of its Affiliates or any natural Person) participating interests in any Revolving Loan or Alternative Currency Loan owing to such Lender, any

Revolving Note or Alternative Currency Note held by such Lender, any Commitment or Alternative Currency Sublimit of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Loan or Alternative Currency Loan or Revolving Note or Alternative Currency Note for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower or any Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the Revolving Credit Maturity Date, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting as an agent of the Borrowers solely for this purpose, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish compliance with any applicable provision of the Code, including to establish that any Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entities in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.
(c)Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, finance companies, or other financial institutions that are engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption. No Purchasers may be a natural Person or a holding company, investment vehicle or trust for or owned or operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any Affiliate of the Company. The consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) shall be required prior to an assignment becoming effective and, unless a Default or Event of Default has occurred and is continuing or such assignment is to a Lender or an Affiliate of a Lender, the consent of the Company shall also be required prior to an assignment becoming effective (which consent shall not be unreasonably withheld or delayed). Each such assignment shall be in an amount not less than the lesser of (i) $10,000,000, or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment). Upon (i) delivery to the Administrative Agent of an Assignment and Assumption, together with any consents required above, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall be released without any further action, with respect to the Commitments, Alternative Currency Sublimit and Revolving Loans and Alternative Currency Loans assigned to such Purchaser. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.4(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.4(b) of this Agreement. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.4(c), the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that replacement Revolving Notes and Alternative Currency Notes, if applicable, are issued to such transferor Lender and new Revolving Notes and Alternative Currency Notes or, as appropriate, replacement Revolving Notes and Alternative Currency Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments and Alternative Currency Sublimits, as adjusted pursuant to such assignment.
(d)Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.
(e)Notwithstanding anything to the contrary contained herein, if at any time the Issuing Bank assigns all of its Commitment pursuant to this Section 11.4, the Issuing Bank may, upon sixty (60) days’ notice to the Company and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder subject to the consent of such successor Issuing Bank and the consent of the Required Lenders; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the Issuing Bank as Issuing Bank. If the Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation issued by the Issuing Bank and all unreimbursed amounts of any LC Disbursements with respect thereto (including the right to require the Lenders to fund risk participations in such amounts pursuant to Section 2.4(e)(ii)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.
11.5Successors and Assigns. Borrowers, Lenders, Administrative Agent, Syndication Agent and Co-Documentation Agent as used herein shall include the legal representatives, successors and assigns of those parties.
11.6Notices. Any notice or demand to be given hereunder shall be in writing, unless otherwise expressly provided herein and shall be deemed to have been given or made when delivered by hand or facsimile, and one (1) Business Day after being delivered to a courier for express delivery, to the address below, or three (3) Business Days after being deposited in an official depository maintained by the United States Post Office for the collection of mail, postage prepaid and by registered or certified mail, return receipt requested, and addressed as follows:

To any Borrower	—	Moog Inc.
Jamison Road and Seneca Street
East Aurora, NY 14052-0018
Attn: Christopher P. Donnini, Treasurer
Facsimile No.: 716-652-0176
Telephone No.: 716-687-7529

With a copy to	—	Hodgson Russ LLP
(which shall not		The Guaranty Building
constitute notice)		140 Pearl Street, Suite 100
Buffalo, NY 14202
Attn: Christofer C. Fattey, Partner
Facsimile No.: 716-849-0349
Telephone No.: 716-848-1757

To the Administrative	—	HSBC Bank USA, National Association
Agent		780 Clinton Square, 7th Floor
Rochester, NY 14604
Attn: Bruce N. Yoder, Vice President
Facsimile No.: 585-957-7500
Telephone No.: 585-330-4098

With a copy to	—	Corporate Trust & Loan Agency
425 Fifth Avenue - 8E6
New York, NY 10018
Attn: Agency Services
Facsimile No.: 917-229-6659
Telephone No.: 212-525-7293

With a copy to	—	Phillips Lytle LLP
(which shall not		One Canalside, 125 Main Street
constitute notice)		Buffalo, New York 14203
Attn: Deborah A. Doxey, Partner
Facsimile No.: 716-852-6100
Telephone No.: 716-847-5480

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.7Governing Law. This Agreement, the transactions described herein and the obligations of the Lenders, the Administrative Agent and the Borrowers shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws that would require the application of the laws of another jurisdiction.
11.8Counterparts. This Agreement may be executed in any number of counterparts and by the Administrative Agent, the Lenders and the Borrowers on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission or by e-mail with a pdf copy or other replicating image attached, and any printed or copied signed version of any copy so delivered shall have the same force and effect as an originally signed counterpart.
11.9Titles. Titles to the sections of this Agreement are solely for the convenience of the Administrative Agent, the Lenders and the Borrowers, and are not an aid in the interpretation of this Agreement or any part thereof.
11.10Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.
11.11Course of Dealing. Without limitation of the foregoing, the Administrative Agent and the Lenders shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lenders or the Administrative Agent in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lenders or the Administrative Agent at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.
11.12Patriot Act Notifications. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), and the Beneficial Ownership Regulation such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, as applicable (collectively, the “Customer Identification Materials”). Company has delivered to the Administrative Agent, and the Administrative Agent acknowledges receipt from the Company of, the Customer Identification Materials requested by the Administrative Agent to satisfy the Administrative Agent’s regulatory requirements with respect thereto. Each Borrower consents to the dissemination of such Customer Identification Materials by the Administrative Agent to each Lender.
11.13Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Guarantor against any and all of the obligations of such Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.
11.14Judgment Currency. This is a loan transaction in which the specification of Pounds Sterling, Euro, Japanese Yen, Canadian Dollars, or Dollars is of the essence, and the Applicable Currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a lender, or the Administrative Agent of the full amount of the Original Currency payable to such party. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be the applicable Spot Rate. The obligation of the Borrowers and the Guarantors in respect of any such sum due from it to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document (each an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.
11.15No Advisory Or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrowers acknowledge and agree, and the Company acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is currently advising the Company or its Affiliates on other matters) and none of the Administrative Agent, the Arranger nor any Lender has any obligation to any Borrower or the Company’s Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and the Company’s Affiliates, and none of the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, the Arranger nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrowers hereby waive and release, to the fullest extent permitted by law, any claims that they may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.
11.16Guarantee by Company. Company hereby unconditionally and irrevocably guarantees, without any setoff or other deduction, the payment when due whether by acceleration or lapse of time or otherwise of all obligations of the Designated Borrowers (collectively, the “Guaranteed Designated Borrower Obligations”) now or hereafter existing under this Agreement or any other agreement executed by Designated Borrowers in connection with this Agreement whether such Guaranteed Designated Borrower Obligations are arising or accruing prior or subsequent to any commencement of any case or other proceeding pursuant to any bankruptcy, insolvency or similar statute and whether or not allowed as a claim in any such case or other proceeding and including without limitations any and all Loans and reimbursement obligations under the Letters of Credit, without any limitation as to amount. Such guarantee is continuing, absolute and unconditional and a guaranty of payment rather than collection. Company shall pay to the Administrative Agent on demand each cost and expense (including but not limited to if the Administrative Agent retains counsel for advice, litigation or any other purpose, reasonable attorneys’ fees and disbursements) hereafter incurred by the Administrative Agent in endeavoring to enforce any obligation of the Designated Borrowers pursuant to this Agreement or preserve or exercise any right or remedy of the Administrative Agent or any Lenders or Issuing Bank pursuant to this Agreement or arising as a result of this Agreement. This Section 11.16 shall remain in full force and effect until and shall terminate only upon (a) the termination of the agreement of each Lender and Issuing Bank to extend credit to the Designated Borrowers pursuant to this Agreement and (b) the final indefeasible payment in full of (i) the Guaranteed Designated Borrowers Obligations under this Agreement and any other agreement executed in connection herewith, and (ii) each cost and expense that the Company is obligated to pay pursuant to this section of this Agreement. Until the termination of this section as set forth above, the Company knowingly, voluntarily, intentionally and irrevocably waives without any notice each right of subrogation, indemnification, reimbursement or contribution and each similar right against the Designated Borrowers heretofore or hereafter arising in connection with this Agreement or any other agreements in connection therewith (including but not limited to pursuant to any agreement providing any collateral). Notwithstanding the foregoing, this guaranty provision shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Designated Borrower or the Company is made, or any Credit Party exercises its right of setoff, in respect of the Guaranteed Designated Borrower Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any the Administrative Agent is in possession of or has released this guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this guaranty provision.
The Company waives (i) any defense arising by reason of any disability or other defense of any Designated Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of any Designated Borrower; (ii) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of any Designated Borrower; (iii) any right to proceed against any Designated Borrower, proceed against or exhaust any security for the Guaranteed Designated Borrower Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (iv) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.
11.17CONSENT TO JURISDICTION. EACH BORROWER, EACH OF THE AGENTS AND EACH LENDER, AGREES THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK. EACH BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE COMPANY, AT THE ADDRESS SET FORTH AT THE BEGINNING OF THIS AGREEMENT, OR AS PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.
11.18JURY TRIAL WAIVER. EACH BORROWER, EACH OF THE AGENTS AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IT MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. EACH BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE AGENTS OR ANY LENDER NOR THE AGENTS NOR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENTS OR ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE AGENTS AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.
11.19Amendment and Restatement.
(a)This Agreement is intended solely as an amendment of, and contemporaneous restatement of, the terms and conditions of the 2013 Agreement and this Agreement is not intended and should not be construed as in any way extinguishing the Indebtedness under, or terminating the 2013 Agreement or any of the Security Documents granted in connection therewith, each of which shall remain in full force and effect, except as modified herein or in the Security Documents, and continue to secure the obligations of the Company and the Guarantors under the Loan Documents as set forth therein.
(b)All interest and fees and expenses, if any, owing or accruing under or in respect of the 2013 Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid in full at the times that interest, fees and expenses under this Agreement are required to be paid pursuant to this Agreement.
(c)Neither the execution nor delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the 2013 Credit Agreement or any of the other Loan Documents or any obligation thereunder. Each Borrower and each Guarantor (i) acknowledges and consent to all the terms and conditions of this Agreement, (ii) affirms all of its obligations under the 2013 Credit Agreement and the other Loan Documents as amended hereby, (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge any obligations under the 2013 Credit Agreement or the other Loan documents and (iv) confirms that the Liens granted thereunder (other than the Mortgages) remain in full force and effect notwithstanding the entry into this Agreement.
11.20Keepwell. Each Borrower and Guarantor that is a Qualified ECP Guarantor at the time any Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Borrower and Guarantor becomes effective with respect to any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Borrower and Guarantor with respect to such Swap Contract as may be needed by such Borrower and Guarantor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Contract (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Borrower and Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
11.21Contractual Recognition of Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
    1.    a reduction in full or in part or cancellation of any such liability;

    2.    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

    3.    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

11.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

Doc #10704375.10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers all as of the Closing Date.

MOOG INC., as a Borrower

By: /s/ Christopher P. Donnini
Name: Christopher P. Donnini
Title: Treasurer

[Signature Page to Moog Loan Agreement]

HSBC BANK USA, NATIONAL
ASSOCIATION, as a Lender, the
Swingline Lender and the Issuing Bank

By: /s/ Kyle Patterson
Name: Kyle Patterson
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

HSBC BANK USA, NATIONAL
ASSOCIATION, as Joint Bookrunner and
Joint Lead Arranger

By: /s/ Casey Klepsch
Name: Casey Klepsch
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

HSBC BANK USA, NATIONAL
ASSOCIATION, as Administrative Agent

By: /s/ Anita Ram
Name: Anita Ram
Title: Vice President

[Signature Page to Moog Loan Agreement]

MANUFACTURERS AND TRADERS TRUST
COMPANY, as Joint Lead Arranger, Joint Bookrunner
and Lead Syndication Agent and as a Lender

By: /s/ Brian Brazee
Name: Brian Brazee
Title: Vice President

[Signature Page to Moog Loan Agreement]

BANK OF AMERICA, N.A.,
as Joint Lead Arranger, Joint Bookrunner and
Syndication Agent and as a Lender

By: /s/ Matt Smith
Name: Matt Smith
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arranger, Joint Bookrunner and
Syndication Agent and as a Lender

By: /s/ Judy Marsh
Name: Judy Marsh
Title: Authorized Officer

[Signature Page to Moog Loan Agreement]

CITIZENS BANK, N.A.,
as Joint Lead Arranger and Syndication Agent
and a Lender

By: /s/ Edward J. Kloecker
Name: Edward J. Kloecker
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

WELLS FARGO BANK, N.A.,
as Joint Lead Arranger and Syndication Agent
and a Lender

By: /s/ Melissa LoBocchiaro
Name: Melissa Lobocchiaro
Title: Director

[Signature Page to Moog Loan Agreement]

TRUIST BANK,
as Syndication Agent and a Lender

By: /s/ Christian Jacobsen
Name: Christian Jacobsen
Title: Director

[Signature Page to Moog Loan Agreement]

TRUIST SECURITIES, INC.,
as Joint Lead Arranger

By: /s/ Chris Fellows
Name: Chris Fellows
Title: Director

[Signature Page to Moog Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent and a Lender

By: /s/ Kathryn M. Hutterer
Name: Kathryn M. Hutterer
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

SUMITOMO MITSUI BANKING CORPORATION
as Co-Documentation Agent and a Lender

By: /s/ Minxiao Tian
Name: Minxiao Tian
Title: Director

[Signature Page to Moog Loan Agreement]

SANTANDER BANK, N.A.,
as Co-Documentation Agent and a Lender

By: /s/ Jennifer Baydian
Name: Jennifer Baydian
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

NORTHERN TRUST,
as a Lender

By: /s/ Eric Siebert
Name: Eric Siebert
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

KEYBANK NATIONAL ASSOCIATION
as a Lender

By: /s/ Peter Leonard
Name: Peter Leonard
Title: Senior Vice President

[Signature Page to Moog Loan Agreement]

EXHIBIT A

REPLACEMENT REVOLVING NOTE

                            Buffalo, New York
$_____________                                    October __, 2022

FOR VALUE RECEIVED, the undersigned, __________________ (a “Borrower”) hereby unconditionally promises to pay, on or before October __, 2027, to the order of ___________________ (“Lender”) at the Administrative Agent’s Commercial Banking Department’s office at 2929 Walden Avenue, Depew, New York 14043, or at the holder’s option, at such other place as may be designated by the holder, in lawful money of the United States of America, a principal sum equal to the lesser of _____________________________________ ($__________________) or the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower from time to time under a Sixth Amended and Restated Loan Agreement, dated of as of October __, 2022, among Moog Inc., the Designated Borrowers from time to time a party thereto, HSBC Bank USA, National Association as administrative agent, for itself, the Lender and other lending institutions and issuing bank(s) now or hereafter parties thereto, as the same has been and may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”). The undersigned Borrower further promises to pay interest on the unpaid principal amount hereof from time to time at the rates and at such times as are specified in the Loan Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

The Lender and each holder of this Note are authorized to record in the books and records, the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments on account of principal and the aggregate outstanding principal balance of this Note from time to time unpaid. Each entry set forth in the Lender’s record shall be prima facie evidence of the facts so set forth. No failure by the Lender or any holder of this Note to make, and no error in maintaining any such record shall affect the undersigned Borrower’s obligation to repay the full principal amount loaned to or for the account of the undersigned Borrower, or the undersigned Borrower’s obligation to pay interest thereon at the agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the undersigned Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the undersigned Borrower and the holder hereof.

The undersigned Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note evidences a borrowing under the Loan Agreement to which reference is hereby made with respect to interest rate options and periods, prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and rights of acceleration of the principal hereof on the occurrence of certain events. The obligations of the undersigned Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Security Documents.

The undersigned Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

This Note is given in replacement of and substitution for, but not repayment of, that certain Replacement Revolving Note issued by Moog Inc. to the Lender in the original maximum principal amount of $_____________ dated October 15, 2019 and the notes replaced thereby.

______________________

By: ____________________________________
Name:
Title:

EXHIBIT B

REPLACEMENT ALTERNATIVE CURRENCY NOTE

Dated: October __, 2022
$_______________
(Assigned Dollar Value)

        FOR VALUE RECEIVED, the undersigned, ________________(a “Borrower”), HEREBY PROMISES TO PAY to the order of ______________ ______________________ (the “Lender”) for the account of its Applicable Lending Office (as defined in the Loan Agreement referred to below) the aggregate principal amount of the Alternative Currency Loans (as defined below) owing to the Lender by the Borrower on the Revolving Credit Maturity Date pursuant to a Sixth Amended and Restated Loan Agreement, dated as of October __, 2022 among Moog Inc., the Designated Borrowers from time to time a party thereto, HSBC Bank USA, National Association as administrative agent, for itself, the Lender and other lending institutions and issuing bank(s) now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.
        The undersigned Borrower promises to pay interest on the unpaid principal amount of each Alternative Currency Loan from the date of such Alternative Currency Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.
        The undersigned Borrower acknowledges and agrees that each Alternative Currency Loan shall be repaid or prepaid, as the case may be, by the undersigned Borrower in the Alternative Currency in which such Alternative Currency Loan was made, regardless of whether the Dollar Equivalent thereof at the time of payment is less than, equal to or greater than the Alternative Currency Commitment of the Lender. Both principal and interest are payable in the Alternative Currency in which each respective Alternative Currency Loan evidenced hereby was made, to HSBC Bank USA, National Association, as Administrative Agent for the Lenders, at 2929 Walden Avenue, Depew, New York 14043, Attention: Commercial Banking Department, in same day funds customary for the settlement of international transactions in such Alternative Currency. Each Alternative Currency Loan owing to the Lender by the undersigned Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender in its records.
        This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of revolving loans denominated in an Alternative Currency (the “Alternative Currency Loans”) by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Assigned Dollar Value of the Dollar amount first above mentioned, the indebtedness of the undersigned Borrower resulting from each such Alternative Currency Loan being evidence by this Note, and (ii) contains provisions for acceleration of the maturity hereof on the occurrence of certain events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the undersigned Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Security Documents.

The undersigned Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.
        This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.
This Note is given in replacement of and substitution for, but not repayment of, that certain Replacement Alternative Currency Note issued by Moog Inc. to the Lender in the original maximum principal amount of $_____________ dated October 15, 2019 and the notes replaced thereby.

________________________

By: ____________________________________
Name:
Title:

EXHIBIT C

REPLACEMENT SWINGLINE NOTE

                            Buffalo, New York
$25,000,000.00                                   October __, 2022

FOR VALUE RECEIVED, the undersigned, MOOG INC., a New York business corporation having its principal place of business at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 (“Company”) promises to pay, ON DEMAND, to the order of HSBC BANK USA, NATIONAL ASSOCIATION (“Lender”) at the banking office of the Administrative Agent (as defined in the Loan Agreement, as hereinafter defined) at 2929 Walden Avenue, Depew, New York 14043, in lawful money of the United States and in immediately available funds, the lesser of (i) the principal amount of Twenty-Five Million Dollars ($25,000,000.00) or (ii) the aggregate amount of all unpaid Swingline Loans made by Lender to Borrower as shown on the schedule on the reverse side of this Note or any continuation schedule (“Schedule”) together with interest as provided in the next paragraph. In this Note, any capitalized term not defined in this Note has the meaning defined in a Sixth Amended and Restated Loan Agreement, dated as of October __, 2022, among Moog Inc., the Designated Borrowers from time to time a party thereto, HSBC Bank USA, National Association as administrative agent, for itself, the Lender and other lending institutions and issuing bank(s) now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”).

From and including the date of this Note to but not including the date the outstanding principal amount of this Note is paid in full, the Company shall pay to the Administrative Agent for the account of the holder of this Note (“Holder”) interest on such outstanding principal amount at a rate per year that shall on each day prior to demand be equal to 1% in excess of the Alternate Base Rate from time to time in effect (“Interest Rate”). After an unsatisfied demand for payment, this Note shall bear interest at a per annum rate of interest equal to 2% in excess of the Interest Rate from time to time in effect. In no event shall such interest be payable at a rate in excess of the maximum rate of interest permitted by applicable law. A payment of such interest shall become due on the first day of each calendar month, beginning on November 1, 2022 and on the date this Note is repaid in full. Interest shall be calculated on the basis of a 365-day year or 366-day year, as applicable, for the actual number of days elapsed.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Company will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the Company and the holder hereof.

Company waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note is the Swingline Note referred to in the Loan Agreement and is otherwise entitled to the benefits of the Loan Agreement. The obligations of the Company under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Security Documents.

Company agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

        This Note is given in replacement of and substitution for, but not repayment of, that certain Replacement Swingline Note issued by Company in the original maximum principal amount of $25,000,000 dated October 15, 2019 and the notes replaced thereby.

MOOG INC.

By: ____________________________________
Name:
Title:

EXHIBIT D

REQUEST CERTIFICATE

The undersigned hereby certifies to HSBC Bank USA, National Association, in accordance with the terms of a Sixth Amended and Restated Loan Agreement, dated as of October __, 2022, among Moog Inc., the Designated Borrowers from time to time a party thereto, HSBC Bank USA, National Association as administrative agent, for itself, the Lenders and other lending institutions and issuing bank(s) now or hereafter parties thereto, as the same may have been and may hereafter be, amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Agreement”) that:

        The undersigned requests:

        (Check One)
            [ ] for Moog Inc.
            [ ] on behalf of _______[insert name of Designated Borrower]

        (Check One)
            [ ] Revolving Loan
            [ ] Alternative Currency Loan

                to be made to such Borrower. which will be a

        (Check One)
             [ ] new loan
             [ ] conversion
             [ ] continuation

                of a

        (Check One)
            [ ] SOFR Loan
            [ ] ABR Loan
            [ ] SONIA Loan
[ ] EURIBOR Loan
[ ] TIBOR Loan
[ ] CDOR Loan

                to a or as a

        (Check One)
            [ ] SOFR Loan
            [ ] ABR Loan
[ ] SONIA Loan
[ ] EURIBOR Loan
[ ] TIBOR Loan
[ ] CDOR Loan

in the amount of $_____________ for an Interest Period, if applicable, of

        (Check One)
            [ ] one month.
            [ ] three months.
            [ ] six months.

The proposed loan/conversion/continuation is to be made on ____________, ____ .

        The undersigned certifies that as of the date hereof:

        (i)    there does not exist any Event of Default, Default or Material Adverse Effect;

        (ii)    each representation and warranty made in the Agreement and any Loan Document to which the Borrowers are a party and in any certificate, document or financial or other statement furnished at any time thereunder is true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent any such representation and warranty relates solely to an earlier date, or to the extent any such representation and warranty has been updated in a certificate executed by a Responsible Officer and received by the Administrative Agent before the date hereof; and

        (iii)    the incurrence of the Indebtedness requested in this certificate is permitted by the terms of the Current Indenture (as defined in the Agreement) and any other senior indenture or subordinated indenture pursuant to which Senior Unsecured Notes or Subordinated Indebtedness has been issued (“Other Indenture”) and will constitute Permitted Debt or Senior Debt and Designated Senior Debt under, and as defined in, the Current Indenture or any Other Indenture.

        WITNESS the signature of the undersigned authorized signatory of the Company on behalf of itself and any Designated Borrower this ____ day of _____________, ____.

                        MOOG INC.

                        By:______________________________________
                                             (Title)

EXHIBIT E

COMPLIANCE CERTIFICATE

        The undersigned hereby certifies to the Administrative Agent and the Lenders, in accordance with the terms of a Sixth Amended and Restated Loan Agreement, dated as of October __, 2022, among Moog Inc., the Designated Borrowers from time to time a party thereto, HSBC Bank USA, National Association as Administrative Agent, for itself, the Lenders and other lending institutions and issuing bank(s) now or hereafter parties thereto, as the same may have been and may hereafter be, amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Agreement”), that:

A.    General

        1.    Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

        2.    Borrowers have complied in all material respects with all the terms, covenants and conditions to be performed or observed by it contained in the Agreement and the Loan Documents, there exists no Event of Default or Default under the Agreement and there exists no Material Adverse Effect.

        3.    The representations and warranties contained in the Agreement, in any Loan Document to which the Borrowers are a party and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

        4.    The Indebtedness outstanding under the Agreement constitutes Permitted Debt, as defined in, the Current Indenture and any other indenture pursuant to which Senior Unsecured Notes have been issued, and Senior Debt and Designated Senior Debt or Permitted Debt under any indenture pursuant to which Senior Subordinated Notes have been issued (“Other Indenture”), and the Agreement constitutes the “Credit Agreement” thereunder.

B.    Financial Covenants

        1.    As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below, are true and correct:

        (a)    Covenant 6.1. Interest Coverage Ratio.

            (i)    Consolidated EBITDA         $_________

            (ii)    Consolidated Capital Interest
                 Expense                $_________

            (iii)    Ratio of (i) to (ii)                ___ to 1.0

                Required Ratio            </ 3.0 to 1.0

        (b)    Covenant 6.2. Leverage Ratio.

            (i)    Consolidated Net Debt        $________

            (ii)    Consolidated EBITDA        $________

            (iii)    Ratio of (i) to (ii)                ___ to 1.0

                Required Ratio            [ /> 4.0 to 1.0]
[4.5 to 1.0 in the event of a Leverage Ratio Increase]

        IN WITNESS WHEREOF, the undersigned, a Financial Officer of the Company, has executed and delivered this certificate on behalf of the Company on ___________, 20__.

                        MOOG INC.

                        By_______________________________________
                        Name:___________________________________
                        Title: ___________________________________

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (as amended, the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.    Assignee:        ______________________________
    [and is an Affiliate/Approved Fund of [identify Lender]2]

3.    Borrower:        Moog Inc. and any Designated Borrower

4.    Administrative Agent:     HSBC Bank USA, National Association, as the administrative                  agent under the Credit Agreement

5.    Credit Agreement:    Sixth Amended and Restated Loan Agreement dated as of
    October __, 2022 among Moog Inc., the Designated Borrowers from time to time a party thereto, HSBC Bank USA, National Association, as Administrative Agent, for itself, the Lenders and other lending institutions and issuing banks now or hereafter parties thereto

2 Select as applicable.

6.    Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[4]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and the Subsidiaries and Affiliates of the Company, or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,” “Alternative Currency Sublimit,” etc.)
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]5 Accepted:

HSBC Bank USA, National Association, as
Administrative Agent

By_________________________________
Title:

[Consented to:]6

[NAME OF RELEVANT PARTY]

By________________________________
Title:
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
to
Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any Subsidiaries or Affiliates of the Company or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any Subsidiaries or Affiliates of the Company or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (vi) it does not bear a relationship to the Borrowers described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

EXHIBIT G

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date: __________, _____

To: HSBC Bank USA, National Association, as Administrative Agent

Ladies and Gentlemen:

    This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.22 of that certain Sixth Amended and Restated Loan Agreement, dated as of October __, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Moog Inc. (the “Company”), the Designated Borrowers from time to time a party thereto, HSBC USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

    Each of ______________________________ (the “Additional Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Additional Designated Borrower is either (a) a Subsidiary of the Company and is a Guarantor or (b) a Foreign Subsidiary and 65% of its Equity Interests have been pledged to the Administrative Agent in accordance with the Agreement (but only if such Foreign Subsidiary is directly owned by the Company or a Guarantor) or (c) the Equity Interest in such Foreign Subsidiary that is not directly owned by the Company or a Guarantor is subject to a negative pledge in favor of Administrative Agent.

    The documents required to be delivered to the Administrative Agent under Section 2.22 of the Agreement have been or will be furnished to the Administrative Agent in accordance with the requirements of the Agreement.

    The parties hereto hereby confirm that with effect from the Effective Date (as defined below), the Additional Designated Borrower shall have the rights, obligations, duties and liabilities toward each of the other parties to the Agreement identical to those which the Additional Designated Borrower would have had if the Additional Designated Borrower has been an original party to the Agreement as a Borrower. The Additional Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement. In particular, the Additional Designated Borrower represents and warrants that entering into the Agreement does not violate the terms of any agreement with respect to Material Indebtedness to which it is a party.

    The Company acknowledges and confirms its obligations as a guarantor of the Designated Borrower obligations incurred by the Additional Designated Borrower under the Agreement. If the Designated Borrower is a Foreign Borrower, to the extent that any Foreign Borrower hereafter may acquire any immunity from suit, execution, attachment, jurisdiction of any court or any legal process (whether through attachment prior to judgment, attachment in aid of execution, execution of a judgment or from any other legal process or remedy) with respect to it or its property, such Foreign Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.

    The parties hereto hereby request that the Additional Designated Borrower be entitled to receive Loans and Letters of Credit for its account under the Agreement, and understand, acknowledge and agree that neither the Additional Designated Borrower nor the Company on its behalf shall have any right to request any Loans or Letters of Credit for the Additional Designated Borrower’s account until the date two Business Days after the effective date (the “Effective Date”) designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.22(a) of the Agreement.

    [The Additional Designated Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding in connection with its capacity as an Additional Designated Borrower. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by the Additional Designated Borrower until all obligations payable by the Additional Designated Borrower under the Agreement shall have been paid in full in accordance with the provisions hereof and the Additional Designated Borrower shall be been terminated as a Borrower hereunder. The Additional Designated Borrower hereby consents to process being served in any such suit, action or proceeding by service of process upon the Company as provided in Section 11.6 of the Agreement. The Additional Designated Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Additional Designated Borrower in any suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon personal delivery to the Additional Designated Borrower.]7

    This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Agreement.

    THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

    IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[ADDITIONAL DESIGNATED BORROWER]

By:
Name:
Title:

MOOG INC.

By:
Name:
Title:

7 Such language to be included only in the case of a foreign Additional Designated Borrower

EXHIBIT H

FORM OF DESIGNATED BORROWER NOTICE

Date: __________, _____

To:    MOOG INC. and
    [applicable Designated Borrower]

    The Lenders party to the Agreement referred to below

Ladies and Gentlemen:

    This Designated Borrower Notice is made and delivered pursuant to Section 2.22 of that certain Sixth Amended and Restated Loan Agreement, dated as of October __, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Moog Inc. (the “Company”), the Designated Borrowers from time to time a party thereto, the Lenders from time to time party thereto, and HSBC USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

    The Administrative Agent hereby notifies the Company and the Lenders that (i) effective as of the date hereof (the “Effective Date”) [________________________] (the “Subsidiary”) shall be a Designated Borrower and (ii) that after five Business Days from the Effective Date the Subsidiary, or the Company on its behalf, may receive Loans and Letters of Credit for its account on the terms and conditions set forth in the Agreement.

    This Designated Borrower Notice shall constitute a Loan Document under the Agreement.

HSBC BANK USA, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title: